Exhibit 2.1

Execution Copy

ASSET PURCHASE AGREEMENT

by and between

CIBER, INC.,

as Seller,

and

CRGT INC.,

as Buyer

Dated as of January 21, 2012

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3.27 SOLVENCY	28
3.28 LIMITATIONS ON REPRESENTATIONS AND WARRANTIES	28
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF BUYER	29
4.1 ORGANIZATION	29
4.2 AUTHORITY	29
4.3 NO VIOLATION; THIRD PARTY CONSENTS	29
4.4 GOVERNMENTAL CONSENTS	30
4.5 LITIGATION	30
4.6 BROKERS	30
4.7 FINANCING	30
4.8 SOLVENCY	31
4.9 INVESTMENT REPRESENTATION	31
4.10 FOREIGN OWNERSHIP	31
4.11 FINANCIAL STATEMENTS	32
4.12 LIMITATIONS OF REPRESENTATIONS AND WARRANTIES	32
ARTICLE V PRE-CLOSING COVENANTS AND AGREEMENTS	33
5.1 CONDUCT OF THE FEDERAL BUSINESS PENDING THE CLOSING	33
5.2 NOTICE; EFFECT OF NOTICE	36
5.3 CONTROL OF BUSINESS	37
5.4 ACCESS TO INFORMATION	37
5.5 NOTICES AND CONSENTS	37
5.6 DEBT FINANCING ARRANGEMENTS	38
5.7 DEBT FINANCING ASSISTANCE	40
5.8 INDEBTEDNESS AND ENCUMBRANCES, ETC.	42
ARTICLE VI ADDITIONAL COVENANTS	42
6.1 PUBLICITY	42
6.2 POST-CLOSING CONSENTS; NONASSIGNABLE ASSETS	42
6.3 NOVATION OF GOVERNMENT CONTRACTS	44
6.4 EMPLOYEES AND EMPLOYEE BENEFIT MATTERS	44
6.5 RETENTION OF RECORDS AND ACCESS TO RECORDS AND EMPLOYEES	46
6.6 TERMINATION OF RIGHTS TO THE SELLER NAMES AND MARKS	48
6.7 FURTHER ASSURANCES	49
6.8 MAIL AND OTHER COMMUNICATIONS	49
6.9 LICENSE	49
6.10 PERFORMANCE HISTORY	50
6.11 PAYROLL	50
ARTICLE VII TAX MATTERS	50
7.1 RESPONSIBILITY FOR TAXES	50
7.2 POST-CLOSING ASSISTANCE	50
7.3 POST-CLOSING TAX MATTERS	51
7.4 TRANSFER TAXES	51
7.5 TAX REFUNDS	52
ARTICLE VIII CLOSING CONDITIONS	52
8.1 CONDITIONS PRECEDENT TO OBLIGATION OF THE PARTIES	52
8.2 CONDITIONS PRECEDENT TO OBLIGATION OF BUYER	52

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8.3 CONDITIONS PRECEDENT TO OBLIGATION OF SELLER	53
ARTICLE IX INDEMNIFICATION	54
9.1 SURVIVAL	54
9.2 INDEMNIFICATION	55
9.3 INDEMNIFICATION PROCEDURES	56
9.4 LIMITATIONS ON INDEMNIFICATION	59
9.5 NO OTHER REPRESENTATIONS OR WARRANTIES	61
9.6 EXCLUSIVE REMEDY; NATURE OF REPRESENTATIONS AND WARRANTIES	61
9.7 TAX TREATMENT OF INDEMNITY PAYMENT	62
9.8 WAIVER OF SUBROGATION RIGHTS	62
9.9 SATISFACTION OF CLAIMS	62
ARTICLE X TERMINATION	62
10.1 TERMINATION	62
10.2 TERMINATION PROCEDURE	63
10.3 EFFECT OF TERMINATION	63
ARTICLE XI MISCELLANEOUS	64
11.1 EXPENSES	64
11.2 NOTICES	64
11.3 ASSIGNMENT	66
11.4 BULK SALE AND BULK TRANSFER COMPLIANCE	66
11.5 AMENDMENTS AND WAIVER	66
11.6 ENTIRE AGREEMENT	66
11.7 SPECIFIC PERFORMANCE	66
11.8 NO THIRD PARTY BENEFICIARIES	67
11.9 GOVERNING LAW	67
11.10 NEUTRAL CONSTRUCTION	67
11.11 SEVERABILITY	67
11.12 HEADING; INTERPRETATION; SCHEDULES AND EXHIBITS	68
11.13 CONSENT TO JURISDICTION AND SERVICE OF PROCESS	68
11.14 WAIVER OF JURY TRIAL	69
11.15 COUNTERPARTS	70
11.16 NON-RECOURSE	70
11.17 INCONSISTENCIES WITH OTHER AGREEMENTS	70
11.18 LENDER ARRANGEMENTS	70
11.19 OBLIGATIONS OF SELLER AND BUYER	70
11.20 CONFIDENTIALITY AGREEMENTS	71

Annex I:	Definitions
Annex II:	Sample Working Capital Calculation

Exhibit A:	Form of Bill of Sale and Assignment and Assumption Agreement
Exhibit B:	Form of Insurance Cooperation Agreement
Exhibit C:	Form of Restricted Covenant Agreement
Exhibit D:	Form of Seller Confidentiality Agreement
Exhibit E:	Form of Subcontract Pending Novation
Exhibit F:	Form of Transition Services Agreement

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ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”) is dated as of January 21, 2012, by and between CIBER, Inc., a Delaware corporation (“Seller”), and CRGT Inc., a Maryland corporation (“Buyer”).

W I T N E S S E T H:

WHEREAS, Seller provides custom information technology, infrastructure support, systems integration, mission support and enterprise security services for United States federal government projects and other projects currently conducted through Seller’s Federal division (which includes CIBER Federal International) (the “Federal Business”);

WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, the assets, properties, contracts and rights owned and used by Seller primarily in connection with the Federal Business (other than the Excluded Assets), and Buyer desires to assume the Assumed Liabilities with respect to the Federal Business, all on the terms and subject to the conditions set forth herein; and

WHEREAS, certain terms used in this Agreement are defined in Annex I.

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, mutual covenants and agreements hereinafter set forth, the parties hereto hereby agree as follows:

ARTICLE I
PURCHASE AND SALE; PURCHASE PRICE; ADJUSTMENTS

1.1           Purchase and Sale of Assets.  Upon the terms and subject to the conditions set forth herein, at the Closing, Seller shall sell, transfer, assign, convey and deliver to Buyer, and Buyer shall purchase, acquire and accept from Seller, free and clear of all Encumbrances (other than Permitted Encumbrances), all right, title and interest of Seller in, to and under the assets of Seller existing as of the Closing Date and which primarily relate to the Federal Business, excepting only the Excluded Assets, including the following (the “Purchased Assets”):

(a)           all accounts receivable, notes receivable and other receivables of the Federal Business as of the Closing;

(b)           all prepaid and deferred items, including all security or similar deposits, prepaid expenses and other prepaid assets and unbilled charges, fees and security or similar deposits, to the extent primarily related to the Federal Business;

(c)           all inventories, raw materials, work-in-process, finished goods, parts, and packaging materials of the Federal Business;

(d)           except as set forth in Section 1.2(j), all furniture, fixtures, equipment and other tangible personal property of the Federal Business, including the furniture, equipment and other tangible personal property listed on Schedule 1.1(d);

(e)           subject to the limitations set forth in Section 6.2, (i) all Contracts (other than Real Property Leases and Government Contracts that are not Active Government Contracts as of the Closing Date) to which Seller or CIBER Federal International is a party or by which Seller or CIBER Federal International or any of their respective assets or properties is bound, to the extent constituting Contracts of the Federal Business or primarily related to the Federal Business, including (x) the Contracts listed on Schedule 1.1(e)(i), (y) all such Contracts (other than Contracts that would constitute Real Property Leases if in effect as of the date hereof) entered into by or on behalf of Seller or CIBER Federal International (or by which any of their respective assets or properties become bound) after the date hereof and prior to the Closing in accordance with Section 5.1, and (z) all Contracts concerning Purchased Federal Business Intellectual Property, and (ii) the Real Property Leases listed on Schedule 1.1(e)(ii) (the Contracts referred to in clauses (i) and (ii) above, collectively, the “Purchased Contracts”);

(f)            the Equity Interest;

(g)           to the extent transferable by Seller to Buyer under applicable Law, all Licenses set forth, or required to be set forth, on Schedule 3.16(e);

(h)           all actions, credits, rights of setoff of any kind, and all rights under and pursuant to all indemnities, warranties, representations and guarantees made by suppliers, manufacturers, contractors, customers or other third parties relating to the period on or after the Closing Date and relating primarily to the Purchased Assets or the Assumed Liabilities, and the right to collect damages or proceeds in connection therewith;

(i)            all Purchased Federal Business Intellectual Property set forth on Schedule 1.1(i);

(j)            (i) all books of account, and financial and accounting records and ledgers, to the extent primarily related to the Federal Business, and (ii) all other records, bid files and contract files (including electronic copies), ledgers, files, invoices, supplier, customer and other lists, drawings, specifications, studies, reports, correspondence, and other printed or written documents or materials, to the extent primarily related to the Federal Business, including active personnel files and copies of open workers’ compensation claim files pertaining to all Continuing Employees, other than those items referred to in clauses (i) or (ii) above which Seller is (x) prohibited from disclosing or transferring to Buyer under applicable Law and (y) required by applicable Law to retain, of which Seller will provide true, correct, and complete copies to Buyer to the fullest extent permitted by applicable Law (collectively, “Books and Records”) or which are listed on Schedule 1.1(j);

(k)           all stationary, forms, labels, shipping material, catalogues, brochures, art work, photographs, advertising material, and promotional material, to the extent exclusively related to the Federal Business;

(l)            all rights, claims, causes of action, rights of recovery, rights of set-off and rights of reimbursement of any kind or nature relating to the period after the Closing to the extent primarily related to the Federal Business;

(m)          all rights to receive mail and other communications addressed to Seller after the Closing, to the extent primarily related to the ownership or operation of the Federal Business (including mail and communications from customers, suppliers, agents and others);

(n)           all claim, right or interest of Seller or CIBER Federal International in, to or under (i) awards, to the extent made prior to or on the Closing Date, of Contracts to the Federal Business or (ii) any Bids which (x) have been submitted by the Federal Business as of the Closing or (y) are being prepared by the Federal Business as of the Closing, including any awards (whether made prior to, on, or after the Closing Date) of a Contract based on any such submitted or pending Bids; and

(o)           all goodwill related to the Federal Business and all other intangible assets of Seller primarily associated with the Federal Business, and all other assets, properties, rights, and claims of Seller of any kind or nature which primarily relate to the Federal Business or the other assets.

1.2            Excluded Assets.  Nothing herein contained shall be deemed to sell, transfer, assign or convey to Buyer, and Seller shall retain all right, title and interest to, in and under the following Contracts, interests, rights and other assets and properties of Seller (the “Excluded Assets”):

(a)           all cash, cash equivalents, bank deposits, purchasing card deposits or similar cash items of Seller, and all bank accounts of Seller;

(b)           (i) all Contracts of Seller other than the Purchased Contracts, (ii) the Contracts of the Federal Business listed on Schedule 1.2(b) and (iii) all Real Property Leases (to the extent not listed on Schedule 1.1(e)(ii)) (collectively, the “Excluded Contracts”);

(c)           all Licenses listed on Schedule 1.2(c);

(d)           any claim, right or interest of Seller or CIBER Federal International in or to any refund, rebate, abatement or other recovery for Taxes, together with any interest due thereon or penalty rebate arising therefrom, for any Pre-Closing Tax Period;

(e)           all insurance policies or rights to proceeds thereof relating to the assets, properties, business or operations of Seller;

(f)            the Seller Names and Marks;

(g)           all rights, claims, causes of action, rights of recovery, rights of set-off, and rights of reimbursement of any kind or nature of Seller relating (and only to the extent relating) (i) to the assets, properties, business or operation of Seller other than the Purchased Assets or (ii) to any Excluded Liabilities, including any positive credits or adjustments with respect to any DCAA Audit relating to the Government Contracts on or prior to the Closing;

(h)           all true-ups for provisional to actual billing related to the Government Contracts listed on Schedule 1.2(h), to the extent for the period from January 1, 2004 up to (and including) the Closing Date;

(i)            all assets relating to or owned by, and all rights in and to, any Plan;

(j)            any other assets or property of Seller not primarily relating to the Federal Business (excluding, for avoidance of doubt, the assets and properties listed in subsections (a) through (o) of Section 1.1);

(k)           all furniture, fixtures, equipment and other tangible personal property located at the address set forth on Schedule 1.2(k);

(l)            (i) any Bid submitted by the Federal Business on or after the date hereof and prior to the Closing, or any Contract entered into or amended by Seller or CIBER Federal International on or after the date hereof and prior to the Closing, in each case in non-compliance with the applicable limitations set forth in Section 5.1(b) (before giving effect to any required consent of Buyer specified in the introductory paragraph of Section 5.1(b)), to the extent that Buyer, in its sole discretion, has elected, by written notice given to Seller at or before the Closing, that such Bid or Contract constitute an “Excluded Asset”, and (ii) all claim, right or interest of Seller or CIBER Federal International in, to or under any awards, to the extent made prior to, on or after the Closing Date, of Contracts based on Bids which constitute Excluded Assets;

(m)          all Intellectual Property of the Federal Business not constituting Purchased Federal Business Intellectual Property;

(n)           any deposits or similar items associated with the Excluded Assets;

(o)           any amounts due to Seller under the request for equitable adjustment relating to the Purchased Contracts listed on Schedule 1.2(o) and relating to the period prior to the Closing; and

(p)           any assets of Seller that are not used primarily by the Federal Business.

1.3            Assumption of Liabilities.  Upon the terms and subject to the conditions set forth in this Agreement (including Section 1.4), at the Closing, Buyer shall assume and shall perform and discharge, when due, in accordance with their respective terms, all of the following Liabilities of Seller related to, or otherwise in respect of, the Federal Business or the Purchased Assets (collectively, the “Assumed Liabilities”):

(a)           all Liabilities of Seller under the Purchased Contracts (but not including any Liabilities of Seller arising out of or in connection with any breach of any Purchased Contract by Seller occurring as of or prior to the Closing);

(b)           all accounts payable and accrued expenses of Seller as of the Closing primarily related to the Federal Business, to the extent such accounts payable and accrued expenses remain unpaid at Closing;

(c)           one-half of all Transfer Taxes applicable to the transfer of the Purchased Assets and the Federal Business pursuant to this Agreement;

(d)           the Continuing Employee Liabilities, other than the Liabilities set forth on Schedule 1.4(g);

(e)           all other Liabilities of Seller, to the extent arising out of, relating to, or otherwise in respect of, the ownership or operation by Buyer and its Affiliates of the Federal Business and the Purchased Assets after the Closing; and

(f)            all Liabilities set forth on Schedule 1.3(f).

1.4            Excluded Liabilities.  Notwithstanding anything contained in this Agreement to the contrary, neither Buyer nor any Affiliate thereof is assuming, and neither Buyer nor any Affiliate thereof shall be responsible or liable for, and Seller shall retain and be responsible or liable for, all Liabilities of Seller, other than the Assumed Liabilities (all such Liabilities that are not being assumed by Buyer, the “Excluded Liabilities”), including the following:

(a)           all Liabilities of Seller under this Agreement and any other Transaction Agreement to which Seller is a party;

(b)           all Liabilities of Seller under the Purchased Contracts, to the extent arising out of or in connection with breaches of the Purchased Contracts occurring as of or prior to the Closing;

(c)           except to the extent provided in Section 6.4, all Liabilities under the Plans (whether or not such Liabilities arise at, prior to, or following the Closing);

(d)           all Liabilities arising out of Excluded Assets;

(e)           all Liabilities relating to the employment, or termination of employment, of (i) any Person arising from or related to the operation of the Federal Business at or prior to the Closing or the Transaction (including any severance and any retention or stay bonuses), except the Continuing Employee Liabilities (other than the Liabilities set forth on Schedule 1.4(g)), or (ii) any Person who is not a Continuing Employee (whether arising before, at, or after the Closing);

(f)            except as otherwise provided in Section 1.3(c), any Liability for any Taxes (including payroll taxes (e.g., FICA, Medicare and unemployment taxes)); and

(g)           all Liabilities set forth on Schedule 1.4(g).

1.5            Aggregate Consideration; Purchase Price.

(a)           The aggregate consideration to be paid by Buyer for the Purchased Assets shall consist of (i) the Purchase Price (as defined below) and (ii) the assumption of the Assumed Liabilities.

(b)           The aggregate cash purchase price payable by Buyer for the Purchased Assets shall be Forty Million Dollars ($40,000,000) in cash (the “Base Purchase Price”), which shall be adjusted after the Closing, as contemplated by Section 1.6 (as so adjusted, the “Purchase Price”).

(c)           The Base Purchase Price will be paid at the Closing by Buyer to Seller by wire transfer of immediately available funds in accordance with the written payment instructions delivered by Seller to Buyer at least three (3) days prior to the Closing Date.

1.6            Working Capital Adjustment.

(a)           As soon as is reasonably practicable after the Closing Date, but not more than ninety (90) days after the Closing Date, Buyer shall prepare and deliver to Seller a report (the “Closing Date Statement”) which shall consist of (i) an unaudited balance sheet of the Purchased Assets and Assumed Liabilities, as of the close of business, Eastern time, on the Closing Date (the “Closing Date Balance Sheet”), (ii) Buyer’s good faith calculation, in reasonable detail, of Working Capital derived from the Closing Date Balance Sheet and consistent with the example calculation of Working Capital set forth in Annex II (“Closing Working Capital”), (iii) a trial balance and (iv) and supporting account reconciliations. The Closing Date Statement (including the items specified therein) shall be prepared, calculated or determined (x) without giving effect to any event or occurrence after the Closing involving Buyer or the financing transactions (if any) in connection with the Transaction and (y) without reflecting any impact of purchase accounting associated solely with the consummation of the Transaction.  The Closing Date Balance Sheet shall be prepared on a basis consistent with GAAP.  The calculation of Closing Working Capital (derived from the Closing Date Balance Sheet) shall be consistent with the example calculation of Working Capital set forth in Annex II.  The term “Adjustment Amount” means the amount (which may be positive, negative or zero) equal to (i) the amount, if any, by which Closing Working Capital set forth in the Closing Date Statement (as finally determined in accordance with this Section 1.6) is greater than Target Closing Working Capital by more than Two Hundred Fifty Thousand Dollars ($250,000), minus (ii) the amount, if any, by which Closing Working Capital set forth in the Closing Date Statement (as finally determined in accordance with this Section 1.6) is less than Target Closing Working Capital by more than Two Hundred Fifty Thousand Dollars ($250,000).

(b)           Within forty-five (45) days after its receipt of the Closing Date Statement, Seller, by written notice to Buyer, may object to the computation of the Working Capital as set forth in the Closing Date Statement, setting forth in such notice (the “Objection Notice”) Seller’s objections in reasonable detail to Buyer’s calculation of the Working Capital, and Seller’s own determination of the Closing Date Balance Sheet and calculation of Closing Working Capital, as applicable.  Within twenty (20) days following Seller’s timely delivery of the Objection Notice to Buyer, Seller and Buyer shall attempt, in good faith, to resolve their disputes regarding the disputed items specified in the Objection Notice.  If Buyer and Seller cannot resolve such disputes within such 20-day period, then (i) all amounts and issues specified in the Objection Notice remaining in dispute shall be submitted by Seller and Buyer for definitive resolution to an independent accounting firm of recognized national standing mutually selected by Seller and Buyer (the “Independent Accountant”), (ii) the Independent Accountant shall be engaged by Seller and Buyer within five (5) Business Days following the later to occur of (x) the expiration of such 20-day period and (y) the selection of the Independent Accountant in accordance with clause (i) above (and each of Seller and Buyer shall promptly execute, if requested by the

Independent Accountant, a reasonable engagement letter with respect to such determination to be made by the Independent Accountant).  The Independent Accountant’s determination shall be based upon and consistent with the terms and conditions of this Agreement and with the undisputed portions of the Closing Date Statement.  The determination by the Independent Accountant shall be based on presentations with respect to such disputed items by Seller and Buyer to the Independent Accountant and not on the Independent Accountant’s independent review.  Seller and Buyer will provide copies to each other of all written submissions to the Independent Accountant and shall be permitted to attend (and shall receive reasonable advance written notice of) any meeting with or presentations to the Independent Accountant.  Seller and Buyer shall use their commercially reasonable efforts to make their respective presentations as promptly as practicable following submission to the Independent Accountant of the disputed items (but in no event later than fifteen (15) days after engagement of the Independent Accountant), and each of Seller and Buyer shall be entitled, as part of its presentation, to respond to the presentation of the other presenter and any questions and requests of the Independent Accountant.  Buyer’s presentations to the Independent Accountant shall be consistent with Buyer’s earlier positions set forth in the Closing Date Statement (including the items therein), and Seller’s presentations to the Independent Accountant shall be consistent with Seller’s earlier positions set forth in the Objection Notice.  In deciding any matter, the Independent Accountant (i) shall be bound by the provisions of this Section 1.6 and (ii) may not assign a value to any item (x) greater than the greatest value for such item claimed (1) by Buyer in the Closing Date Statement (or in Buyer’s presentations to the Independent Accountant) or (2) by Seller in the Objection Notice (or in Seller’s presentations to the Independent Accountant) or (y) less than the smallest value for such item claimed (1) by Buyer in the Closing Date Statement (or Buyer’s presentations to the Independent Accountant) or (2) by Seller in the Objection Notice (or in Seller’s presentations to the Independent Accountant). Seller and Buyer shall cooperate with the Independent Accountant in making its determination. The Independent Accountant’s determination shall be made within 45 days after its engagement, or as soon thereafter as possible, shall be set forth in a written statement delivered to Seller and Buyer, and shall be final, conclusive, non-appealable and binding for all purposes hereunder, absent manifest error by the Independent Accountant.  The determination of the Independent Accountant shall not be deemed an award subject to review under the Federal Arbitration Act or any other similar statute.  If Seller delivers an Objection Notice and Seller and Buyer engage an Independent Accountant for definitive resolution of any amounts and issues specified in the Objection Notice, the fees, costs and expenses of the Independent Accountant with respect to such engagement shall be paid (i) by Seller if all of the items covered thereby are resolved in favor of Buyer, (ii) by Buyer if all of the items covered thereby are resolved in favor of Seller, and (iii) by Seller and Buyer in the same proportion that the aggregate amount of the disputed items submitted to the Independent Accountant pursuant to this Section 1.6(b) that are unsuccessfully determined by each party (as finally determined by the Independent Accountant) bears to the total amount of all disputed items submitted to the Independent Accountant in accordance with this Section 1.6(b), with such proportionate allocation to be determined by the Independent Accountant. The Independent Accountant’s determination pursuant to the immediately preceding sentence shall be set forth in a written statement delivered by the Independent Accountant to Seller and Buyer.

(c)           Following the Closing, until the Closing Date Statement (including the items therein) becomes final and binding, to the extent reasonably necessary or desirable for the resolution of any dispute hereunder with respect to the Closing Date Statement (including the items therein), Buyer shall make available to Seller access to all books, records, documents and work papers (i) in the possession of Buyer or any of its Affiliates or transferred to Buyer or any of its Affiliates in connection with the Transaction, or (ii) created or prepared by or for Buyer or any of its Affiliates in connection with the preparation of the Closing Date Statement (including the items therein), provided that, in the case of each of clauses (i) and (ii) above, such access shall be provided during normal business hours upon reasonable prior notice to Buyer by Seller.

(d)           If Seller does not timely deliver an Objection Notice, then Seller shall be deemed to have accepted Buyer’s determination of the Closing Date Balance Sheet and calculation of Closing Working Capital as set forth in the Closing Date Statement, whereupon the Closing Date Statement (including the items therein) shall be deemed “finally determined in accordance with this Section 1.6”. In addition, the Closing Date Statement (including the items therein) shall be “finally determined in accordance with this Section 1.6” either (x) when Buyer and Seller have agreed thereon in accordance with this Section 1.6, or (y) if Seller and Buyer have referred any disputes regarding the Closing Date Statement (including the items therein) to the Independent Accountant in accordance with Section 1.6(b), the Independent Accountant delivers its final resolution in writing to Buyer and Seller with respect to such matters in accordance with Section 1.6(b).

(e)           Upon the final determination of Closing Working Capital in accordance with this Section 1.6, if the Adjustment Amount is positive, the Purchase Price shall be increased dollar-for-dollar by the Adjustment Amount and Buyer shall pay to Seller the Adjustment Amount, by wire transfer of immediately available funds in accordance with written payment instructions furnished by Seller, within five (5) Business Days after Closing Working Capital is so finally determined.  Upon the final determination of Closing Working Capital in accordance with this Section 1.6, if the Adjustment Amount is negative, the Purchase Price shall be decreased dollar-for-dollar by the absolute value of the Adjustment Amount and an amount equal to such absolute value shall be paid by Seller, by wire transfer of immediately available funds in accordance with the written payment instructions of Buyer, within five (5) Business Days after Closing Working Capital is so finally determined.  Upon the final determination of Closing Working Capital in accordance with this Section 1.6, if the Adjustment Amount is zero, no further adjustment of the Purchase Price shall be made pursuant to this Section 1.6.

1.7           Allocation of Purchase Price.  The parties agree to allocate the Purchase Price and the Assumed Liabilities among the Purchased Assets in accordance with an allocation schedule to be prepared jointly by Buyer and Seller.  Such allocation schedule shall be prepared in accordance with Section 1060 of the Code. Buyer shall deliver a draft of such schedule no later than ninety (90) days following the Closing Date to Seller.  Seller shall have the right, for thirty (30) days after such delivery, to review and object to such draft.  Buyer and Seller shall seek in good faith for thirty (30) days thereafter to resolve any disagreements between them with respect to such draft.  Any disagreements remaining between Buyer and Seller after such thirty (30)-day period shall be resolved by the Tax Accountant based solely on submissions of the parties and the Tax Accountant shall choose the allocation of either Buyer or Seller as the proper allocation, and any determination by the Tax Accountant with respect thereto shall be final and binding on Buyer and Seller absent manifest error (the allocation schedule, as so agreed upon by the parties and as so determined by the Tax Accountant, the “Allocation Schedule”).  All expenses of the Tax Accountant shall be paid by the non-prevailing party. The Allocation

Schedule shall be amended to reflect any Purchase Price adjustment under Section 1.6 in a manner consistent with the procedures set forth in this Section 1.7.  The parties shall each report the federal, state and local and other Tax consequences of the purchase and sale contemplated hereby (including the filing of Internal Revenue Service Form 8594) in a manner consistent with the Allocation Schedule and shall not take any inconsistent position with respect to the Allocation Schedule unless otherwise required by applicable Laws.

1.8           Books and Records.  As soon as reasonably possible following the Closing, Seller will deliver to Buyer all of the Books and Records (or true, correct and complete copies thereof), and, if at any time after the Closing, Seller discovers in its possession or under its control any other Books and Records Seller will deliver, at its sole cost and expense, such Books and Records (or true, correct and complete copies thereof) to Buyer as promptly as reasonably practical, provided that, to the extent required by applicable Law or as reasonably necessary (but only to the extent for the purposes specified in the penultimate sentence of Section 6.5 and subject to compliance with the further provisions of this Agreement and the Transaction Agreements), Seller may retain copies of any or all of such Books and Records.  In addition, at the Closing, Seller shall notify Buyer in writing of the location of each Purchased Asset referred to in Section 1.1(c) or Section 1.1(d) (the “Physical Purchased Assets”) (including reasonable detail as to each such Purchased Asset (e.g., Latitude D830) and the identity of the Person in control of the facility at which the Physical Purchased Asset is located); and, for a period of 180 days following the Closing, Seller shall (i) notify the Buyer in writing of any changes in the locations of the Physical Purchased Assets (or the Persons in control of the facilities at which they are located), to the extent that such Purchased Assets have not been removed or shipped by or at the direction of Buyer, (ii) maintain custody over the Physical Purchased Assets until the Buyer directs otherwise, (iii) make available to Buyer and its Representatives reasonable access, during normal business hours, to each Physical Purchased Asset (whether at Seller’s facilities or otherwise) for inspection, removal and/or shipment by Buyer and its Representatives, and (iv) at Buyer’s expense, cooperate with Buyer’s reasonable requests in connection therewith (including requests for the removal and shipment thereof in accordance with the instructions of Buyer).

1.9           Intellectual Property.  On the Closing Date, Seller and its Affiliates shall (a) subject to Sections 5.5 and 6.2, execute and record, or cause to be executed and recorded, and deliver to Buyer, all documentation, assignments and Contracts, including all relevant filings in the United States Patent and Trademark Office, the United States Copyright Office, and other official offices, necessary to confirm and effect Buyer’s sole ownership of or valid right to use all Purchased Federal Business Intellectual Property; (b) deliver to Buyer all records and information concerning the Purchased Federal Business Owned Intellectual Property, and all copies thereof, in Seller’s physical possession or under Seller’s control as of the Closing; and (c) deliver to Buyer the Transition Services Agreement, which shall govern Buyer’s use of and rights to (i) Other Federal Business Intellectual Property, except Other Federal Business Owned Intellectual Property expressly licensed to Buyer pursuant to Section 6.9, (ii) the IT Systems that are not Purchased Federal Business Intellectual Property, and (iii) the Federal Business Excluded Intellectual Property expressly set forth in the Transition Services Agreement.

1.10         Insurance Proceeds.  If between the date of this Agreement and the Closing, (a) any loss or damage to any tangible Purchased Asset shall occur from fire, casualty or any other occurrence, (b) Seller does not at its discretion replace or restore such Purchased Asset prior to the Closing and (c) the Closing occurs, then all insurance proceeds received by Seller or (whether before or after Closing) as a result of such loss or damage will be delivered by Seller to Buyer.  For the avoidance of doubt, Seller shall not otherwise have any obligation to replace or restore any such property if such monies are assigned and delivered to Buyer.  Subject to the provisions of the Insurance Cooperation Agreement following the Closing, Seller shall have the sole right and authority to provide notices and claims to the applicable insurance carrier and otherwise to communicate and negotiate with such carrier, but shall use its commercially reasonable efforts to obtain any such proceeds payable to Seller.

ARTICLE II
THE CLOSING

2.1           Time and Place.  The closing of the sale hereunder (the “Closing”) shall take place on such date and at such time as mutually agreed upon by the parties, subject to the satisfaction or waiver of the conditions set forth in Article VIII (except for those conditions which by their terms are to be satisfied at Closing), provided that if the parties do not so mutually agree, the Closing shall occur on the last Business Day prior to the Outside Date, subject to the satisfaction or waiver on such date of the conditions set forth in Article VIII (except for those conditions which by their terms are to be satisfied at Closing) (the date on which the Closing actually occurs, the “Closing Date”); provided, however, that in no event shall the Closing occur later than the Outside Date.  The Closing shall occur at the offices of Schulte Roth & Zabel LLP, 919 Third Avenue, New York, New York 10022, or otherwise, if agreed by the parties, by facsimile or e-mail transmission of the Transaction Agreements, with exchange of original signatures by mail as soon as reasonably possible thereafter.  The Closing shall be deemed to be effective as of the close of business, Eastern Time, on the Closing Date.

2.2           Closing Deliveries of Seller.  At the Closing, Seller shall deliver, or cause to be delivered, to Buyer the following:

(a)           subject to Section 1.8, the Purchased Assets;

(b)           any original certificates representing the Equity Interest, duly endorsed by Seller in blank or accompanied by executed assignment documents duly executed by Seller in blank form, and any other documents which may be required to give valid title to a transferee of the Equity Interest, free and clear of any Encumbrance (other than Permitted Encumbrances);

(c)           each Transaction Agreement to which Seller or an Affiliate thereof is specified to be a party, duly executed by such Person;

(d)           the FIRPTA Certificate, duly executed by Seller;

(e)           written evidence, in form and substance reasonably satisfactory to Buyer, that all consents or notices listed on Schedule 2.2(e) have been obtained or given, respectively; and

(f)            a certificate, dated as of the Closing Date, duly executed by the Secretary of Seller, which (x) certifies that true, correct and complete copies of the Organizational Documents of Seller are attached thereto, (y) certifies that true, correct and complete copies of all resolutions of the board of directors of Seller with respect to the Transaction are attached thereto, that such resolutions have not been amended, modified or rescinded, and that such resolutions remain in full force and effect, and (z) identifies the names and titles and bears the signature of the officers of Seller individually authorized to execute and deliver this Agreement and the Transaction Agreement to which Seller is a party and certifies as to the accuracy of such matters and the genuineness of such signatures.

2.3           Closing Deliveries of Buyer.  At Closing, Buyer shall deliver, or cause to be delivered, to Seller the following items:

(a)           an amount in cash in accordance with Section 1.5(c);

(b)           each Transaction Agreement to which Buyer or an Affiliate thereof is specified to be a party, duly executed by such Person; and

(c)           a certificate, dated as of the Closing Date, duly executed by the Secretary of Buyer, which (x) certifies that true, correct and complete copies of the Organizational Documents of Buyer are attached thereto, (y) certifies that true, correct and complete copies of all resolutions of the board of directors of Buyer with respect to the Transaction are attached thereto, that such resolutions have not been amended, modified or rescinded, and that such resolutions remain in full force and effect, and (z) identifies the names and titles and bears the signature of the officers of Buyer individually authorized to execute and deliver this Agreement and the Transaction Agreements to which Buyer is a party and certifies as to the accuracy of such matters and the genuineness of such signatures.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Buyer as of the date of this Agreement as follows, except as set forth in the disclosure schedules accompanying this Agreement delivered by Seller to Buyer on the date of this Agreement (each, a “Schedule” and collectively, the “Disclosure Schedules”) (as determined in accordance with Section 11.12):

3.1           Organization.

(a)           Seller is duly organized, validly existing and in good standing under the Laws of the State of Delaware, with all requisite corporate power and authority to own, operate or lease its assets and properties, and to conduct the Federal Business as presently conducted by it.  Seller is qualified or authorized to do business in each foreign jurisdiction where such qualification is necessary, except where the failure to be so qualified would not have or reasonably be expected to have a Material Adverse Effect.

(b)           CIBER Federal International is duly organized, validly existing and in good standing under the Laws of the State of Colorado, with all requisite limited liability company power and authority to own, operate or lease its assets and properties, and to conduct the Federal Business as presently conducted by it.  CIBER Federal International is qualified or authorized to do business in each foreign jurisdiction where such qualification is necessary, except where the failure to be so qualified would not have or reasonably be expected to have a

Material Adverse Effect. Seller has made available to Buyer true, correct and complete copies of the Organizational Documents of CIBER Federal International. CIBER Federal International has no officers.

(c)           For U.S. federal tax purposes, CIBER Federal International is, and, since its formation, has been, an entity disregarded as separate from its owner under Treasury Regulation Section 301.7701-3.

3.2           Authority.  Seller has all requisite corporate power and authority to enter into and deliver this Agreement and the Transaction Agreements to which it is a party, to perform its obligations hereunder and thereunder, and to consummate the Transaction.  The execution and delivery by Seller of this Agreement and the Transaction Agreements to which it is a party, the performance by Seller of its obligations hereunder and thereunder, and the consummation by Seller of the Transaction, have been duly authorized by all necessary corporate action on the part of Seller.  This Agreement has been, and, at or prior to the Closing, the Transaction Agreements to which Seller is a party shall be, duly executed and delivered by Seller.  Assuming the due authorization, execution and delivery of this Agreement and the Transaction Agreements by Buyer, this Agreement constitutes, and each of the Transaction Agreements to which Seller is a party (when so executed and delivered) will constitute, a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except in each case as such enforceability may be limited by bankruptcy, moratorium, insolvency, reorganization or other similar laws affecting or limiting the enforcement of creditor’s rights generally and except as such enforceability is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

3.3           No Violation; Third Party Consents.  Except as set forth on Schedule 3.3 and Section 3.4, the execution and delivery by Seller of this Agreement and the Transaction Agreements to which it is a party, the performance by Seller of its obligations hereunder and thereunder, and the consummation by Seller of the Transaction, will not conflict with or violate, result in a breach of, constitute a default (with or without notice or lapse of time, or both) under, or give rise to any right of termination or cancellation under, the terms and provisions of (a) Seller’s or CIBER Federal International’s Organizational Documents, (b) any Material Contract, (c) any Law applicable to the Federal Business or CIBER Federal International, or any Governmental Order issued by a Governmental Authority by which Seller or CIBER Federal International is bound or obligated, or (d) result in the creation or imposition of any Encumbrances (other than Permitted Encumbrances) on any material assets or properties of Seller (including the Purchased Assets) or CIBER Federal International, except, in the case of clauses (b) and (c) of this Section 3.3, as would not have a Material Adverse Effect.

3.4           Government Consents.  Except as set forth on Schedule 3.4, no consent, waiver, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Authority is required on the part of Seller or CIBER Federal International in connection with the execution and delivery by Seller of this Agreement and the Transaction Agreements to which Seller is a party, the performance by Seller of its obligations hereunder and thereunder, and the consummation by Seller of the Transaction, other than such of the foregoing that, if not obtained or made, would not have or reasonably be expected to have a Material Adverse Effect.

3.5           Capitalization and Operations of CIBER Federal International.

(a)           Except as set forth on Schedule 3.5(a), all of the Equity Interest is held beneficially and of record by Seller free and clear of all Encumbrances.  The Equity Interest has been duly authorized and validly issued and is fully paid and nonassessable, Seller has no contractual or other obligation to make any capital contribution to CIBER Federal International (whether in respect of the Equity Interest or otherwise), and Seller will not be entitled to any distribution or dividend from CIBER Federal International following the Closing. No other equity interest in, or limited liability company interest or other security of, CIBER Federal International, or stock appreciation, phantom stock or other similar rights with respect to CIBER Federal International, is outstanding or may become required to be issued by reason of any options, warrants, rights to subscribe to, calls or commitments of any character, relating to, or securities or rights convertible into or exchangeable or exercisable for, any of the foregoing, or other Contract to which Seller or CIBER Federal International is a party, and there are no Contracts, commitments, understandings or arrangements by which Seller or CIBER Federal International is or may be bound to issue, redeem, purchase or sell or otherwise transfer, or vote, any equity interests in, or limited liability company interests or other securities of, CIBER Federal International, or stock appreciation, phantom stock or other similar rights with respect to CIBER Federal International, or any securities or rights convertible into or exchangeable for, any of the foregoing.  The delivery of a certificate or certificates at the Closing representing the Equity Interest in the manner provided in Article I will transfer to Buyer good and valid title to the Equity Interest, free and clear of all Encumbrances other than Encumbrances related to the Indebtedness of Buyer or its Affiliates.

(b)           The sole assets of CIBER Federal International are registrations to do business in the United Kingdom and Italy, and, since March 12, 2010, CIBER Federal International has not conducted any business or operations other than those set forth on Schedule 3.5(b).

3.6           Financial Statements.

(a)           Seller has made available to Buyer the following unaudited financial statements (collectively, the “Financial Statements”): (i) the unaudited balance sheets of the Federal Business as of each of December 31, 2010,  December 31, 2009, and December 31, 2008 and the related unaudited statements of operations and statements of cash flows of the Federal Business for the fiscal years ended December 31, 2010, December 31, 2009, and December 31, 2008, and (ii) the unaudited balance sheet of the Federal Business as of September 30, 2011 (the “Applicable Balance Sheet”) and the related unaudited statements of operations and statements of cash flows of the Federal Business for the nine-month period ended September 30, 2011.

(b)           The Financial Statements have been prepared on a consistent basis from period to period from financial information contained in the books and records regularly maintained by Seller and CIBER Federal International (which books and records accurately reflected, in all material respects, the operations and financial position of the Federal Business as at the dates and for the respective periods indicated therein) and in the aggregate present fairly in all material respects, in accordance with GAAP consistently applied throughout the periods covered thereby (subject to the absence of the items listed on Schedule 3.6(b)), the financial position and results of operations and cash flows of the Federal Business as operated by Seller as at the dates and for the respective periods indicated therein.  The Financial Statements do not include the items listed on Schedule 3.6(b).  Since January 1, 2009, there has been no material change in any accounting principle, procedure or practice followed by the Seller with respect to the Federal Business.

(c)           The unaudited consolidated financial statements of Seller at September 30, 2011 and for the nine months ended September 30, 2011 included in the quarterly report on Form 10-Q filed by Seller with the Securities and Exchange Commission on November 1, 2011 in the aggregate present fairly, in all material respects, in accordance with GAAP consistently applied, the consolidated financial position and consolidated results of operations, cash flows and changes in equity of Seller as at such date and for such period (subject to the lack of presentation items and normal year-end adjustments).

3.7           Undisclosed Liabilities.  Except as set forth on Schedule 3.7, Seller does not have any Liabilities related to the Federal Business (and CIBER Federal International does not have any Liabilities) that would have been required to be reflected in, reserved against or otherwise described on the Applicable Balance Sheet or in the notes thereto, in each case assuming that such balance sheet was prepared in accordance with GAAP, and were not so reflected, reserved against or described, other than (i) those incurred in the Ordinary Course of Business since the date of the Applicable Balance Sheet (the “Balance Sheet Date”) that have not arisen from any breach of contract, breach of warranty, tort, infringement claim, violation of applicable Law, or any Action and (ii) those that would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect.

3.8           Absence of Material Adverse Effect and Certain Events.  Except as expressly contemplated by this Agreement or as set forth on Schedule 3.8, since the Balance Sheet Date and the date of this Agreement, (i) the Federal Business has been conducted in the Ordinary Course of Business and (ii) there has not been:

(a)           a Material Adverse Effect or any event, change, effect or development which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect;

(b)           any change in accounting methods, principles or practices by Seller materially affecting the consolidated assets, liabilities or results of operations of the Federal Business or CIBER Federal International, except insofar as may have been required by Law;

(c)           any damage, destruction or loss, whether or not covered by insurance, with respect to the property and assets of the Federal Business, except to the extent that the aggregate amount (based on replacement cost) of all damage, destruction or losses to property or assets of the Federal Business does not exceed One-Hundred Thousand Dollars ($100,000);

(d)           any new Encumbrances on any of the Purchased Assets, other than Permitted Encumbrances;

(e)           any material assets of the Federal Business (including any material Purchased Federal Business Owned Intellectual Property) acquired, sold, assigned, transferred,

conveyed, leased, or otherwise disposed of, except for assets acquired or sold, assigned, transferred, conveyed, leased or otherwise disposed of in the Ordinary Course of Business;

(f)            any amendment, withholding, cancellation or termination of, or any relinquishment, waiver or release under, any Material Contract except in the Ordinary Course of Business;

(g)           with respect to the Federal Business, any capital expenditures by Seller, or commitments by Seller to make any capital expenditures, in excess of Fifty Thousand Dollars ($50,000) in the aggregate;

(h)           except with respect to the Excluded Assets and Excluded Liabilities, any institution or settlement by Seller of any legal proceedings which, individually or in the aggregate, would be material to the Federal Business;

(i)            any entry by Seller into any agreement to do anything set forth in the foregoing provisions of this Section 3.8; or

(j)            any action taken by Seller or CIBER Federal International that, if taken after the date of this Agreement without the written consent of Buyer, would constitute a breach in any material respect of any of the covenants set forth in Section 5.1(b).

3.9           Material Contracts.  Each of the Material Contracts is set forth on Schedule 3.9 and assuming the due authorization, execution and delivery by the parties thereto (other than Seller), is a legal, valid and binding obligation of Seller and, to the Knowledge of Seller, of each other party thereto, and is in full force and effect, and enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, moratorium, insolvency, reorganization or other similar laws affecting or limiting the enforcement of creditor’s rights generally and except as such enforceability is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).  There is no material breach, violation or default by Seller (or, to the Knowledge of Seller, any other party) under any such Material Contract (determined with or without the lapse of time or the giving of notice, or both).  Seller has made available to Buyer a true, correct and complete copy of each Material Contract, together with all amendments, modifications or supplements thereto. Neither Seller nor CIBER Federal International is required by any Government Contract to maintain a Sensitive Compartmented Information Facility, as that term is defined in the NISPOM Operating Manual.

3.10         Intellectual Property and Proprietary Rights.

(a)           Schedule 3.10(a) sets forth a complete and accurate list of all Purchased Federal Business Owned Intellectual Property and CIBER Federal International Owned Intellectual Property that is Registered, together with the record owner thereof, separated into the following categories: (i) each issued patent and pending patent application, (ii) each trademark or service mark registration or application; (iii) each copyright registration or application; and (iv) each Internet domain name.

(b)           Seller owns all right, title and interest in and to, or has the right to use, sell and license pursuant to a valid and enforceable written license, sublicense, agreement or permission, all material Purchased Federal Business Intellectual Property and CIBER Federal International Owned Intellectual Property, free and clear of all Encumbrances (except Permitted Encumbrances).  Except as set forth on Schedule 3.10(b), (i) all such rights are fully assignable by Seller, CIBER Federal International and their Affiliates to any Person, without payment to, or the consent of, any Person or any other condition or restriction; and (ii) the completion of the transactions contemplated by this Agreement will not materially alter or impair the ownership or right to use any of the Purchased Federal Business Intellectual Property or any component thereof.  All Purchased Federal Business Owned Intellectual Property and CIBER Federal International Owned Intellectual Property is subsisting and, to the Knowledge of Seller, is enforceable.  No Purchased Federal Business Owned Intellectual Property or CIBER Federal International Owned Intellectual Property that is Registered has been abandoned or canceled and no Purchased Federal Business Owned Intellectual Property or CIBER Federal International Owned Intellectual Property has been adjudicated invalid (excepting any expirations in the ordinary course) or is subject to any outstanding order, judgment or decree restricting its use or adversely affecting Seller, CIBER Federal International or their Affiliates’ rights thereto.  The Purchased Federal Business Intellectual Property, the CIBER Federal International Intellectual Property, the Other Federal Business Intellectual Property licensed to Buyer pursuant to Section 6.9 of this Agreement and provided under the Transition Services Agreement, and the Federal Business Excluded Intellectual Property listed on Schedule 1.9, include all of the material Intellectual Property necessary to enable Buyer to conduct the Federal Business as conducted as of the Closing in the Ordinary Course of Business.

(c)           To the Knowledge of Seller, the Federal Business, the conduct and operations thereof, and its products and services do not infringe, violate or misappropriate any Patents or any other Intellectual Property rights of any third party.  No suit, action, reissue, reexamination, public protest, interference, arbitration, mediation, opposition, cancellation, Internet domain name dispute resolution or other proceeding (collectively, “Suit”) has been decided or is pending concerning any claim or position that the Federal Business has violated, infringed or misappropriated any Intellectual Property rights.  Except as set forth on Schedule 3.10(c), none of Seller, CIBER Federal International and its Affiliates has received any written charge, complaint, claim, demand or notice alleging any material violation, infringement or misappropriation by the Federal Business of the Intellectual Property rights of any third party.

(d)           To the Knowledge of Seller, no third party has materially violated, infringed or misappropriated any Purchased Federal Business Owned Intellectual Property or CIBER Federal International Owned Intellectual Property.  None of Seller, CIBER Federal International and their Affiliates has brought or asserted any claim or Suit against any third party alleging any of the foregoing.  There is no judicial or administrative action or proceeding pending or, to the Knowledge of Seller, threatened, by any third party relating to any of the Purchased Federal Business Owned Intellectual Property or CIBER Federal International Owned Intellectual Property, nor, to the Knowledge of Seller, has any claim or demand been made by any third party that challenges the validity, enforceability, use or exclusive ownership of any Purchased Federal Business Owned Intellectual Property or CIBER Federal International Owned Intellectual Property.

(e)           There are no Governmental Orders to which Seller, CIBER Federal International or any of their Affiliates is a party or, to the Knowledge of Seller, by which Seller,

CIBER Federal International or any of their Affiliates is bound, that restrict in any material respect the rights of Seller, CIBER Federal International or any of their Affiliates to use any material Purchased Federal Business Intellectual Property or any material CIBER Federal International Owned Intellectual Property.

(f)            Seller, CIBER Federal International and their Affiliates have taken commercially reasonable actions to maintain and protect (i) their rights in the Purchased Federal Business Owned Intellectual Property and the CIBER Federal International Owned Intellectual Property, and (ii) the secrecy, confidentiality, value and the rights in all Purchased Federal Business Intellectual Property and CIBER Federal International Owned Intellectual Property that constitute trade secrets or otherwise valuable proprietary information used in the Federal Business.  To the Knowledge of Seller, no Purchased Federal Business Owned Intellectual Property or CIBER Federal International Owned Intellectual Property that constitutes trade secrets of the Federal Business has been disclosed to any Person other than to employees or agents of Seller, CIBER Federal International and their Affiliates for use in connection with the Federal Business or pursuant to a confidentiality or non-disclosure agreement that reasonably protects the interest of Seller, CIBER Federal International and their Affiliates in and to such matters.

(g)           To the Knowledge of Seller, no Person (other than Seller, CIBER Federal International and their Affiliates) has any reasonable basis for claiming any right, title or interest in and to any such Intellectual Property.

(h)           With respect to the IT Systems that are Purchased Federal Business Intellectual Property or Other Federal Business Intellectual Property, (i) Seller owns, or has the right to access and use, all of such IT Systems used for the operation of the Federal Business as conducted by Seller as of the Closing in the Ordinary Course of Business; (ii) such IT Systems operate and perform in a manner that permits the operation of the Federal Business as so conducted; (iii) to Seller’s Knowledge, there has been no material malfunction of such IT Systems since January 1, 2009; (iv) Seller has taken commercially reasonable steps to secure such IT Systems from unauthorized access or use; (v) to the Knowledge of Seller, such IT Systems are free from material defects; and (vi) to the Knowledge of Seller, no Person has gained unauthorized access to, or made unauthorized use of, such IT Systems.

(i)            With respect to Software that is Purchased Federal Business Owned Intellectual Property or CIBER Federal International Owned Intellectual Property, except as set forth on Schedule 3.10(i), such Software does not contain, nor is derived from, Public Software.

(j)            Seller has one or more published privacy policies (the “Privacy Policies”) regarding the collection and use of “nonpublic personal information” (as defined in the Privacy Policies in effect on the Closing Date) (“Customer Information”) that disclose the manner by which they collect, use and transfer Customer Information.  To the Knowledge of Seller, (i) Seller has not collected, received or used any Customer Information in violation of the applicable Privacy Policies, and (ii) no person has gained unauthorized access to or made any unauthorized use of any Customer Information.

3.11         Labor Matters.

(a)           Seller and CIBER Federal International are in, and for a look-back period equal to the applicable statute of limitations period  (not to exceed the six (6) years)  for the law at issue, have been in, compliance in all material respects with all labor and employment laws and regulations applicable to the Federal Business, including all such laws relating to wages, hours, collective bargaining, discrimination, civil rights, safety and health, workers’ compensation and the collection and payment of withholding and/or Social Security taxes and similar taxes.  Except as set forth on Schedule 3.11(a), there is not pending or, to the Knowledge of Seller, threatened, any action, complaint, charge, claim, order, decree or judgment relating to the employment or termination of employment of any employees of the Federal Business.

(b)           (i) Neither Seller nor CIBER Federal International is a signatory or a party to, or otherwise bound by, any collective bargaining agreement which covers employees of the Federal Business; (ii) neither Seller nor CIBER Federal International has agreed to recognize any union or other collective bargaining representative to represent any employees of the Federal Business; (iii) no union or other collective bargaining representative has been certified as representing any employees of the Federal Business; and (iv) to the Knowledge of Seller, there is no union organizing campaign threatened or being conducted, and none has been threatened or conducted within the twelve (12) month period preceding the date of this Agreement, to attempt to gain recognition or certification of any union or other collective bargaining representative to represent any employees of the Federal Business.

(c)           The independent contractors who provide, or provided, services to the Federal Business are, or were, in all material respects, properly classified as independent contractors; there no basis for any material Liability resulting from Seller’s exclusion of independent contractors from participation in the Plans; and, to the Knowledge of Seller, neither Seller nor CIBER Federal International is under investigation or audit with respect to its or their treatment of its or their independent contractors as such rather than employees.

(d)           Seller has made available to Buyer a complete and accurate list (in writing) of (i) each individual who is employed by Seller and primarily works for the Federal Business (each, a “Federal Employee”), (ii) the 2011 target bonus for each Federal Employee and (iii) the recommended 2011 bonus payout for each Federal Employee.

3.12         Employee Benefit Plans.

(a)           Schedule 3.12(a) sets forth a list of each plan, agreement or arrangement constituting a material employee welfare benefit plan (an “Employee Welfare Benefit Plan”) as defined in Section 3(1) of ERISA, or a material employee pension benefit plan (an “Employee Pension Benefit Plan”) as defined in Section 3(2) of ERISA, and each other material employee benefit plan, agreement, policy, program, or arrangement, whether or not subject to ERISA, providing benefits or payments to any current or former employees of Seller or CIBER Federal International who work primarily for the Federal Business (collectively, the “Plans”). With respect to each Plan:

(i)            such Plan (and each related trust, insurance Contract or fund) has been administered in a manner materially consistent with its written terms and materially complies in form and operation with the applicable requirements of ERISA and other applicable Laws, and such Plan, if a Plan intended to be qualified within the meaning of Section 401(a) of the Code, has received a favorable determination letter as to its qualification, and nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification;

(ii)           all material contributions, premiums or other payments (including all employer contributions and employee salary reduction contributions) that are required to be made under the terms of any Plan have been timely made or have been reflected on the Financial Statements; and

(iii)          Seller has made available to Buyer correct and complete copies of the plan documents and most recent summary plan descriptions, any related trust agreement or funding instrument, the most recent determination or opinion letter received from the IRS, and the most recent Form 5500 Annual Report.

(b)           With respect to each Plan, to the Knowledge of Seller, there have been no material, non-exempt prohibited transactions (as defined in Section 406 of ERISA and Section 4975 of the Code) with respect to such plan, and no action, suit, proceeding, hearing or, to the Knowledge of Seller, investigation with respect to such plan (other than routine claims for benefits) is pending or, to the Knowledge of Seller, threatened.

(c)           The Purchased Assets are not subject to any Encumbrance imposed under Code Section 412(n) by reason of the failure of Seller or its Affiliates to make timely installments or other payments required by Code Section 412.

(d)           No Plan is subject to Title IV of ERISA and neither Seller nor CIBER Federal International nor any member of Seller’s or CIBER Federal International’s Controlled Group has, at any time within the last six (6) years, sponsored or contributed to, or has or had any liability or obligation in respect of, any plan subject to Title IV of ERISA.  No liability under Subtitle C or D of Title IV of ERISA has been incurred by Seller or CIBER Federal International with respect to any ongoing, frozen or terminated Employee Pension Benefit Plan currently or formerly maintained by it or any pension plan of any entity which is or has been considered one employer with Seller under Section 4001 of ERISA or Section 414 of the Code.

(e)           Neither Seller nor CIBER Federal International has obligations for retiree health or life benefits for current or former employees of Seller or CIBER Federal International who work primarily for the Federal Business under any Plan, except as required by Part 6 of Title I of ERISA.  Except as set forth on Schedule 3.12(e), no Plan exists that, as a result of the execution of this Agreement, shareholder approval (if any) of this Agreement, or the Transaction (whether alone or in connection with any subsequent event(s)), could result in payments which would not be deductible under Section 280G of the Code.

3.13         Taxes.

(a)           For each taxable period beginning on or after January 1, 2009, all material Tax Returns required to be filed by Seller with respect to the Purchased Assets or the operations of the Federal Business, or by CIBER Federal International with respect to its assets or properties or the operations of the Federal Business, have been timely filed, and all such Tax Returns are accurate and complete.  Except as disclosed on Schedule 3.13(a), all material Taxes owed by Seller with respect to the Purchased Assets or the operations of the Federal Business or by CIBER Federal International with respect to its assets or properties or the operations of the Federal Business (in each case whether or not shown on any Tax Return) have been paid to the proper Governmental Authorities or adequately reserved for in the Financial Statements.

(b)           No deficiency with respect to Taxes with respect to the Purchased Assets or CIBER Federal International has been proposed, asserted or assessed and no requests for waivers of the time to assess any such Taxes are pending.

(c)           Except for Permitted Encumbrances, there is no Encumbrance affecting the Purchased Assets (or the assets or properties of CIBER Federal International) that arose in connection with any failure or alleged failure to pay any Tax.

(d)           Neither Seller nor CIBER Federal International is a party to any tax indemnity, tax allocation or tax sharing agreement with respect to the Federal Business (other than any Tax allocation, Tax indemnity or Tax sharing agreements which will be terminated prior to Closing and with respect to which no post-Closing Liabilities will exist).

3.14         Real Property.

(a)           Seller does not own, in fee simple or otherwise, any real property or interest in real property that is used in the conduct of the Federal Business, and CIBER Federal International does not own, in fee simple or otherwise, any real property or interest in real property.

(b)           Schedule 3.14(b) identifies each interest in real property leased, licensed, subleased to, or otherwise used or occupied by, Seller or CIBER Federal International which is used primarily in the Federal Business (each individually, a “Real Property Lease”, and collectively, the “Real Property Leases”; and such real property, the “Real Property”), which constitute all the real property that is used primarily in the Federal Business. Except as set forth on Schedule 3.14(b), (i) the Real Property Leases are in full force and effect, (ii) Seller is not in material breach or default under the Real Property Leases, and, to the Knowledge of Seller, no event has occurred or circumstance exists, which, with the delivery of notice, the passage of time or both, would constitute such a breach or default or permit termination, modification or acceleration thereunder, and (iii) Seller or CIBER Federal International is currently in occupancy of the Real Property and holds a good and valid leasehold interest under each Real Property Lease, subject only to Permitted Encumbrances.  Seller has made available to Buyer true, complete and correct copies of the Real Property Leases including any amendments, extensions, assignments or subleases, supplements, side letters or other modifications related thereto, and any notices of uncured defaults related thereto.  To the Knowledge of Seller, there does not exist any actual or threatened condemnation, taking or eminent domain proceedings, lawsuits, administrative actions that affect the Real Property Leases or any part thereof or any other matter that may adversely affect in any material respect, either individually or in the aggregate, the use or occupancy by Seller of any Real Property as provided under the Real Property Leases.

3.15         Litigation; Governmental Orders.

(a)           Except as set forth on Schedule 3.15(a), as of the date of this Agreement, (i) there are no pending or, to the Knowledge of Seller, threatened Actions before or by any Governmental Authority against Seller or CIBER Federal International that is related to the Federal Business either (x) which would be reasonably expected to prevent or materially delay the consummation of the Transaction, (y) in which the amount in controversy would exceed $25,000, or (z) in which non-monetary, equitable or injunctive relief is sought; and (ii) to the Knowledge of Seller, there are no investigations by any Governmental Authority pending or threatened against Seller or CIBER Federal International that are related to the Federal Business, including any investigations that would, individually or in the aggregate, be reasonably expected to prevent or materially delay the consummation of the Transaction.

(b)           Except as set forth on Schedule 3.15(b), as of the date of this Agreement, neither Seller nor CIBER Federal International is subject to or bound by any Governmental Order (or any settlement agreement with any Governmental Authority) that is related to the Federal Business.

3.16         Compliance with Laws.

(a)           Seller and CIBER Federal International are in compliance in all material respects with, and, for the past three (3) years have been in compliance in all material respects with, all Laws and Governmental Orders applicable to the Federal Business.

(b)           Without limiting Section 3.16(a) or Section 3.16(c), with respect to the Federal Business, Seller and CIBER Federal International are in compliance, and for the past five (5) have been in compliance, in all material respects with the Arms Export Control Act (22 U.S.C. 2778), the International Traffic in Arms Regulations (22 C.F.R. Parts 120-130), the Export Administration Regulations (15 C.F.R. Parts 730-744), U.S. Foreign Trade Regulations (15 C.F.R. Part 30), the U.S. Treasury Department, Office of Foreign Assets Control Regulations (30 C.F.R. Parts 500-599; and the Anti-boycott laws (15 C.F.R. Part 760 and Section 999 of the U.S. Internal Revenue Code) (collectively, “Export Control Laws”).  With respect to the Federal Business, neither Seller nor CIBER Federal International has, in the past five (5) years (i) received written notice or written assertion of, or been threatened in writing to be charged with, any violation in any material respect of any Export Control Laws, (ii) been the recipient of a subpoena, warning letter, finding of violation letter, charging letter, letter of investigation or other document alleging a violation, or possible violation, in any material respect of any applicable Export Control Laws from any Governmental Authority (of competent jurisdiction), (iii) to the Knowledge of Seller, been the subject of a written indictment for a violation or violations of any applicable Law or Governmental Order (including applicable Export Control Laws), (iv) been convicted of violating any applicable Law or Governmental Order (including applicable Export Control Laws), or (v) entered into a settlement, plea agreement, or deferred prosecution agreement with any Governmental Authority for alleged violations of any applicable Law or Governmental Order (including applicable Export Control Laws).

(c)           Without limiting Section 3.16(a) or Section 3.16(b), with respect to the Federal Business, Seller and CIBER Federal International are in compliance, and, have been for the past five (5) years in compliance, in all material respects with all applicable legal requirements under (x) the Foreign Corrupt Practices Act of 1977 (15 U.S.C. §§ 78dd-1, et seq.),

(y) applicable local anti-corruption and bribery Laws, and (z) applicable Laws relating to lobbying expenditures and political contributions, in each case, in jurisdictions in which Seller or CIBER Federal International are operating or have operated the Federal Business (the Laws referred to in clauses (x) through (z) above, collectively, the “Specified Laws”).  Neither Seller nor CIBER Federal International has received any written communication from any Governmental Authority (of competent jurisdiction) that alleges that Seller or CIBER Federal International or any agent thereof is, or may be, in violation in any material respect of, or in the past five (5) years, has been, or may have any liability in any material respect under, any Specified Laws.

(d)           Notwithstanding anything to the contrary contained herein, Buyer agrees that Seller makes no representation or warranty under Section 3.16(a), Section 3.16(b), or Section 3.16(c) with respect to the subject matter of the representation and warranties in Sections 3.10 (Intellectual Property), 3.11 (Labor Matters), 3.12 (Employee Benefit Plans), 3.13 (Taxes) and 3.17 (Environmental Matters).

(e)           Schedule 3.16(e) sets forth a list of all material Licenses which are required for the operation of the Federal Business as conducted as of the date of this Agreement (the “Material Licenses”).  Except as otherwise provided on Schedule 3.16(e), the Material Licenses listed on Schedule 3.16(e) have been issued in the name of Seller and there are no other Licenses required to operate the Federal Business in substantially the same manner as it is currently conducted as of the date of this Agreement.  The Material Licenses are in full force and effect, and to the Knowledge of Seller, the Federal Business is being conducted in compliance in all material respects with the terms and conditions of the Material Licenses, and, except as set forth on Schedule 3.16(e), none of the Material Licenses will become terminable, in whole or in part, as a result of the occurrence of the Transaction.  The Material Licenses are not subject to any condition except conditions applicable to such Material Licenses generally or as otherwise disclosed on the face of such Licenses.

3.17         Environmental Matters.  Except as disclosed on Schedule 3.17:

(a)           The operations of the Federal Business are conducted by Seller and CIBER Federal International, and for the past three (3) years have been conducted by Seller and CIBER Federal International, in compliance in all material respects with all Environmental Laws.  Seller and CIBER Federal International have obtained all material Licenses required under Environmental Law to conduct the operations of the Federal Business, all such Licenses are in full force and effect, and to the Knowledge of Seller, there are no facts or circumstances which would reasonably be expected to lead to any such Licenses being revoked, canceled or modified.

(b)           Neither Seller nor CIBER Federal International has received written notice of any actions, claims, complaints, investigations, or other proceedings which would reasonably be expected to result in the Federal Business incurring material Environmental Liabilities.

(c)           To the Knowledge of Seller, there has been no Release of Hazardous Substances at, on, under, or from the Real Property Leases or at any facilities that may have received Hazardous Substances generated by the Federal Business, such that Seller or CIBER Federal International would reasonably be expected to incur material Environmental Liabilities.

(d)           Except as provided in the Real Property Leases, neither Seller nor CIBER Federal International is subject to any Contract that may require the Federal Business to pay, reimburse, guarantee, pledge, defend, indemnify or hold harmless any Person for or against any Environmental Liabilities.

(e)           There are no Environmental Encumbrances on the Purchased Assets.

(f)            Notwithstanding any other provision of this Agreement, the representations and warranties contained in this Section 3.17 are the sole and exclusive representations and warranties of Seller in this Agreement that relate to Environmental Laws, Hazardous Substances or other environmental matters.

3.18         Insurance. Schedule 3.18 contains a true, correct and complete list of all insurance policies (by policy number, insurer, policy holder, policy period, type, and amount of coverage) held for the benefit of the Federal Business (the “Insurance Policies”).  The Insurance Policies cover the Federal Business and the Purchased Assets against such risks and in such amounts customary for companies of similar size to Seller (taken as a whole), in their geographic regions and in the respective businesses in which the Federal Business operates, which insurance policies or other arrangements are also sufficient for compliance with applicable Law.  Seller and, to the extent applicable, CIBER Federal International, are in material compliance with the terms and provisions of the Insurance Policies and all premiums due and payable with respect thereto have been paid.  Neither Seller nor CIBER Federal International has received a written notice of cancellation or termination of any Insurance Policy.  The limits of the Insurance Policies have not been materially eroded, there are no gaps in historical limits, and aggregate limits have not been exhausted.  As of the date of this Agreement, there is no material claim relating to the Federal Business pending under any of the Insurance Policies as to which coverage has been denied or disputed by the underwriters of such policy.

3.19         Transactions with Affiliates.  Except as set forth on Schedule 3.19, there are no material Contracts or business arrangements with respect to the Federal Business between Seller or CIBER Federal International, on the one hand, and any of Seller’s, or CIBER Federal International’s directors or officers or the Federal Business’ senior managers or, to the Knowledge of Seller, any of the respective Affiliates of any of such directors, officers or managers, on the other hand. To the Knowledge of Seller, none of any such directors, officers or senior managers nor any of their respective Affiliates, has any material interest in any material property used by the Federal Business or any material interest in any customer or supplier of the Federal Business or any provider of products or services to the Federal Business.

3.20         Brokers.  Except for the brokers, finders or agents set forth on Schedule 3.20 (whose fees and expenses will be paid by Seller), neither Seller nor CIBER Federal International nor any of their respective Affiliates has engaged, or incurred any unpaid liability (for any brokerage fees, finders’ fees, commissions or otherwise) to, any broker, finder or agent in connection with the Transaction.

3.21         Government Contracts.

(a)           Schedule 3.21(a) lists each Government Contract whose period of performance has not expired or for which final payment has not been received (each, whether or not so scheduled, an “Active Government Contract”) and Government Contract Bid, and with respect to each Active Government Contract states the contract name, the award date, the customer and the contract end date. The Active Government Contracts are binding on the parties thereto, are in full force and effect, and are not currently the subject of bid or award protest proceedings. None of the Active Government Contracts was awarded on the basis of a small business set-aside, HUB Zone small business set-aside, veteran-owned small business set-aside, service disabled veteran owned set-aside or small disadvantaged set-aside, nor did Seller or CIBER Federal certify itself as qualifying for any such preference. No Person has notified Seller or CIBER Federal International in writing that any Governmental Authority (or any prime contractor or upper-tier subcontractor) intends to seek agreement from Seller or CIBER Federal International to lower direct labor rates or indirect rates under any of the Active Government Contracts or Government Contract Bids.

(b)           Except as set forth on Schedule 3.21(b), (i) Seller and CIBER Federal International have, in the past five (5) years, complied, and are in compliance, in all material respects, with all terms and conditions of the Active Government Contracts to which they are parties, including the Service Contract Act, 41 U.S.C. § 351, et seq., the Truth in Negotiations Act, 10 U.S.C. § 2306a, 41 U.S.C. § 254b, the Fair Labor Standards Act, 29 U.S.C. 201, et seq., and the Procurement Integrity Act, 41 U.S.C. § 423, to the extent applicable to an Active Government Contract, as well as any minimum labor qualifications called for in the Active Government Contracts; (ii) the representations, certifications and warranties made by Seller and CIBER Federal International with respect to the Active Government Contracts were accurate in all material respects as of their respective effective dates, and Seller and CIBER Federal International have complied with all such representations certifications, except where the failures to so comply would not have or reasonably be expected to have a Material Adverse Effect; (iii) no terminations for default, cure notices, or show cause notices have been issued in writing, in the past five (5) years, with respect to the Government Contracts, and no events, conditions or omissions have occurred in the past five (5) years or currently exist that constitute sufficient grounds for such action; (iv) no past performance evaluations disclosed in writing to the Seller or CIBER Federal International in the past five (5) years with respect to the Government Contracts have set forth a substantially adverse or negative government past performance evaluation or rating or a material failure to perform under the Government Contracts; (v) no money due to Seller or CIBER Federal International pertaining to any Active Government Contracts has been withheld or set-off in the past five (5) years, nor have there been any attempts or assertions (in writing) by Governmental Authorities (or from any prime contractors or upper-tier subcontractors) in the past five (5) years to withhold or set-off any money due under any Active Government Contracts; (vi) no liquidated damages, penalties or disincentives have, in the past five (5) years, been assessed against Seller or CIBER Federal International related to the Active Government Contracts which have not been withdrawn, rescinded or dismissed; and (vii) all certified claims and requests for equitable adjustment submitted by Seller and CIBER Federal International under the Active Government Contracts, in the past five (5) years, were true, accurate and complete in all material respects as of their respective submission dates.

(c)           To the Knowledge of Seller, Seller and CIBER Federal International have not taken any action, in the past five (5) years, related to the Active Government Contracts, and are not parties to any litigation, in each case which would reasonably be expected to give rise to (i) liability under the False Claims Act, (ii) claims for price adjustments under the Truth in Negotiations Act, or (iii) other written requests for reductions in the prices of the Active Government Contracts based on actual or alleged defective pricing.

(d)           No Government Contract has been terminated for default in the past five (5) years.  Neither Seller nor CIBER Federal International has received any written or, to the Knowledge of Seller, oral notice from a Governmental Authority (or from any prime contractor or upper-tier subcontractor), in the past five (5) years, terminating any Government Contract for convenience or indicating an intent to terminate any Government Contracts for convenience or default including any cure notice or show cause notice.

(e)           None of Seller and CIBER Federal International, nor, to the Knowledge of Seller, any of their Principals (as defined in FAR 52.209-5), has in the past five (5) years been, or is currently, suspended, debarred or proposed for suspension or debarment by a Governmental Authority (of competent jurisdiction) from bidding on any Government Contract, declared ineligible, or otherwise excluded from participation in the award of any Government Contract or for any reason been listed on the List of Parties Excluded from Federal Procurement and Nonprocurement Programs.  No suspension, debarment or exclusion proceeding actions have been commenced or, to the Knowledge of Seller, threatened (whether orally or in writing) by a Governmental Authority (of competent jurisdiction) against Seller or CIBER Federal International.  To the Knowledge of Seller, no negative determination of responsibility has been issued against Seller or CIBER Federal International within the past five (5) years.

(f)            Except to the extent disclosure is prohibited by the National Industrial Security Program Operating Manual, DOD 5220.22-M (January 1995), and any supplements, amendments or revised editions thereof (the “NISPOM Operating Manual”), or any manual relating to clearances that may not be disclosed, Seller has identified to Buyer in writing all material facility security clearances and all material personnel security clearances held by any officer, director or employee of Seller or CIBER Federal International (to the extent related to the Federal Business).  To the Knowledge of Seller, Seller, CIBER Federal International and their respective officers, directors and employees who hold security clearances (to the extent related to the Federal Business) are in compliance in all material respects with all applicable national security obligations, including those specified in the NISPOM Operating Manual.

(g)           Except as set forth on Schedule 3.21(g), to the Knowledge of Seller, there are (i) no outstanding material disputes between Seller or CIBER Federal International, on the one hand, and a Governmental Authority, on the other hand, under the Contract Disputes Act of 1978, as amended, or any other applicable Law arising under or relating to any Active Government Contract or Government Contract Bid and (ii) no outstanding material disputes between Seller or CIBER Federal International, on the one hand, and any prime contractor, subcontractor or vendor, on the other hand, arising under or relating to any Active Government Contract or Government Contract Bid; and, to the Knowledge of Seller, no material disputes of the type referred to in clause (i) or (ii) above are being threatened by the third parties referred to therein.

(h)           Except as set forth on Schedule 3.21(h), to the Knowledge of Seller, in the past five (5) years, (i) neither Seller nor CIBER Federal International has engaged in any work under the Active Government Contracts, that would reasonably be expected to result in an “organizational conflict of interest” as defined in the FAR (based on the current conduct of the Federal Business), (ii) no Purchased Contract that is an Active Government Contract contains an “organizational conflict of interest” clause under FAR 9.507-2 or a FAR supplement identifying limitations or restrictions on Seller or CIBER Federal International, and (iii) neither Seller nor CIBER Federal International has active organizational conflict of interest mitigation plans (to the extent related to the Federal Business).

(i)            If required for Active Government Contracts with the United States federal government, to the Knowledge of Seller, the cost accounting, invoicing, and procurement systems of the Federal Business, including the estimating system, purchasing system, earned value management system (EVMS), material management and accounting system (MMAS), property management system and accounting system of the Federal Business are, to the extent applicable, in compliance in all material respects with all applicable Law.  Seller has submitted to the applicable U.S. Government Authorities indirect cost proposals for the Federal Business and Seller’s corporate home office through December 31, 2010, and accurate and complete copies thereof have been made available to Buyer.  The applicable U.S. Governmental Authorities are reviewing the indirect cost proposals for fiscal years 2004 through 2010 for the Federal Business, and indirect cost proposals for fiscal years 2007 through 2010 for Seller’s corporate home office; and accurate and complete copies thereof have been made available to Buyer.

(j)            To the Knowledge of Seller, neither Seller nor CIBER Federal International has, in the past five (5) years, employed or retained any person or agency to solicit or obtain any Active Government Contract based upon an agreement or understanding for a contingent fee except a bona fide employee or agency as those terms are defined in FAR 52.203-5.

(k)           Except for (i) routine contract administration activities occurring in the Ordinary Course of Business and (ii) other routine oral inquiries by Governmental Authorities in the Ordinary Course of Business and customary in the industry in which the Federal Business operates, regarding the status or performance of contracts or bids, neither Seller nor CIBER Federal International is currently undergoing, or has undergone in the past five (5) years, any audit or investigation relating to any Government Contract.  With regard to the Active Government Contracts, there has not been a written finding of noncompliance, disallowance, questioned cost or other deficiency by a Governmental Authority recommending that Seller or CIBER Federal International pay any amount to any Governmental Authority.

(l)            Neither Seller nor CIBER Federal International nor, to the Knowledge of Seller, any Principal of Seller or CIBER Federal International, is (except as to routine security investigations) under administrative, civil or criminal investigation, indictment or information by any Governmental Authority with respect to any alleged irregularity, noncompliance, violation of law, misstatement or omission relating to any Government Contract or Government Contract Bid.  Neither Seller nor CIBER Federal International has received any written notice, in the past five (5) years, that any audit, review, inspection, investigation, or examination of records by any

Governmental Authority with respect to an Government Contract has revealed any fact, occurrence or practice that evidences any material irregularity, noncompliance, violation of law, misstatement or omission relating to any Government Contract or Government Contract Bid.

(m)          During the last five (5) years, neither Seller nor CIBER Federal International has initiated any internal investigation related to the Federal Business (excluding, for avoidance of doubt, routine internal reviews and examinations), or made a mandatory or voluntary disclosure in writing to any Governmental Authority, with respect to any alleged irregularity, noncompliance, violation of law, misstatement or omission relating to any Government Contract or Government Contract Bid.

3.22         Title to and Sufficiency of Assets.  Seller has good and marketable title to, or a valid leasehold interest to, the Purchased Assets, free and clear of all Encumbrances, except for Permitted Encumbrances.  Except for the Excluded Assets, or as set forth on Schedule 3.22, the Purchased Assets and the rights provided to Buyer under the Transition Services Agreement are sufficient for the conduct of the Federal Business as currently conducted by Seller.

3.23         Customers and Vendors.  Schedule 3.23(a) sets forth the name of each customer which was among the top ten customers (measured by revenue recorded) of the Federal Business for the year ended December 31, 2010 and the nine months ended September 30, 2011.  Schedule 3.23(b) sets forth the name of each vendor which was among the top ten vendors (measured by expenditures) of the Federal Business for each of the year ended December 31, 2010 and the nine months ended September 30, 2011.  To the Knowledge of Seller, none of the customers or vendors listed on Schedule 3.23(a) or Schedule 3.23(b) has, since December 31, 2010, notified Seller in writing that it has cancelled or materially adversely altered, or intends to cancel or materially adversely alter, its business relationship with the Federal Business, other than in the Ordinary Course of Business.

3.24         Accounts Receivable.  Except as set forth on Schedule 3.24, the accounts receivable reflected on the Applicable Balance Sheet and all accounts receivable of the Federal Business reflected on the books and records of the Federal Business as of December 31, 2011, or that are reflected on the books and records of the Federal Business and have arisen since December 31, 2011, (net of allowances for doubtful accounts as reflected thereon) represent valid obligations to Seller arising from sales actually made or services actually provided by the Federal Business in the Ordinary Course of Business, and have been collected or are current; and, to the Knowledge of Seller, none of the obligors of such accounts receivable has given written notice to Seller that it will or may refuse to pay the full amount thereof or any material portion thereof.

3.25         Accounts Payable.  All of the accounts payable reflected on the Applicable Balance Sheet and all accounts payable of the Federal Business reflected on the books and records of the Federal Business as of December 31, 2011, or that are reflected on the books and records of the Federal Business and have arisen since December 31, 2011, arose from bona fide purchases by the Federal Business of goods and services in the Ordinary Course of Business.

3.26         Surety Bonds.  Schedule 3.26 sets forth a true, correct and complete list of all outstanding surety bonds required for the Purchased Contracts (other than those issued by subcontractors in favor of the Federal Business and its customers) (the “Surety Bonds”).  To the Knowledge of Seller, (i) each Surety Bond is in full force or effect and has not been canceled or rescinded by the issuer thereof and (ii) the Federal Business has not taken any action, or omitted to take any action, such that, with notice or lapse of time or both, the issuer of any Surety Bond would reasonably be expected, following the Closing, to decline to execute new surety bonds with respect to any Purchased Contracts.

3.27         Solvency.  Each of Seller and CIBER Federal International is solvent, able to pay its debts as they become due, owns property that has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities), and has adequate capital to carry on its business (if any).  No transfer of property is being made by Seller, and no obligation is being incurred by Seller, in connection with the Transaction with the intent to hinder, delay or defraud either present or future creditors of Seller.  Seller will not become insolvent as a result of (i) its execution and delivery of this Agreement or any Transaction Agreement to which it is specified to be a party, (ii) its performance of its obligations hereunder or thereunder, or (iii) its consummation of the Transaction.

3.28         Limitations on Representations and Warranties.  EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE III (AS MODIFIED BY THE DISCLOSURE SCHEDULES (AS DETERMINED IN ACCORDANCE WITH SECTION 11.12)), OR IN ANY CERTIFICATE DELIVERED BY SELLER PURSUANT TO THIS AGREEMENT), (I) NEITHER SELLER NOR ANY OTHER PERSON MAKES ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO SELLER, CIBER FEDERAL INTERNATIONAL, THE FEDERAL BUSINESS, THE PURCHASED ASSETS OR THE TRANSACTION, AND SELLER DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES, WHETHER MADE BY SELLER, ANY AFFILIATE OF SELLER, OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES AND (II) SELLER HEREBY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, PROJECTION, FORECAST, STATEMENT, OR INFORMATION MADE, COMMUNICATED, OR FURNISHED (ORALLY OR IN WRITING) TO BUYER OR ITS AFFILIATES OR REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION, PROJECTION, OR ADVICE THAT MAY HAVE BEEN OR MAY BE PROVIDED TO BUYER BY ANY DIRECTOR, OFFICER, EMPLOYEE, AGENT, CONSULTANT, OR REPRESENTATIVE OF SELLER OR ANY OF ITS AFFILIATES).  SELLER MAKES NO REPRESENTATIONS OR WARRANTIES TO BUYER REGARDING THE PROBABLE SUCCESS OR PROFITABILITY OF THE FEDERAL BUSINESS.  THE DISCLOSURE OF ANY MATTER OR ITEM IN ANY SCHEDULE HERETO SHALL NOT BE DEEMED TO CONSTITUTE AN ACKNOWLEDGMENT THAT ANY SUCH MATTER IS REQUIRED TO BE DISCLOSED.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller as of the date of this Agreement as follows:

4.1           Organization.  Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland with all requisite corporate power and authority to execute, deliver and perform this Agreement and the Transaction Agreements to which it is a party and to consummate the Transaction, and to own, operate or lease its assets and properties and to conduct its business as presently conducted by it.  Buyer is qualified or authorized to do business in each foreign jurisdiction where such qualification is necessary, except where the failure to be so qualified would not, and would not reasonably be expected to, materially impair Buyer’s ability to consummate the Transaction in accordance with this Agreement.

4.2           Authority.  Buyer has all requisite power and authority to enter into and deliver this Agreement and the Transaction Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Transaction.  The execution and delivery by Buyer of this Agreement and the Transaction Agreements to which it is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the Transaction, have been duly authorized by all necessary corporate action on the part of Buyer.  This Agreement has been, and, at or prior to the Closing, the Transaction Agreements to which Buyer is a party, shall be, duly executed and delivered by Buyer.  Assuming the due authorization, execution and delivery of this Agreement and the Transaction Agreements by Seller, this Agreement constitutes, and each of the Transaction Agreements to which Buyer is a party (when so executed and delivered) will constitute, a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, moratorium, insolvency, reorganization or other similar laws affecting or limiting the enforcement of creditor’s rights generally and except as such enforceability is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

4.3           No Violation; Third Party Consents. Except as set forth on Schedule 4.3 and Schedule 4.4, the execution and delivery by Buyer of this Agreement and the Transaction Agreements to which it is a party, the performance by Buyer of its obligations hereunder and thereunder, and the consummation by Buyer of the Transaction, will not conflict with or violate, result in a breach of or constitute a default (with or without notice or lapse of time, or both) under, give rise to any right of termination or cancellation under the terms or provisions of (a) the Organizational Documents of Buyer, (b) any material Contract to which Buyer is a party or is bound, or (c) any Law applicable to Buyer, or any Governmental Order issued by a Governmental Authority by which Buyer is in any way bound or obligated, except in the case of clauses (b) and (c) of this Section 4.3, as would not, and would not reasonably be expected to, materially impair the ability of Buyer to perform its obligations under this Agreement (including the obligation to pay the Buyer Termination Fee to the extent payable in accordance with this Agreement) and the Transaction Agreements to which it is a party or to consummate the Transaction in accordance with this Agreement.

4.4           Governmental Consents.  Except as set forth on Schedule 4.4, no consent, waiver, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Authority is required on the part of Buyer in connection with the execution and delivery by Buyer of this Agreement and the Transaction Agreements to which it is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the Transaction, other than such of the foregoing that, if not obtained or made, would not, and would not reasonably be expected to, materially impair the ability of Buyer to perform its obligations under this Agreement and the Transaction Agreements to which it is a party or to consummate the Transaction in accordance with this Agreement.  Subject to (i) Seller having identified, on or prior to the date hereof, to Buyer in writing all material facility security clearances and all material personnel security clearances held by any officer, director or employee of Seller or CIBER Federal International (to the extent related to the Federal Business), (ii) Seller complying in all material respects with its covenants set forth in Sections 5.5 and 6.2, (iii) Seller maintaining its facility security clearances, and (iv) the Continuing Employees maintaining their personnel security clearances (to the extent within their control), Buyer will possess, as of the Closing, all facility security clearances and access authorizations necessary to perform the Active Government Contracts and safeguard any classified information required to be stored or maintained at Seller’s facility, if applicable, and to sponsor the personnel security clearances of the Continuing Employees following the Closing.

4.5           Litigation.  Except as set forth on Schedule 4.5, there are no pending or, to the Knowledge of Buyer, threatened Actions by any Person or Governmental Authority against or relating to Buyer (or any Affiliate of Buyer) or by which Buyer or its assets or properties are or may be bound which, if adversely determined, would, or would reasonably be expected to, materially impair the ability of Buyer to perform its obligations under this Agreement and the Transaction Agreements to which it is a party or to consummate the Transaction in accordance with this Agreement.

4.6           Brokers.  Buyer has not engaged, or incurred any unpaid liability (for any brokerage fees, finders’ fees, commissions or otherwise) to, any broker, finder or agent in connection with the Transaction.

4.7           Financing.

(a)           Buyer has sufficient cash to pay when (and if) due, in accordance with this Agreement, the Buyer Termination Fee.

(b)           Assuming the Debt Financing contemplated by the Debt Commitment Letters is consummated substantially in accordance with their terms, Buyer (i) will have sufficient cash, available lines of credit or other sources of immediately available funds to pay in cash, when due, the Purchase Price and any expenses incurred by Buyer in connection with the Transaction, and (ii) will have the financial resources and capabilities to perform its obligations hereunder.  Buyer has delivered to Seller correct and complete copies of Buyer’s Debt Commitment Letters in effect on the date hereof (such Debt Commitment Letters, the “Initial Debt Commitment Letters”; and the Debt Financing specified therein, the “Initial Debt Financing”), excluding any related Fee and Sponsor Letters (the “Initial Fee and Sponsor Letters”).  Each of the Initial Debt Commitment Letters has been duly executed by Buyer and, to the Knowledge of Buyer, each other Person party thereto, and, as of the date hereof, each of the Initial Debt Commitment Letters is in full force and effect and, to the Knowledge of Buyer, is valid, binding and enforceable against each other Person party thereto in accordance with its terms.  Buyer and its Affiliates have paid any and all fees and expenses that the Initial Debt Commitment Letters and Initial Fee and Sponsor Letters require to have been paid on or prior to the date hereof. The Initial Debt Commitment Letters contain all of the conditions precedent to the obligations of the Lenders thereunder to make the Initial Debt Financing available to Buyer on the terms therein and no conditions precedent or other terms with respect to such obligations are contained in the Initial Fee and Sponsor Letters or in any side letters or other Contracts to which Buyer or an Affiliate thereof is a party.  As of the date hereof, assuming the satisfaction of the conditions set forth in Section 8.1 and Section 8.2, Buyer does not have reason to believe that any conditions to the Debt Financing will not be satisfied or that the Debt Financing will not be consummated as contemplated by the Initial Debt Commitment Letters.  Buyer acknowledges and agrees that the obligation of Buyer to consummate the Transaction in accordance with the terms and conditions of this Agreement (including Section 2.1) is not conditioned upon the closing of the Debt Financing, Buyer’s receipt of the proceeds of the Debt Financing or Buyer’s ability to finance or pay the Purchase Price.

4.8           Solvency.  Immediately after giving effect to the Transaction contemplated by this Agreement (assuming the satisfaction of the conditions set forth in Section 8.1 and Section 8.2 at the Closing) and the closing of the Debt Financing, Buyer shall be solvent, be able to pay its debts as they become due, own property that has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities), and have adequate capital to carry on its business.  No transfer of property is being made by Buyer or its Affiliates, and no obligation is being incurred by Buyer or its Affiliates, in connection with the Transaction with the intent to hinder, delay or defraud either present or future creditors of Seller.

4.9           Investment Representation.  Buyer is purchasing the Equity Interest for its own account with the present intention of holding such security for investment purposes and not with a view to, or for sale in connection with, any public distribution of such securities in violation of any federal or state securities Laws, it being understood that the right to dispose of such security shall be within the discretion of Buyer subject to compliance with any applicable Laws.

4.10         Foreign Ownership.  Buyer is not organized, chartered or incorporated under the Laws of any country other than the United States or its territories.  Buyer is not, and will not be, at or immediately following the Closing, (a) owned or controlled by (i) a foreign Person or Persons for purposes of the International Traffic in Arms Regulations, 22 C.F.R. Parts 120 — 130, or (ii) a foreign Person for purposes of reviews of transactions conducted by the Committee on Foreign Investment in the United States under the Exon-Florio Amendment to the Defense Production Act of 1950, 50 U.S.C. App. § 2170, as amended by Section 721 of the Foreign Investment and National Security Act of 2007 and as implemented by Executive Order 11858, as amended, and regulations at 31 C.F.R. Part 800; or (b) be subject to Foreign Ownership, Control or Influence as defined in the National Industrial Security Program Operating Manual (DOD 5220.22-M) (February 28, 2006) that is not able to be mitigated in accordance with such manual.

4.11         Financial Statements.  Buyer has made available to Seller the following: (a) the audited consolidated balance sheet of CRG Holding Corp. and its Subsidiaries (including Buyer) as of December 31, 2010, and the related audited consolidated statement of operations and statement of cash flows of Buyer and its Subsidiaries for the one year period then ended (the “Buyer Audited Financial Statements”), other than the accompanying notes and certain supplementary items, and (b) the unaudited consolidated balance sheet of CRG Holding Corp. and its Subsidiaries (including Buyer) as of November 30, 2011, and the related unaudited consolidated statement of income of CRG Holding Corp. and its Subsidiaries (including Buyer) for the eleven month period ended November 30, 2011 (the financial statements referred to in clauses (a) and (b), collectively, the “Buyer Financial Statements”).  The Buyer Financial Statements have been prepared on a consistent basis from period to period from financial information contained in the books and records regularly maintained by Buyer (which books and records accurately reflected, in all material respects, the consolidated operations and financial position of Buyer and its Subsidiaries as at the dates and for the respective periods indicated therein) and in the aggregate present fairly in all material respects, in accordance with GAAP consistently applied throughout the period covered thereby, the financial position and results of operations and, in the case of the Buyer Audited Financial Statements, cash flows of Buyer and its Subsidiaries as at the dates and for the respective periods indicated therein (subject, in the case of the financial statements referred to in clause (b) of the first sentence of this Section, the lack of footnote disclosure and other presentation items and normal year-end adjustments).

4.12         Limitations of Representations and Warranties.  Notwithstanding anything contained in this Agreement to the contrary, Buyer acknowledges and agrees that Seller is not making any representations or warranties whatsoever, express or implied, beyond those expressly given by Seller in Article III hereof (as modified by the Disclosure Schedules (as determined in accordance with Section 11.12), or in any certificate delivered by Seller pursuant to this Agreement.  Except in the case of fraud, any claims Buyer may have for breach of representation or warranty shall be based solely on the representations and warranties of Seller set forth in Article III hereof (as modified by the Disclosure Schedules (as determined in accordance with Section 11.12), or in any certificate delivered by Seller pursuant to this Agreement.  Buyer further represents that none of Seller or any of its Affiliates or any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding Seller, CIBER Federal International, the Federal Business or the Transaction neither expressly set forth in this Agreement (as modified by the Disclosure Schedules (as determined in accordance with Section 11.12)) nor expressly specified in Article III of this Agreement as being subject to the representations and warranties of Seller set forth in Article III hereof (as modified by the Disclosure Schedules (as determined in accordance with Section 11.12)) nor expressly set forth in any certificate delivered by Seller pursuant to this Agreement, and none of Seller, any of its Affiliates or any other Person will have or be subject to any liability to Buyer or any other Person resulting from the distribution to Buyer or its representatives or Buyer’s use of, any such information not so set forth or specified, including any information in any confidential memoranda distributed on behalf of Seller relating to the Federal Business or in other publications or data room information provided to Buyer or its representatives, or in any other document or information in any form provided to Buyer or its representatives in connection with the sale of the Federal Business and the Transaction (in each case to the extent neither explicitly set forth in this Agreement (as modified by the Disclosure Schedules (as determined in accordance with Section 11.12)), nor expressly specified in Article

III of this Agreement as being subject to the representations and warranties of Seller set forth in Article III hereof (as modified by the Disclosure Schedules (as determined in accordance with Section 11.12)) nor expressly set forth in any certificate delivered by Seller pursuant to this Agreement.  Buyer acknowledges that it has conducted to its satisfaction, its own independent investigation of the Federal Business and, in making the determination to proceed with the Transaction, Buyer has relied on the results of its own independent investigation, provided that the foregoing shall neither diminish the reliance of Buyer on the representations and warranties of Seller set forth in Article III hereof (as modified by the Disclosure Schedules (as determined in accordance with Section 11.12)), or in any certificate delivered by Seller pursuant to this Agreement, nor constitute a waiver by Buyer of its right to enforce its right to indemnification hereunder for breach of any such representation or warranty.

ARTICLE V
PRE-CLOSING COVENANTS AND AGREEMENTS

5.1           Conduct of the Federal Business Pending the Closing.

(a)           After the execution and delivery of this Agreement and prior to the Closing, except (1) as set forth on Schedule 5.1, (2) as required by applicable Law, (3) with respect to the Excluded Assets and Excluded Liabilities, (4) as otherwise contemplated by this Agreement, or (5) with the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), Seller shall:

(i)            conduct the Federal Business only in the Ordinary Course of Business;

(ii)           comply (to the extent with respect to the Federal Business), and cause CIBER Federal International to comply, in all material respects, with all Laws applicable to the Federal Business, and as soon as reasonably practicable following receipt thereof, give Buyer copies of any notice received from any Governmental Authority alleging any material violation of any such Law;

(iii)          use its commercially reasonable efforts to (a) preserve intact the legal existence and present business operations of the Federal Business, (b) maintain in effect all Licenses which are reasonably necessary for the current conduct of the Federal Business and (c) preserve intact the present relationships of the Federal Business with its customers, suppliers and key employees;

(iv)          promptly notify Buyer of (a) awards of any Contract to the Federal Business to the extent that such Contract would constitute a Material Contract if in effect as of the date hereof, (b) the entry by Seller or CIBER Federal International into any Government Contract that would constitute a Material Contract if in effect as of the date hereof, or (c) the entry by Seller or CIBER Federal International into any teaming agreement; and

(v)           promptly notify Buyer of (a) any increase in the compensation or benefits of any person who is, or will be, a Continuing Employee, (b) the grant of any severance or termination pay to any person who is, or will be, a Continuing Employee, or (c) the establishment, adoption, entry into, amendment or termination of any Plan or any plan, agreement, program, policy, trust, fund, or other arrangement that would be a Plan if it were in existence as of the date of this Agreement, in each case irrespective of whether any of the foregoing would be solely the obligation of Seller from and after the Closing.

(b)           After the execution and delivery of this Agreement and prior to the Closing, except (1) as set forth on Schedule 5.1, (2) as required by applicable Law, (3) as otherwise contemplated by this Agreement, (4) as is solely between or among Seller and any of its Affiliates (other than CIBER Federal International), or (5) with the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed (other than in the case of the actions referred to in any of clauses (i), (ii), (iii), (iv), (x), (xii) or (xvii) below, or in clause (xviii) below (to the extent pertaining to any of the foregoing clauses)), Seller shall not take any of the actions referred to below (and shall cause CIBER Federal International not to take any of the actions referred to below):

(i)            transfer, issue, sell, or dispose of any equity interests in, or limited liability company interests or other securities of, or stock appreciation, phantom stock or other similar rights with respect to, CIBER Federal International, or rights or obligations convertible into or exchangeable for any of the foregoing, or grant options, warrants, calls or other rights to purchase or otherwise acquire any of the foregoing;

(ii)           adopt a plan of liquidation, dissolution or other reorganization with respect to CIBER Federal International, or otherwise effect any recapitalization, reclassification or like change in the capitalization of CIBER Federal International;

(iii)          amend the Organizational Documents of CIBER Federal International (whether by merger, consolidation or otherwise);

(iv)          (x) sell, assign, license, transfer, convey, lease, or otherwise dispose of, or create or incur any Encumbrance (other than a Permitted Encumbrance) on, any material Intellectual Property or any material properties or assets of the Federal Business (including the Equity Interest) or CIBER Federal International, except in each case in the Ordinary Course of Business (other than with respect to the Equity Interest), or (y) fail to take commercially reasonable efforts to discharge (prior to the Closing) any involuntary Encumbrance of which Seller has Knowledge, against or in respect of any material Intellectual Property or any material properties or assets of the Federal Business (including the Equity Interest) or of CIBER Federal International;

(v)           except with respect to the Excluded Assets and the Excluded Liabilities, cancel, settle or compromise any material claim, debt, action, suit, proceeding or investigation with respect to the Federal Business or CIBER Federal International, other than in the Ordinary Course of Business;

(vi)          except as required under a Government Contract entered into in the Ordinary Course of Business after the date hereof, enter into any commitments for capital expenditures of the Federal Business or CIBER Federal International in excess of Twenty-Five Thousand Dollars ($25,000) in any individual case or in excess of One Hundred Thousand Dollars ($100,000) in the aggregate;

(vii)         permit CIBER Federal International to enter into or agree to enter into any merger or consolidation with any corporation or other entity, or permit the Federal Business or CIBER Federal International to acquire either the securities or equity interests of any other Person (whether a Subsidiary or otherwise) or any assets of a business with a value of more than Fifty Thousand Dollars ($50,000);

(viii)        to the extent materially affecting the Federal Business, make, revoke, amend or change any Tax election, change any annual Tax accounting period, adopt or change any method of Tax accounting, enter into any closing agreement, settle any material Tax claim or assessment, file any amended Tax Return, extend or waive the application of any statute of limitations regarding the assessment or collection of any Tax (except with respect to the routine extension of Tax Returns in the Ordinary Course of Business), apply for or pursue any Tax ruling, change any tax identification number or execute any powers of attorney in respect of any Tax matter or take any action to deny the availability of any election in respect of Taxes (including an entity classification election with respect to CIBER Federal International);

(ix)           adversely change the limits or terms and conditions of the Insurance Policies covering the Federal Business and the Purchased Assets (including self insurance held by Seller or the Federal Business), including allowing policies to expire without renewing such policies or obtaining comparable replacement coverage, or prejudice rights to insurance payments thereunder;

(x)            other than in the Ordinary Course of Business, enter into, materially amend or terminate, or permit CIBER Federal International to enter into, materially amend or terminate, or assign or otherwise dispose of, any Material Contract;

(xi)           (a) increase any compensation or benefits of any management employee of the Federal Business who is, or will be, a Continuing Employee, (b) institute any across-the-board increase in compensation or benefits of any persons who are, or will be, Continuing Employees, (c) increase any compensation or benefits of any non-management employee of the Federal Business who is, or will be, a Continuing Employee, other than increases which, individually or taken together, are immaterial, are in the Ordinary Course of Business and are not part of any across-the-board increase, (d) grant any severance or termination pay to any person who is, or will be, a Continuing Employee, or (e) establish, adopt, enter into, amend or terminate any Plan or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Plan if it were in existence as of the date of this Agreement, except, in each case, to the extent any of the foregoing are solely the obligation of Seller from and after the Closing;

(xii)          to the extent relating to or affecting the Federal Business or CIBER Federal International, submit any new Government Contract Bid or other new Bid, outside of the Ordinary Course of Business;

(xiii)         make any material change in any method of accounting or accounting practice of the Federal Business, except as required by changes in GAAP or as required by applicable Law;

(xiv)        revalue any material portion of the assets or properties of the Federal Business (to the extent that they would be reasonably expected to constitute Purchased Assets, or assets or properties of CIBER Federal International, at Closing), other than any write-down or write-off of the value of any current asset included in the definition of “Working Capital”, except as may be required by applicable Law or GAAP;

(xv)         permit the Federal Business or CIBER Federal International to make any loan or other extension of credit to their actual or prospective customers;

(xvi)        implement any plant closing or layoff of employees of the Federal Business that would be reasonably expected to implicate the Worker Adjustment and Retraining Act (or any similar state, local or foreign Law) with respect to the Federal Business;

(xvii)       make any material change in the lines of business in which the Federal Business participates or is engaged; or

(xviii)      enter into any agreement or otherwise make a commitment to do anything prohibited by this Section 5.1.

(c)           For the avoidance of doubt, nothing contained in this Section 5.1 shall prohibit any dividends or other distributions of cash (or any cash sweeps or similar treasury functions to transfer cash), to the extent in compliance with applicable Law, from CIBER Federal International to Seller.

(d)           After the execution and delivery of this Agreement and prior to the Closing, Seller shall not transfer, or permit to be transferred, any tangible personal property of the Federal Business (whether as of the date hereof, or as of any time subsequent to the date hereof but prior to the Closing) to any other business unit or division of Seller and its Affiliates.

(e)           After the execution and delivery of this Agreement and prior to the Closing, to the extent permitted by applicable Law, the parties shall cooperate in the pursuit of awards or task orders under Government Contracts which are IDIQ contracts (whether in response to requests for proposals or otherwise) and shall cooperate to prepare and submit competitive bids or proposals in an attempt to obtain such awards or task orders.

5.2           Notice; Effect of Notice.  From the date hereof until the earlier of the Closing Date and the termination of this Agreement in accordance with Section 10.1, Seller shall notify Buyer, and Buyer shall notify Seller, in writing, promptly after becoming aware of any event, transaction or circumstance that causes or would reasonably be expected to cause or constitute a breach in any material respect of any representation, warranty, covenant or agreement of such notifying party in this Agreement; provided, however, that no such notice shall have any adverse effect on Seller’s or Buyer’s, as the case may be, ability to assert the failure of any conditions to its obligation to close set forth in Article VIII hereof or to assert a breach of any representation, warranty, covenant or agreement of the other party in this Agreement.

5.3           Control of Business.  Notwithstanding anything in this Agreement to the contrary, Buyer acknowledges on behalf of itself and its Affiliates and its and their directors, officers, employees, Affiliates, agents, representatives, successors and assigns, that the operation of the Federal Business remains in the dominion and control of Seller until the Closing and that nothing in this Agreement shall give any of the foregoing Persons, directly or indirectly, the right to control or direct the operations of the Federal Business prior to the Closing.

5.4           Access to Information.  Subject to any and all applicable contractual and security requirements of Governmental Authorities (including those Governmental Authorities listed on Schedule 5.4), from the date hereof until the Closing or until this Agreement is earlier terminated, Seller shall afford to the officers, employees, agents and authorized representatives of Buyer (including independent public accountants, financial advisors and attorneys) reasonable access during normal business hours, upon reasonable advance notice, to the offices, properties and business, tax and accounting records (including computer files, retrieval programs and similar documentation) of the Federal Business and other records and documents relating to the Purchased Assets to the extent Buyer shall reasonably deem necessary in connection with the Transaction and shall furnish to Buyer or its authorized representatives such additional information concerning Seller and CIBER Federal International relating to the Purchased Assets and the Federal Business as shall be reasonably requested; provided, however, that Seller shall not be required to violate any obligation of confidentiality to which Seller or its Affiliates are subject in discharging its obligations pursuant to this Section 5.4.  Buyer agrees that such access shall be conducted in such a manner as not to unreasonably interfere with the operations of Seller and its Affiliates. Prior to the Closing, Buyer and its representatives shall not speak to any of the employees, customers, distributors, and suppliers of the Federal Business (to the extent known to Buyer as such) in connection with the Transaction or regarding the Evaluation Material (as defined in the applicable Confidentiality Agreements) without the prior consent of the Chief Financial Officer or the General Counsel of Seller, and any such permitted communications shall be made in the presence of a designated representative of Seller, provided that, to the extent reasonably requested by Buyer, Seller shall use its commercially reasonable efforts, prior to the Closing, to provide Buyer with reasonable access, during normal business hours and upon reasonable notice, to such employees, customers, distributors and suppliers in the presence of a designated representative of Seller (to the extent such representative is designated by Seller and elects to be present for such access) (with the terms of any such access to be determined by Seller in its reasonable discretion).

5.5           Notices and Consents.

(a)           Prior to the Closing, Seller and Buyer will use commercially reasonable efforts to give all notices required to be given and to obtain all material consents, approvals or authorizations of any third parties (including any Governmental Authority) that are required in connection with the transactions contemplated by this Agreement; provided, however, that, in no case whatsoever shall such “commercially reasonable efforts” be deemed to require Buyer or any of its Affiliates to incur any material fees or material out-of-pocket expenses, or grant any Material Concession (as defined below), in connection therewith.  For the avoidance of doubt, this Section 5.5(a) shall not be deemed to apply with respect to those consents, approvals and authorizations contemplated by Section 6.3. Without limitation of the foregoing, prior to the Closing, Seller will use commercially reasonable efforts to assist Buyer, at Buyer’s request, in Buyer obtaining license agreements from third parties for their Other Federal Business Licensed Intellectual Property on terms which are substantially similar to those on which Seller has licensed such Intellectual Property from such third parties, provided, that, in no event shall Seller or any its Affiliates be required to incur any material fees or material out-of-pocket expenses, or grant any Material Concession (as defined below), in connection therewith.

(b)           Notwithstanding anything contained in this Agreement to the contrary, Buyer shall not be required to undertake any action or desist from taking any action (or cause any of its Affiliates to undertake any such actions or to desist from taking any such actions) pursuant to this Article V or Article VI if such action or inaction (a) would require Buyer or any of its Affiliates to enter into any agreement, consent decree or other commitment requiring Buyer or any of its Affiliates to divest or hold separate or license all or any portion of the assets or business of, or to limit or modify the conduct of all or any portion of the business of, Buyer or any of its Affiliates (including, after the Closing, the Purchased Assets or any assets or properties of CIBER Federal International), (b) would have, or would be reasonably expected to have, a material adverse effect on the business of Buyer or any of its Subsidiaries (including, after the Closing, the Purchased Assets or any assets or properties of CIBER Federal International), taken as a whole (the actions referred to in clause (a) or (b) above, a “Material Concession”), or (c) would require Buyer or any of its Affiliates to litigate, pursue or defend any Action challenging any portion of the Transaction as violative of any antitrust laws.

(c)           Prior to the Closing, Buyer and Seller shall cooperate with one another in determining whether any action by or in respect of, or filing with, any Governmental Authority, is required or reasonably appropriate, or any action, consent, approval or waiver from any party to any Material Contract is required or reasonably appropriate, in connection with the consummation of the transactions contemplated by this Agreement.  Subject to the terms and conditions of this Agreement and the applicable Confidentiality Agreements, in taking such actions or making any such filings, prior to the Closing, Buyer and Seller shall use commercially reasonable efforts to furnish information required of any Governmental Authority in connection therewith (subject to confidential treatment in the case of any information provided by Buyer to the extent reasonably requested by Buyer) and timely seek to obtain any such actions, consents, approvals or waivers; provided, however, that, in no case whatsoever shall Buyer or any of its Affiliates be required to incur any material fees or material out-of-pocket expenses, or grant any Material Concession (as defined below), in connection therewith.

5.6           Debt Financing Arrangements.

(a)           Buyer shall, and shall cause its Affiliates to, comply in all material respects with its obligations under the Applicable Debt Commitment Letters and Buyer shall use, and shall cause its Affiliates to use, their commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to obtain the Applicable Financing on substantially the terms and conditions described in the Applicable Debt Commitment Letters, including using its or their commercially reasonable efforts to comply with its or their obligations under the Applicable Debt Commitment Letters and the Applicable Fee and Sponsor Letters; provided, however, that, in no case whatsoever shall such “commercially reasonable efforts” be deemed to require Buyer or any of its Affiliates to incur any material fees or any material out-of-pocket expenses, or grant any Material Concession, in connection therewith that it would not have had to incur or grant in connection with the Applicable Debt Commitment Letters or the Applicable Fee and Sponsor Letters.

(b)           If (i) any portion of the Applicable Financing expires by its terms or is terminated by any of the parties to the Applicable Debt Commitment Letters, or (ii) any Lender referred to in the Applicable Debt Commitment Letters notifies Buyer or any of its Affiliates of the unwillingness of the Lenders (or any of them) to proceed with the Applicable Financing (an event referred to in clause (i) or (ii) above, an “Applicable Financing Notice Event”), Buyer shall, within five (5) Business Days of such Applicable Financing Notice Event, notify Seller of such Applicable Financing Notice Event and the reasons therefor (to the extent known to Buyer).  Promptly after any such Applicable Financing Notice Event, Buyer shall, and shall cause its Affiliates to, use its and their commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable within its or their control, as applicable, to obtain alternative debt financing from alternative sources on terms and conditions that, taken as a whole, are not more onerous (or economically adverse) to Buyer (assuming that it would, at Closing, acquire the Purchased Assets and assume the Assumed Liabilities) and its Affiliates (and, assuming the Closing, CIBER Federal International) than the terms and conditions of the Initial Debt Financing described in, or otherwise referred to, in the Initial Debt Commitment Letters and Initial Fee and Sponsor Letters (such alternative debt financing, the “Alternative Financing”; and the procurement thereof, the “Alternative Financing Event”), provided, however, that, in no case whatsoever shall such “commercially reasonable efforts” be deemed to require Buyer or any of its Affiliates to incur any material fees or material out-of-pocket expenses, or grant any Material Concession, in connection therewith that any of them would not have had to incur or grant in connection with the Initial Debt Financing. Buyer shall promptly deliver to Seller correct and complete copies of the executed Debt Commitment Letters for any such Alternative Financing (the “Alternative Debt Commitment Letters”), excluding any Fee and Sponsor Letters referenced therein.

(c)           The parties hereto acknowledge and agree that Seller, CIBER Federal International and their Affiliates are not (and will not be) third party beneficiaries of the Debt Commitment Letters or the definitive agreements with respect to the Debt Commitment Letters, and that nothing in this Agreement, express or implied, is intended to, or shall, confer upon Seller, CIBER Federal International or any of their Affiliates any standing as a third party beneficiary of the Debt Commitment Letters or such definitive agreements.

(d)           Buyer or an Affiliate thereof shall be permitted from time to time (i) to amend or modify or grant any waiver of any provision or remedy under any one or more Debt Commitment Letters or Fee and Sponsor Letters and (ii) to replace (in whole or in part) (other than through an Alternative Financing Event, which is addressed in Section 5.6(b)) the Debt Financing specified in any Debt Commitment Letter by the execution by Buyer and/or one of more of its Affiliates of one or more other Debt Commitment Letters (such amendment, modification, grant or replacement, a “Buyer-Related Financing Event”; and such one or more other Debt Commitment Letters, “Replacement Debt Commitment Letters”); provided, however, that Buyer shall not permit any such Buyer-Related Financing Event to occur if such Buyer-

Related Financing Event would result in, or would reasonably be expected to result in, Buyer’s ability to consummate the Transaction being materially impaired.  Buyer shall deliver to Seller correct and complete copies of the Replacement Debt Commitment Letters, excluding any Fee and Sponsor Letters referenced therein.

(e)           Buyer acknowledges and agrees that neither the obtaining of the Applicable Financing nor any Alternative Financing is a condition to the Closing, and reaffirms its obligation to consummate the transactions contemplated by this Agreement in accordance with the terms and conditions of this Agreement (including Section 2.1) irrespective and independently of the availability of the Applicable Financing or any Alternative Financing.

5.7           Debt Financing Assistance

(a)           From the date hereof until the earlier of the Closing Date and the termination of this Agreement in accordance with Section 10.1, as soon as the same are available, Seller will deliver to Buyer copies of the regularly prepared financial statements of the Federal Business (other than any such statements prepared less frequently than monthly).

(b)           In furtherance of the Seller’s obligations set forth in Section 5.7(a), from the date hereof until the earlier of the Closing Date and the date this Agreement is terminated in accordance with Section 10.1, Seller will deliver to Buyer complete copies of the following: (i) as soon as available (and in any event within thirty (30) days after the end of each calendar month), beginning with the calendar month ended January 31, 2012, the regularly prepared unaudited balance sheet of the Federal Business as of the last day of such month and the related regularly prepared unaudited statements of operations and cash flows of the Federal Business for the month then ended (the “Post-Signing Financial Statements”).

(c)           From the date hereof until the earlier of the Closing Date and the date this Agreement is terminated in accordance with Section 10.1, Seller will cooperate, and will use its commercially reasonable efforts to cause the management of the Federal Business to cooperate, with Buyer and provide information (to the extent related to the Federal Business) as reasonably requested by Buyer in connection with the Debt Financing, provided that, in each case, all out-of-pocket costs incurred by Seller in connection therewith (but, for the avoidance of doubt, excluding any allocable overhead costs) shall be at the sole cost and expense of, and promptly paid by, Buyer.  Such cooperation will include Seller using commercially reasonable efforts to cause the management of the Federal Business to: (i) provide information to Buyer as reasonably requested by Buyer for the preparation by Buyer of any confidential information memoranda, bank books, rating agency presentation materials or other similar offering materials in connection with such financings and the syndication thereof (to the extent related to the Federal Business), (ii) the delivery of such financial information (to the extent related to the Federal Business) for months or fiscal periods ending at least five (5) Business Days prior to the Closing Date relating to the Federal Business as may be reasonably requested in connection with the Debt Financings and reasonably promptly responding to any diligence inquiries (to the extent related to the Federal Business) of the commercial or investment banks engaged for, or the Lenders in, the Debt Financing (provided that neither Seller nor the management of the Federal Business shall be required to deliver any audited financial statements with respect to the Federal Business or other financial statements with respect to the Federal Business not regularly prepared in the Ordinary Course of Business), (iii) assisting Buyer in seeking to obtain subordination and non-disturbance agreements, landlord waivers, collateral access agreements, consents, and other customary agreements from the landlords or other Persons which are parties to Purchased Contracts as may be reasonably requested by the Lenders or the Lender Agents, and (iv) assisting in the marketing and sale or syndication of the Debt Financing by using commercially reasonable efforts to make appropriate members of the management of the Federal Business available, at such times and in such manner as to not unreasonably interfere with the normal operation of Seller and the Federal Business, for participation in meetings with, or presentations to, prospective participants in such Debt Financing or the prospective rating agencies for such Debt Financing.  Neither Seller nor any member of management of the Federal Business shall be required to make any representations or warranties to, or enter into any agreement with, any Lender Agent or Lender.

(d)           Notwithstanding anything to the contrary contained in this Section,  nothing in this Section shall require any cooperation otherwise contemplated by this Section to the extent that it would: (i) unreasonably interfere with the ongoing business or operations of the Seller or the Federal Business, (ii) require the Seller to take any action that will conflict with or violate any Law or Material Contract, or (iii) require Seller to pay a commitment or other fee or incur any Liability in connection with the Debt Financing.  From and after the date of this Agreement, Buyer indemnifies and holds harmless the Seller Indemnified Parties from and against any and all Losses resulting or arising from the arrangement of the Applicable Financing and any information used in connection therewith and the cooperation provided by them referred to in this Section (except with respect to the Financial Statements and other historical information reasonably requested by Buyer and specifically approved in writing by Seller for use in the Applicable Financing (such approval not to be unreasonably withheld or delayed)).  In furtherance  of the foregoing exception, the parties agree that the obligations of Buyer shall not limit (x) subject to Section 10.3, in the event that the Closing has not occurred, claims by the Buyer with respect to breaches of representations or warranties made by Seller in this Agreement (or in any certificate delivered by Seller pursuant to this Agreement) or breaches of any covenants or agreements made by Seller in this Agreement, to the extent such breaches have arisen, or would have arisen, in the absence of such cooperation, (y) claims for indemnification by the Buyer Indemnified Parties pursuant to Article IX with respect to such breaches, to the extent such breaches have arisen, or would have arisen, in the absence of such cooperation, or (z) the rights of the Buyer Indemnified Parties to be indemnified or held harmless pursuant to Article VII with respect to the matters specified therein, to the extent that such matters have arisen, or would have arisen, in the absence of such cooperation.

(e)           Seller covenants and agrees that (i) the Post-Signing Financial Statements, if and when delivered pursuant to Section 5.7(b), will have been prepared (and the Other Monthly Financial Statements and the Other Quarterly Financial Statements have been prepared) in the Ordinary Course of Business and (ii) the Post-Signing Financial Statements, if and when delivered pursuant to Section 5.7(b), will satisfy (and the Other Quarterly Financial Statements do satisfy) the standards set forth in Section 3.6 for the financial statements referred to in Section 3.6(a)(ii).

5.8           Indebtedness and Encumbrances, etc.

(a)           Seller shall cause, effective as of the Closing, (i) all Indebtedness of CIBER Federal International as of the Closing to be paid in full, or otherwise satisfied or discharged in full (or shall be repaid in full upon the payment by Buyer, pursuant to the irrevocable written payment instructions given by Seller to Buyer in accordance with Section 1.5(c), of a portion of the Base Purchase Price to the holders of such Indebtedness in an amount sufficient to repay in full all of such Indebtedness), and (ii) the release of (x) all Encumbrances (other than Permitted Encumbrances) on the Purchased Assets (including the Equity Interest) and the assets and properties of CIBER Federal International, and (y) all Encumbrances on the Purchased Assets arising pursuant to, or in connection with, any Indebtedness of Seller; and, at the Closing, Seller shall provide to Buyer written evidence to such effect (which shall be reasonably satisfactory to Buyer).

(b)           Except as set forth on Schedule 5.8(b), Seller shall cause, effective as of the Closing, (i) each Contract (to the extent that it would constitute a Purchased Contract but for this Section 5.8(b)) between Seller, on the one hand, and an Affiliate thereof (including CIBER Federal International), on the other hand, to be terminated, without any further liability or obligation of Seller or such Affiliate thereunder, and (ii) each Contract between Seller or an Affiliate thereof (other than CIBER Federal International), on the one hand, and CIBER Federal International, on the other hand, to be terminated, without any further liability or obligation of CIBER Federal International thereunder.

(c)           Not more than two days prior to the anticipated Closing Date (as communicated by Seller to Buyer or by Buyer to Seller), Seller shall deliver to Buyer an accurate and complete list (which shall be in writing and dated not more than five days prior to the Closing Date) of (i) all of the Federal Employees as of the date of such list, (ii) the 2011 target bonus and related metrics for each Federal Employee, and (iii) the maximum 2011 bonus payout for each Federal Employee.

ARTICLE VI
ADDITIONAL COVENANTS

6.1           Publicity.  Seller and Buyer shall cooperate with each other in the preparation and distribution of all public news releases and other public disclosures relating to the Transaction.  Neither Seller nor Buyer shall issue or make, or allow their respective Affiliates to issue or make, any press release or public announcement concerning the Transaction without the consent of the other party hereto, except as otherwise required by applicable Law, but in any event only after giving the other party hereto a reasonable opportunity to comment on such release or announcement in advance, consistent with such applicable legal requirements.

6.2           Post-Closing Consents; Nonassignable Assets.  Subject to Section 6.3 below:

(a)           Seller and Buyer each will use commercially reasonable efforts after the Closing to obtain all consents, approvals or authorizations of any third parties with respect to the Purchased Assets that are not obtained prior to the Closing and that are required in connection with the Transaction; provided that in no case shall such “commercially reasonable efforts” require Seller or Buyer or any of their respective Affiliates to incur any material fees or any material out-of-pocket expenses in connection with such activities.  In connection with obtaining the consents contemplated by this Section 6.2, Seller shall not consent to any material modification of any Purchased Contract without the prior written consent of Buyer.

(b)           Notwithstanding anything to the contrary, to the extent that any Purchased Contract is not capable of being transferred by Seller to Buyer pursuant to this Agreement without the consent of a third party, and such consent is not obtained prior to Closing, or if such transfer or attempted transfer would constitute a breach or a violation of the terms thereof or applicable Law, nothing in this Agreement will constitute a transfer or an attempted transfer thereof.

(c)           In the event that any such required consent with respect to any Purchased Contract is not obtained on or prior to the Closing, Seller will (but without any required payment of money or other transfer of value by Seller to any third party) (i) provide to Buyer the benefits, from and after the Closing, of the applicable Purchased Contract (it being understood that Buyer shall be responsible for performing the obligations arising thereunder, to the extent set forth in Section 6.2(d) below), (ii) cooperate in any reasonable and lawful arrangement designed to provide such benefits to Buyer (including through Seller’s entry into a subcontracting, sublicensing or subleasing arrangement with Buyer), and (iii) enforce, at the request and expense of Buyer and for the account of Buyer, any rights of Seller arising from any such Purchased Contract; provided that Seller will not incur any Liability in connection with any such activities described in clauses (i) through (iii) above (other than the expense of salary or the cost of fringe benefits or similar expenses pertaining to employees of Seller, or the incurrence of out-of-pocket expenses, in connection with the performance of such activities).

(d)           To the extent that Buyer is provided the benefits of any Purchased Contract referred to in Section 6.2(c) above, Buyer will perform the obligations arising, from and after the Closing, under such Purchased Contract on behalf of Seller and its Affiliates (to the extent parties thereto), except for any obligation under such Purchased Contract that constitutes an Excluded Liability.

(e)           Buyer agrees that Seller will not have any Liability whatsoever to Buyer to the extent arising out of the failure of Seller to obtain any consents with respect to any Purchased Contract that were required in connection with the Transaction or because of the default, acceleration or termination of such Purchased Contract as a result of the failure to obtain any such consent, so long as (i) Seller did not breach a representation or warranty elsewhere in this Agreement as to whether such consent was required in connection with the Transaction or whether such default, acceleration or termination would arise as a result of the failure to obtain any such consent and (ii) Seller complied with its covenants or agreements elsewhere in this Agreement or in the Subcontract Pending Novation regarding the use of its commercially reasonable efforts to obtain such consents (subject to such limitations or exceptions as may be set forth in such covenants or agreements).

(f)            In furtherance of Section 6.2(c), at the Closing, the parties shall enter into a subcontract agreement with respect to the Specified Contracts (as defined below) containing terms and conditions substantially similar to those set forth in the Subcontract Pending Novation solely to the extent permitted under the terms and conditions of any such Specified Contract and applicable Law. The term “Specified Contract” means each Purchased Contract (before giving effect to Section 6.2 of the Purchase Agreement) as to which the consent, approval of authorization of a third party is required in connection with the Transaction and which has not been obtained prior to the Closing, other than a Subject Contract (as defined in the Subcontract Pending Novation).

6.3           Novation of Government Contracts.  Notwithstanding Section 6.2 above:

(a)           Following the Closing, Seller will, in consultation with Buyer, and in accordance with, and to the extent required by, the Federal Acquisition Regulation Part 42, Subpart 42.12 or applicable Law, promptly submit in writing to each of Seller’s responsible contracting officer(s) a request of the U.S. Government or Governmental Authority, as the case may be, to (i) recognize Buyer as the successor in interest to all of the Active Government Contracts and (ii) if required, enter into a novation agreement (the “Novation Agreement”) in substantially the form contemplated by such regulations.  Buyer and Seller will each use commercially reasonable efforts (i) to promptly obtain all consents, approvals and waivers required for the purpose of processing, entering into and completing the Novation Agreements with regard to such Government Contracts, including responding to requests for information by the U.S. Government or the applicable Governmental Authority with regard to such Novation Agreement, and (ii) to provide all reasonable information and take all other actions reasonably necessary to obtain, execute and consummate such Novation Agreement (subject to confidential treatment with respect to any information provided to the extent reasonably requested by the party providing such information).

(b)           In the event that the U.S. Government or the applicable Governmental Authority declines to enter into a Novation Agreement in accordance with, and to the extent required by, Federal Acquisition Regulation, Part 42, Subpart 42.12 or applicable Law recognizing the transfer of applicable Active Government Contracts to Buyer, or until such time as the U.S. Government or the applicable Governmental Authority recognizes such transfer by entering into a Novation Agreement with respect thereto, nothing in this Agreement will constitute a transfer, assignment, attempted transfer or an attempted assignment of such Government Contract(s).

(c)           From the Closing Date until such time as the U.S. Government or the applicable Governmental Authority recognizes the transfer of the rights and obligations under the applicable Active Government Contracts to Buyer, in accordance with, and to the extent required by, the Federal Acquisition Regulation Part 42, Subpart 42.12 or applicable Law, or the Active Government Contracts expire by their own terms, Seller and Buyer shall enter into and operate under the Subcontract Pending Novation.

6.4           Employees and Employee Benefit Matters.

(a)           Continuing Employees.  Buyer shall, or shall cause an Affiliate of Buyer to, offer employment, effective on the Closing Date (or, if thereafter, the date such employee is scheduled to return to work), to all those individuals who are employed by Seller and who primarily worked for the Federal Business immediately prior to the Closing Date, including employees who are absent due to vacation, family leave, short-term disability, or other approved leave of absence (the employees who accept such employment and commence employment on the Closing Date, the “Continuing Employees”), and Buyer shall maintain (or cause another Affiliate of Buyer to maintain), for a period of twelve (12) months following the Closing, for such Continuing Employees compensation and employee benefits comparable (other than with respect to equity incentives), in the aggregate, either to the compensation and employee benefits such Continuing Employees were receiving as of immediately prior to the Closing Date or, at the Buyer’s sole discretion, in lieu thereof, to the compensation and employee benefits provided to similarly situated employees of Buyer.  Nothing express or implied in this Agreement will confer upon any of the Continuing Employees any right to employment or continued employment for any specified period by reason of this Agreement.  On the Closing Date, the Continuing Employees shall cease participating in all Plans (without regard to whether they are material Plans).  For the avoidance of doubt, Buyer is responsible for any severance payments owed to the Continuing Employees after the Closing Date resulting from the termination of any Continuing Employees by Buyer.

(b)           Service Credit. Subject to Section 6.4(d), to the extent service is relevant for any purpose, including eligibility, eligibility waiting periods, vesting, benefit accrual (other than for any defined benefit pension plan or entitlement to equity incentives), determination of benefits, or the amount of any paid-time-off, vacation, sick days, flexible spending, severance, layoff, or similar benefits, under any Employee Welfare Benefit Plan or Employee Pension Benefit Plan established, continued, or maintained by Buyer or any of its Affiliates for the benefit of Continuing Employees, such Employee Welfare Benefit Plan or Employee Pension Benefit Plan shall credit Continuing Employees for service earned on and prior to the Closing Date with Seller and its predecessors, in addition to service earned with Buyer or any of Buyer’s Affiliates after the Closing Date.

(c)           Pre-Existing Conditions.  With respect to any “employee welfare plan,” as defined in Section 3(1) of ERISA, sponsored, maintained, or contributed to for the benefit of Continuing Employees after the Closing Date, Buyer shall or shall cause one of its Affiliates to waive all limitations to pre-existing conditions or evidence of insurability and shall provide credit to Continuing Employees (or their spouses or dependents) for any co-payments, deductibles, or out-of-pocket expenses paid by such Continuing Employees under any similar plan of Seller or an Affiliate of Seller during the portion of the relevant plan year preceding the Closing Date.

(d)           Accrued Paid Time Off.  Buyer shall allow each Continuing Employee who completes an election to transfer paid time off from Seller to Buyer (in form and substance reasonably satisfactory to Buyer), to use accrued but unused paid-time-off (as set forth on the general ledger of the Federal Business as of the Closing) following the Closing in accordance with the paid-time-off policies of Buyer.

(e)           401(k) Plan.  Prior to the Closing, Buyer or one of its affiliates shall maintain or cause to be maintained a defined contribution plan that (i) meets the requirements of Section 401(a) of the Code, and (ii) includes a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code.  Effective as of the Closing, all Continuing Employees who were eligible to participate in Seller’s 401(k) Plan immediately prior to the Closing shall be eligible to participate in Buyer’s (or one of its Affiliate’s) 401(k) Plan.  Each Continuing

Employee who has an account under Seller’s 401(k) Plan shall be eligible to receive an immediate distribution from such Seller 401(k) Plan following the Closing.  Buyer’s (its Affiliate’s) 401(k) Plan shall accept (and shall be amended, prior to the Closing, to the extent necessary to accept) the rollover of any “eligible rollover distribution” (within the meaning of Section 402(c)(4) of the Code) from Seller’s 401(k) Plan, including plan loans.

(f)            Following the date of this Agreement, Buyer shall determine the amount of 2011 bonuses for each of the Continuing Employees, after good faith consultation with Seller, on a basis consistent with the 2011 compensation plans set forth on Schedule 3.12(a) and the bonus-related disclosures referenced in Section 3.11(d)(ii) and Section 5.8(c).  Following the Closing, Buyer shall pay any such 2011 bonuses of the Continuing Employees as soon as reasonably practicable after the Closing (but no earlier than contemplated by the normal payment practices of the Federal Business with respect to annual bonuses of such type).  Notwithstanding the foregoing, however, Seller may, in its discretion and after written notice to Buyer, pay the 2011 bonuses solely to the extent necessary to avoid any adverse tax consequence to the Seller or the Continuing Employees resulting from the application of Section 409A of the Code to such bonuses, in which case Buyer shall be relieved of the post-Closing obligation to pay such bonuses as otherwise set forth in this Section 6.4(f); provided, that each amount payable by Seller as a 2011 bonus pursuant to this sentence shall be first approved by Buyer, such approval not to be unreasonably withheld, conditioned or delayed.

6.5           Retention of Records and Access to Records and Employees.

(a)           From and after the Closing Date, for a period of six (6) years (or, solely with respect to Government Contracts, six (6) years following the date on which final payment under all of the Government Contracts has occurred), (i) Buyer shall preserve all Books and Records of the Federal Business transferred to Buyer pursuant to this Agreement and (ii) subject to Section 1.9, Seller shall preserve all originals or copies of any Books and Records of the Federal Business (if any) which remain in its possession or control as of the Closing.  Upon the expiration of such six (6) year period, each party shall provide the other party a reasonable opportunity to obtain copies, at the requesting party’s expense, of any of such Books and Records, other than classified information to which the requesting party is not authorized to have access, and except to the extent prohibited by applicable Law or to the extent that access thereto would reasonably be expected to jeopardize the attorney-client or work product privilege of the party being requested to provide such access (or an Affiliate thereof).  Following the Closing, Buyer shall, at Seller’s expense (and with Seller’s reasonable assistance and cooperation (at Seller’s expense) as may be reasonably requested by Buyer, including Seller providing Buyer with the direct labor rates and indirect rates applicable to the Purchased Contracts prior to the Closing), prepare and deliver to Seller (i) the unaudited financial statements of the Federal Business relating to periods ending on or prior to the Closing Date (but only to the extent such financial statements were not already prepared by or on behalf of Seller before the Closing) and (ii) other information regarding the Federal Business that is reasonably requested by Seller to prepare Tax Returns of Seller and financial statements of Seller’s Affiliates relating to periods ending on or prior to the Closing Date (but only to the extent such information was not already in the possession or control of Seller before the Closing) (it being understood and agreed by Seller that the financial statements or information furnished by Buyer pursuant to clause (i) or (ii) above may be based on the Books and Records existing prior to Closing, that Buyer shall have no obligation to audit or otherwise review the Books and Records existing prior to Closing for accuracy or make corrections thereto, and that Buyer makes no representation or warranty as to the accuracy of the financial statements or information related to pre-Closing periods furnished by it pursuant to this Section 6.5 or to the suitability of the financial statements or information furnished by Buyer for the intended uses thereof by Seller).  In addition to the foregoing, for a period of six (6) years from and after the Closing, each of Buyer and Seller shall afford to the other, and to the other’s counsel, accountants, auditors and other authorized agents and representatives, during normal business hours, reasonable access to the employees, books, records and other data relating to the Federal Business in its (or its Affiliates’) possession (but only, in the case of such books, records and other data, to the extent related to pre-Closing periods) and reasonably required by the other party, other than classified information to which such requesting party is not authorized to have access, and except to the extent prohibited by applicable Law or to the extent that access thereto would reasonably be expected to jeopardize the attorney-client or work product privilege of the party being requested to provide such access (or an Affiliate thereof), and the right to make copies and extracts, at its expense, therefrom and engage the cooperation of such employees, to the extent that such access, cooperation or copying may be reasonably required by the requesting party (a) to facilitate the investigation, litigation and final disposition of any claims which may have been or may be made against Seller or its Affiliates (or against Buyer or its Affiliates) with respect to the Federal Business, (b) to facilitate the investigation, litigation, and final disposition of matters with respect to, and recovery of amounts due to Seller under, the Excluded Assets and the Excluded Contracts, or due to Buyer under, the Purchased Assets and the Purchased Contracts, (c) for the preparation of Tax Returns and related to third-party audits related to the Federal Business with respect to pre-Closing periods, (d) to facilitate any investigation, litigation or other claims with respect to Seller’s operation of the Federal Business prior to the Closing, including the matters referenced on Schedule 6.5(a), (e) to relating to the preparation of financial statements in order to satisfy financial reporting obligations of it or its Affiliates or securities Law or exchange filing and compliance obligations of it or its Affiliates, to the extent related to the Federal Business with respect to pre-Closing periods, and (f) for any other reasonable and proper business purpose, provided that, in each of the above cases, such access, cooperation and copying does not unreasonably disrupt the business and operations of the party furnishing such access or cooperation, or making such materials available for copying, or any of its Affiliates.

(b)           In furtherance of the obligations of the parties set forth in Section 6.5(a), Buyer and Seller acknowledge and agree that (i) all of Seller’s expertise and knowledge with respect to the Federal Business (including in the form of Continuing Employees, intellectual property and Books and Records) are transferring to Buyer at of Closing and (ii) the timing of DCAA Audits, claims, including claims for equitable adjustment and true-ups, under Government Contracts and closing out Government Contracts is likely to extend well into the future and is beyond the control of the parties hereto and (iii) the informational needs and other requirements with respect to future DCAA Audits and other claims, true-ups or other investigations under Government Contracts cannot be predicted with any certainty as of the date of this Agreement.  In light of the foregoing and notwithstanding Section 6.5(a), Buyer and Seller further agree to cooperate with respect to (x) any DCAA Audit and any future true-up or other claim with respect to pre-Closing periods under any Government Contract that is a Purchased Contract, including in the preparation and collection of final billings and in the preparation of incurred cost submissions, and (y) the pursuit of the matters set forth on

Schedule 6.5(b).  Each of Buyer and Seller shall afford to the other, and to the other’s counsel, accountants, auditors and other authorized agents and representatives, during normal business hours, reasonable access to the employees, books, records and other data relating to the Federal Business in its (or its Affiliates’) possession (but only, in the case of such books, records and other data, to the extent related to pre-Closing periods) and reasonably required by the other party, other than classified information to which such requesting party is not authorized to have access, and except to the extent prohibited by applicable Law or to the extent that access thereto would reasonably be expected to jeopardize the attorney-client or work product privilege of the party being requested to provide such access (or an Affiliate thereof), and the right to make copies and extracts therefrom and engage the cooperation of such employees, to the extent that such access or cooperation may be reasonably required by the requesting party, with respect to any DCAA Audit and any future true-up or other claim with respect to pre-Closing periods under any Government Contract, including in the preparation and collection of final billings and in the preparation of incurred cost submissions, or the pursuit of the matters set forth on Schedule 6.5(b); provided that, in each of the above cases, the party providing such access and cooperation may do so in a manner so as to avoid unreasonably disrupting its business and operations, to the extent possible under the circumstances.

(c)           The party requesting or seeking access or cooperation under this Section 6.5 shall reimburse the providing party for any reasonable, documented, out-of-pocket fees and expenses incurred by the providing party or its Affiliates as a result of preparing and delivering financial statements or other information, or otherwise providing access or cooperation, as set forth in this Section 6.5 (including all reasonable, documented, out-of-pocket fees and expenses incurred by the providing party or its Affiliates in respect of engaging or hiring accounting firms, legal counsel, contractors or other vendors to prepare and deliver such financial statements or to provide such access and cooperation, or to otherwise assist with any of the foregoing), provided,  that, for avoidance of doubt, the party requesting or seeking access or cooperation shall be required to bear the expense of employees of the providing party or its Affiliates providing such access or cooperation (it being agreed that (i) if Buyer is the providing party, any expenses pertaining to employees of Buyer or its Affiliates shall be charged in the amount set forth on Schedule 6.5(c)(i) and (ii) if Seller is the providing party, any expenses pertaining to employees of Seller or its Affiliates shall be charged in the amount set forth on Schedule 6.5(c)(ii)); provided, however, that Buyer shall not be required to reimburse Seller for the expenses described in the third sentence of Section 6.5(a).

6.6           Termination of Rights to the Seller Names and Marks.  Buyer acknowledges and agrees that as between Buyer, on the one hand, and Seller and its Affiliates, on the other hand, all right, title and interest in and to the Seller Names and Marks are owned exclusively by Seller and its Affiliates.  Buyer and its Affiliates shall not have any rights in or to any Seller Names and Marks (except as set forth in the proviso below) and neither Buyer nor any of its Affiliates shall contest the ownership or validity of any rights of Seller or any of its Affiliates in or to any of the Seller Names and Marks.  After the Closing Date, except as set forth in the proviso below, Buyer and its Affiliates will not expressly, or by implication, do business as or represent themselves as having any affiliation, connection or other association with Seller.  Furthermore, Buyer acknowledges and hereby agrees that except as permitted by this Agreement or any Transaction Agreement, as soon as reasonably practicable following the Closing Date, but in no event later than ninety (90) days following the Closing Date, Buyer and its Affiliates shall cease and discontinue all uses of the Seller Names and Marks, either alone or in combination with other words, and all service marks, trademarks, and trade names similar to the Seller Names and Marks or embodying any of the foregoing alone or in combination with other words, on any and all items and materials of the Federal Business, including any websites, internet domain names, vehicles, business cards, schedules, stationery, packaging materials, displays, signs, promotional materials, manuals, forms, work sheets, operating procedures, computer software and other business documents and materials (“Materials”); provided that, (i) if Buyer and its Affiliates are unable to comply with the foregoing requirements of this Section 6.6 for reasons outside of their reasonable control, Buyer may request Seller to grant an extension of time beyond such 90-day period within which to cease all uses of the Seller Names and Marks, as reasonably necessary for Buyer and its Affiliates to cease all such uses, and Seller agrees not to unreasonably withhold the granting of any such extension; and (ii) Buyer and its Affiliates shall have the right (x) to retain records and other historical or archived documents containing or referencing Seller Names and Marks, (y) when advisable or necessary, to refer to the historical relationship between the Federal Business and CIBER Federal International, on the one hand, and Seller and its Affiliates, on the other hand, (whether in documents or correspondence with third parties concerning Purchased Contracts, regulatory matters, or otherwise), and (z) to indicate, when advisable or necessary, the Federal  Business and CIBER Federal International’s historical names, regardless of whether such names include any of the Seller Names and Marks.

6.7           Further Assurances.  Subject to the terms and conditions herein provided, each of Buyer and Seller shall use commercially reasonable efforts to take or cause to be taken all appropriate action, do or cause to be done all things necessary, proper or advisable, and execute and deliver such documents as may be required to carry out, consistent with applicable Law, the provisions of this Agreement and consummate and make effective the Transaction.  Without limiting the generality of the foregoing, each of the parties hereto agrees that it shall from time to time on or after the Closing promptly do, execute, acknowledge and deliver and shall cause to be done, executed, acknowledged and delivered, all such further acts, deeds, certificates, bills of sales, assignments, transfers, conveyances, powers of attorney, assurances, and other documents as may be reasonably requested by any of the other parties hereto for better assigning, transferring, granting, conveying, assuring and conferring right, title and interest to Buyer of the Purchased Assets and for the better assumption by Buyer of the Assumed Liabilities.

6.8           Mail and Other Communications.  Except as otherwise required by applicable Law, from and after the Closing, Seller shall promptly remit to Buyer any mail or other communications (to the extent related to the ownership or operation of the Federal Business) received by Seller from third parties.

6.9           License.  Seller hereby grants, on behalf of itself and its Affiliates, to Buyer and its current and future Affiliates a non-exclusive, worldwide, perpetual, irrevocable, transferable, fully-paid, royalty-free, license (with the right to sublicense) to use, practice, lease, reproduce, modify, make derivative works of, perform, transmit, display, make, have made, import, sell and distribute goods and services utilizing or incorporating, and otherwise exploit, all Other Federal Business Owned Intellectual Property set forth in Schedule 6.9, and any and all tangible embodiments thereof.

6.10  Performance History.  For three (3) years following the Closing, (i) Seller shall, at Buyer’s direction, amend the information contained in the Contractor Performance Assessment Reporting System (“CPARS”), to the extent permitted by CPARS, for those Government Contracts that are not Purchased Contracts, to provide the appropriate Governmental Authorities access to Seller’s past performance reports and other information contained in the Past Performance Information Retrieval System in order for Buyer to utilize the past performance and other information relating to the Federal Business for its benefit, and (ii) Seller shall provide Buyer access at reasonable commercial times to the information in CPARS relating to the Federal Business.

6.11        Payroll.  Notwithstanding Article 1 of this Agreement, following the Closing, Seller will, at its sole cost and expense, provide, or cause to be provided through its payroll services provider(s), payroll services (including tax reporting) for the payment to the Continuing Employees of all of their accrued wages and salary as of the Closing in accordance with the normal payroll practices of the Federal Business, and Seller will furnish sufficient funds to its payroll provider(s) to enable all of such accrued wages and salary, together with all payroll tax liabilities related thereto (e.g., FICA, Medicare and unemployment taxes)), to be paid, through such payroll services, to the Continuing Employees in accordance with such normal payroll practices.

ARTICLE VII
TAX MATTERS

7.1    Responsibility for Taxes.  Seller shall be responsible for and entitled to all refunds of, and shall indemnify Buyer from and against, all Taxes with respect to the Purchased Assets for any Pre-Closing Tax Period and for that portion of any Straddle Period that ends on the Closing Date.  Buyer shall be responsible for the remaining Straddle Period Taxes that begins on the day after the Closing and ends on the last day of the Straddle Period and for all Taxes attributable to the Purchased Assets for all other Tax periods after the Closing.  For this purpose, Straddle Period Taxes shall be (a) allocated on an interim closing of the books method for income and franchise Taxes, and (b) prorated on a daily basis to the Closing Date and thereafter for all other Taxes.  Notwithstanding anything to the contrary herein, (i) any franchise Tax paid or payable with respect to the Purchased Assets shall be allocated to the period during which the income, operations, assets or capital comprising the base of such Tax is measured, regardless of whether the right to do business for another Tax period is obtained by the payment of such franchise Tax and (ii) any ad valorem or property Taxes paid or payable with respect to the Purchased Assets shall be allocated to the Tax period applicable to the ownership of the Purchased Assets regardless of when such Taxes are assessed.

7.2    Post-Closing Assistance.  Seller and Buyer will each provide the other such reasonable assistance, at the sole cost and expense of the requesting party, as may reasonably be requested in connection with the preparation of any Tax Return with respect to the Purchased Assets or the Federal Business, or any audit or other examination by any Governmental Authority or any judicial or administrative proceedings relating to Taxes with respect to the Purchased Assets or Federal Business, and each will retain and provide the requesting party with any records or information that may be reasonably relevant to such return, audit or examination, proceedings or determination. Notwithstanding the foregoing provisions of this Section 7.2, neither party shall be required to provide any consolidated, combined or unitary Tax Returns of the consolidated, combined or unitary group reporting group of which such party is a member; provided, however, that either party shall, upon the other party’s request, provide pro-forma returns and similar information which excludes items unrelated to the Federal Business or the Purchased Assets.  The party requesting assistance will reimburse the other party for reasonable out-of-pocket expenses (other than salaries or wages of any employees of the parties) incurred in providing such assistance.

7.3    Post-Closing Tax Matters.

(a)           From and after the Closing, each of Buyer and Seller (a “Tax Indemnified Person”), shall notify the other party in writing within thirty (30) days of receipt by the Tax Indemnified Person of written notice of any pending or threatened audits, adjustments, claims, examinations, assessments or other proceedings (a “Tax Audit”) which may affect the liability for Taxes of such other party under this Agreement.  If the Tax Indemnified Person fails to give such timely notice to the other party, it shall not be entitled to indemnification for any Taxes arising in connection with such Tax Audit to the extent that such failure to give notice materially and adversely affects the other party’s right to participate in or meaningfully defend the Tax Audit.

(b)           If a Tax Audit relates to Taxes for which only Seller would be liable to indemnify Buyer under this Agreement, Seller shall have the option, at its expense, to control the defense and settlement of such Tax Audit.  If Seller does not elect to control the defense and settlement of such Tax Audit by giving written notice to Buyer within thirty (30) days of the receipt of the first notice of such audit (and failure to give such timely notice shall constitute a waiver of Seller’s right to elect to control and defend the audit), Buyer may, at Buyer’s expense, control the defense and settlement of such Tax Audit, provided that Seller shall pay any Tax for which it is otherwise liable under Section 7.1.  If such Tax Audit relates solely to Taxes for which only Buyer would be liable under this Agreement, Buyer shall, at its expense, control the defense and settlement of such Tax Audit to the extent that such Tax Audit relates to Taxes for which Buyer is liable to indemnify Seller under Section 7.1.

(c)           If a Tax Audit relates to Taxes for which both Seller and Buyer could be liable under this Agreement, to the extent practicable, the items of income, gain, loss, deduction and credit or other item required to be reported on or otherwise reported on the applicable Tax Return (“Tax Items”) with respect to such Tax Audit will be distinguished and each party will have the option to control the defense and settlement of those Taxes for which it is so liable.  If such Tax Audit relates to a Straddle Period and any Tax Item cannot be identified as being a liability of only one party or cannot be separated from a Tax Item for which the other party is liable, Buyer, at its expense, shall have the option to control the defense and settlement of the Tax Audit.

7.4    Transfer Taxes.  All transfer, documentary, excise, sales, use, stamp, filing, recordation, registration and other such Taxes and fees (including any penalties and interest with respect thereto and excluding all Taxes on or measured by net or gross income or proceeds) incurred or payable, if any, resulting directly from the Transaction (the “Transfer Taxes”), shall be paid equally by Seller and by Buyer when due, and the party primarily or customarily responsible under applicable local Law for filing such Tax Returns shall file all necessary Tax Returns and other documentation when due with respect to all such Transfer Taxes, and such party shall use its commercially reasonable efforts to provide such Tax Returns to the other party at least ten (10) calendar days prior to the due date for such Tax Returns.  If required by applicable Law, the other party or parties shall join in the execution of any such Tax Returns and other documentation (the expense of which shall be borne equally by Seller and Buyer).

7.5                Tax Refunds.  If, following the Closing, a refund of Taxes is received by or credited to the account of the Buyer with respect to the Purchased Assets or the Federal Business in respect of any Pre-Closing Tax Period or portion of a Straddle Period ended on the Closing Date (determined pursuant to the principles set forth in Section 7.1), Buyer will promptly pay (or cause to be paid) the amount of such refund to Seller.  If, following the Closing, a refund of Taxes is received by or credited to the account of Seller with respect to the Purchased Assets or the Federal Business in respect of any Tax period ending after the Closing Date or portion of a Straddle Period beginning the day after the Closing Date (determined pursuant to the principles set forth in Section 7.1), Seller will promptly pay (or cause to be paid) the amount of such refund to Buyer.

ARTICLE VIII
CLOSING CONDITIONS

8.1           Conditions Precedent to Obligation of the Parties.  The respective obligation of each party hereto to consummate the Transaction is subject to the satisfaction or waiver, in writing, on or prior to the Closing Date of the following condition:

(a)           there shall not be in effect any order by a Governmental Authority of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the Transaction.

8.2           Conditions Precedent to Obligation of Buyer.  The obligation of Buyer to consummate the Transaction is further subject to the satisfaction or waiver, in writing, on or prior to the Closing Date of the following conditions:

(a)           the representations and warranties of Seller set forth in this Agreement (and in any certificates delivered by Seller pursuant to this Agreement), disregarding all qualifications and exceptions contained in this Agreement (or in such certificates) relating to materiality or Material Adverse Effect, shall be true and correct in all respects as of the date hereof and as of the Closing Date with the same force and effect as if made on and as of the Closing Date (or, if given as of a particular date, only as of such particular date), except in all cases where the failure of such representations and warranties to be so true and correct, taken as a whole, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; provided, however, that the Fundamental Seller Representations shall be true and correct in all material respects (or in the case of any Fundamental Seller Representation that is qualified by, or subject to an exception for, materiality or Material Adverse Effect, in all respects) as of the applicable dates referred to above; and, at the Closing, Buyer shall have received a certificate signed by an authorized executive officer of Seller, dated as of the Closing Date, to the foregoing effect;

(b)           Seller shall have performed in all respects its agreements and covenants under Section 5.8(a) and Section 5.8(b), and Seller shall have performed and complied in all material respects with all of its other agreements and covenants required by this Agreement to be performed or complied with by Seller at or prior to the Closing; and, at the Closing, Buyer shall have received a certificate signed by an authorized executive officer of Seller, dated as of the Closing Date, to the foregoing effect;

(c)           No Action brought by any Governmental Authority shall be pending that seeks to restrain, enjoin or otherwise prohibit the consummation of the Transaction, and no other Action brought by any Person (other than an Action brought by Buyer or any Affiliate thereof) shall be pending that would be reasonably expected to result in a Governmental Authority of competent jurisdiction issuing an order restraining, enjoining or otherwise prohibiting the consummation of the Transaction.

(d)           Since September 30, 2011, there shall not have been any Material Adverse Effect;

(e)           Seller shall have delivered or caused to be delivered to Buyer the closing deliveries as provided in Section 2.2; and

(f)            Buyer shall have been issued a registration number by the Directorate of Defense Trade Controls of the United States Department of State (the “DDTC”) with respect to its registration with the DDTC as a manufacturer and exporter of defense articles, technical data and defense services as defined in the United States Munitions List (Part 121 of the International Traffic in Arms Regulations).

8.3           Conditions Precedent to Obligation of Seller.  The obligation of Seller to consummate the Transaction is further subject to the satisfaction or waiver, in writing, on or prior to the Closing Date of the following conditions:

(a)           the representations and warranties of Buyer set forth in this Agreement (and in any certificates delivered by Buyer pursuant to this Agreement), disregarding all qualifications and exceptions contained in this Agreement (or in such certificates) relating to materiality or material adverse effect, shall be true and correct in all respects as of the date hereof and as of the Closing Date with the same force and effect as if made on and as of the Closing Date (or, if given as of a particular date, only as of such particular date), except in each case where the failure of such representations and warranties to be so true and correct, taken as a whole, would not, individually or in the aggregate, reasonably be expected to materially impair Buyer’s ability to consummate the Transaction; provided, however, that the Fundamental Buyer Representations shall be true and correct in all material respects (or in the case of any Fundamental Buyer Representation that is qualified by, or subject to an exception for, materiality or material adverse effect, in all respects) as of the applicable dates referred to above; and, at the Closing, Seller shall have received a certificate signed by an authorized executive officer of Buyer, dated as of the Closing Date, to the foregoing effect;

(b)           Buyer shall have performed and complied in all material respects with all of its covenants and agreements required by this Agreement to be performed or complied with by Buyer at or prior to the Closing, and, at the Closing, Seller shall have received a certificate signed by an authorized executive officer of Buyer, dated as of the Closing Date, to the foregoing effect;

(c)           No Action brought by any Governmental Authority shall be pending that seeks to restrain, enjoin or otherwise prohibit the consummation of the Transaction, and no other Action brought by any Person (other than an Action brought by Seller or any Affiliate thereof) shall be pending that would be reasonably expected to result in a Governmental Authority of competent jurisdiction issuing an order restraining, enjoining or otherwise prohibiting the consummation of the Transaction; and

(d)           Buyer shall have delivered or caused to be delivered to Seller the closing deliveries as provided in Section 2.3.

ARTICLE IX
INDEMNIFICATION

9.1           Survival.  The representations and warranties of the parties set forth in Sections 3.1 (Organization), 3.2 (Authority), 3.5 (Capitalization of CIBER Federal International), 4.1 (Organization), 3.11 (Labor Matters), and 4.2 (Authority) of this Agreement shall survive the execution and delivery of this Agreement and the Closing indefinitely.  The representations and warranties of the parties set forth in Sections 3.13 (Taxes), 3.20 (Brokers), and 4.6 (Brokers) shall survive the Closing until 90 days following the expiration of the applicable statute of limitations period in respect of the matter or matters which are the subject of said representations and warranties (taking into account any extension of any such statute of limitations). All other representations and warranties of the parties contained in this Agreement (or in any certificate delivered pursuant to this Agreement) shall survive the execution and delivery of this Agreement and the Closing until the eighteen (18) month anniversary of the Closing Date. Notwithstanding the foregoing, if a written claim or written notice is given under this Article IX with respect to the breach of any representation or warranty set forth in this Agreement (or in any certificate delivered pursuant to this Agreement) prior to the expiration of the applicable survival period, the claim with respect to such representation or warranty shall continue indefinitely until such claim is finally resolved pursuant to this Article IX.  The covenants or agreements contained in this Agreement that by their terms are to be performed solely between the date hereof and the Closing shall not survive the Closing; provided, however, that any claim by a party hereto or by an Indemnified Party based upon a breach of any such covenant or agreement made pursuant to the provisions of Article VII or this Article IX which is given to the breaching party no later than eighteen (18) months after the Closing Date shall survive until such claim has been satisfied or otherwise resolved as provided in Article VII or this Article IX, as applicable.  The covenants or agreements contained in this Agreement that by their terms are to be performed after the Closing Date shall continue in full force and effect after the Closing in accordance with their respective terms.

9.2           Indemnification.

(a)           From and after the Closing and subject to the provisions of this Article IX, Seller shall indemnify and hold harmless Buyer, its Affiliates (including CIBER Federal International) and each of their respective officers, directors, employees and agents (collectively, “Buyer Indemnified Parties”) from and against any and all Losses resulting or arising from (i) any breach of any of the representations or warranties made by Seller in this Agreement (or in any certificate delivered by Seller pursuant to this Agreement), (ii) any breach of (x) any covenant or agreement made by Seller in this Agreement (other than in Section 5.7(e)), to the extent requiring performance or compliance by Seller prior to the Closing, (y) any covenant or agreement made by Seller in Section 5.7(e), or (z) any covenant or agreement made by Seller in this Agreement, to the extent requiring performance or compliance by Seller at or after the Closing, or (iii) any Excluded Liability.

(b)           From and after the Closing and subject to the provisions of this Article IX, Buyer shall indemnify and hold harmless Seller, its Affiliates and each of their respective officers, directors, employees and agents (collectively, “Seller Indemnified Parties”) from and against any and all Losses resulting or arising from (i) any breach of any of the representations or warranties made by Buyer in this Agreement (or in any certificate delivered by Buyer pursuant to this Agreement), (ii) any breach of (x) any covenant or agreement made by Buyer in this Agreement, to the extent requiring performance or compliance by Buyer prior to the Closing, or (y) any covenant or agreement made by Buyer in this Agreement, to the extent requiring performance or compliance by Buyer at or after the Closing, or (iii) any Assumed Liability.

(c)           Certain Limitations.

(i)            Notwithstanding anything contained herein to the contrary, (x) Seller shall have no liability to the Buyer Indemnified Parties pursuant to Section 9.2(a)(i) 9.2(a)(ii)(x), or 9.2(a)(ii)(y) with respect to any claim or series of related claims thereunder unless and until all Losses with respect to such claim or series of related claims exceed on a cumulative basis an amount equal to Twenty Five Thousand Dollars ($25,000) (such amount, the “Claims-Specific Threshold”), in which case the Buyer Indemnified Parties shall be entitled to indemnification pursuant to such provision, subject to the further limitations set forth in this Article IX, with respect to such claim or series of related claims, (y) Seller shall have no liability to the Buyer Indemnified Parties pursuant to Section 9.2(a)(i) or Section 9.2(a)(ii)(y) with respect to any claims thereunder unless and until the total amount of all Losses of the Buyer Indemnified Parties with respect to such claims under such provisions (excluding claims that, in accordance with clause (x) above, do not satisfy the Claims-Specific Threshold (to the extent applicable to such claims)) exceed on a cumulative basis Four-Hundred Thousand Dollars ($400,000) (the “Deductible”), in which case the Buyer Indemnified Parties shall be entitled to indemnification pursuant to such provisions, subject to the further limitations set forth in this Article IX, with respect to such claims only for those Losses in excess of the Deductible, and (z) the aggregate liability of Seller with respect to claims by the Buyer Indemnified Parties under Sections 9.2(a)(i),  9.2(a)(ii)(x) and 9.2(a)(ii)(y) shall not exceed Four Million Dollars ($4,000,000) (the “Cap”).  Notwithstanding anything to the contrary herein, the limitations contained in the first sentence of this Section 9.2(c)(i) shall not apply with respect to claims relating to or arising from (I) fraud or (II) any breach by Seller of any Fundamental Seller Representation.

(ii)           Notwithstanding anything contained herein to the contrary, (x) Buyer shall have no liability to the Seller Indemnified Parties pursuant to Section 9.2(b)(i) or 9.2(b)(ii)(x) with respect to any claim or series of related claims thereunder unless and until all Losses with respect to such claim or series of related claims exceed on a cumulative basis an amount equal the Claims-Specific Threshold, in which case the Seller Indemnified Parties shall be entitled to indemnification pursuant to such provision, subject to the further limitations set forth in this Article IX, with respect to such claim or series of related claims, (y) Buyer shall have no liability to the Seller Indemnified Parties pursuant to Section 9.2(b)(i) with respect to any claims thereunder unless and until the total amount of all Losses of the Seller Indemnified Parties with respect to such claims (excluding claims that, in accordance with clause (x) above, do not satisfy the Claims-Specific Threshold (to the extent applicable to such claims)) exceed on a cumulative basis the Deductible, in which case the Seller Indemnified Parties shall be entitled to indemnification pursuant to Section 9.2(b)(i), subject to the further limitations set forth in this Article IX, with respect to such claims only for those Losses in excess of the Deductible, and (z) the aggregate liability of Buyer with respect to claims by the Seller Indemnified Parties under Sections 9.2(b)(i) and 9.2(b)(ii)(x) shall not exceed the Cap.  Notwithstanding anything to the contrary herein, the limitations contained in the first sentence of this Section 9.2(c)(ii) shall not apply with respect to claims relating to or arising from (I) fraud, or (II) any breach by Buyer of any Fundamental Buyer Representation.

(d)           “Material Adverse Effect” and other materiality qualifications or any similar standard or qualifications contained in any representation, warranty, covenant or undertaking contained in this Agreement (other than Sections 3.6, 3.7, 3.8, and 5.1) shall be disregarded for purposes of determining the amount of any Losses for which an Indemnified Party shall be entitled to indemnification hereunder by reason of any breach of such representation, warranty, covenant or undertaking but shall not be disregarded for purposes of determining whether any such representation, warranty, covenant or undertaking has been breached when determining whether an Indemnified Party shall be entitled to indemnification hereunder.

9.3           Indemnification Procedures.

(a)           Except for Tax matters (which shall be governed by Section 7.3 and not by this Section 9.3), in the event that (i) the Buyer Indemnified Party or Seller Indemnified Party (the “Indemnified Party”) becomes aware of the institution of any legal proceedings, or the assertion of any claim, by any Person not party to this Agreement in respect of which an Indemnification Claim may be made under this Article IX (a “Third Party Claim”), the Indemnified Party shall promptly cause written notice thereof (a “Claim Notice”) to be delivered to the party from whom indemnification is sought (the “Indemnifying Party”); provided, that, so long as such notice is given within the applicable time period described in Section 9.1, no delay on the part of the Indemnified Party in giving any such notice shall relieve the Indemnifying Party of any indemnification obligation hereunder unless (and then solely to the extent that) the Indemnifying Party is materially prejudiced by such delay.  In addition, except for Tax matters (which shall be governed by Section 7.3 and not by this Section 9.3), in the event that an Indemnified Party seeks to make an Indemnification Claim (other than in respect of a Third Party

Claim), the Indemnified Party shall give a Claim Notice to the applicable Indemnifying Party. Each Claim Notice shall be in writing and (x) shall specify the basis for indemnification claimed by the Indemnified Party, (y) if such Claim Notice is being given with respect to a Third Party Claim, shall describe in reasonable detail (to the extent known to the Indemnified Party) such Third Party Claim and shall be accompanied by copies of all relevant pleadings, demands and other papers served on the Indemnifying Party as part of such Third Party Claim, and (z) shall specify the amount of (or if not finally determined, a good faith estimate of) the Losses being incurred by, or imposed upon, the Indemnified Party on account of the basis for the Indemnified Party’s claim for indemnification set forth in the Claim Notice.

(b)           If a Third Party Claim is made against an Indemnified Party in respect of which a Claim Notice has been submitted pursuant to Section 9.3(a), the Indemnifying Party shall be entitled to participate in the defense thereof at the Indemnifying Party’s sole cost and expense, and, if it so chooses (and its sole cost and expense), to assume and control the defense thereof, with reputable counsel selected by the Indemnifying Party and reasonably acceptable to the Indemnified Party to be the lead counsel in connection with such defense, and, if the Indemnifying Party so chooses to assume and control the defense thereof, it shall diligently and in good faith prosecute such Third Party Claim to a final conclusion or settlement (subject to the applicable limitations on settlement or compromise set forth in this Section 9.3).  As soon as reasonably practicable (but no later than fifteen (15) days after the Indemnifying Party’s receipt of notice from the Indemnified Party of such Third Party Claim), the Indemnifying Party shall notify the Indemnified Party (i) whether the Indemnifying Party desires, at its sole cost and expense, to participate in, or, at its election, assume and control, the defense of such Third Party Claim, (ii) whether the Indemnifying Party acknowledges its liability hereunder to the Indemnified Party with respect to such Third Party Claim (provided, that if the Indemnifying Party does not provide such acknowledgment, or does provide such acknowledgment but reserves its rights hereunder, it shall not be entitled to assume and control the defense of such Third Party Claim but shall be entitled to participate therein), (iii) if the Indemnifying Party is Seller and desires to assume and control the defense of such Third Party Claim, demonstrates that it has the financial ability to so satisfy such liabilities, and (iv) if the Indemnifying Party is Buyer and desires to assume and control the defense of such Third Party Claim, demonstrates that it has the financial ability to so satisfy such liabilities. Notwithstanding the foregoing, in the event that the Indemnifying Party is Seller, it shall not have the right to assume and control of the defense of any Third Party Claim to the extent (and only to the extent) such Third Party Claim (i) constitutes a claim for non-monetary, equitable or injunctive relief against the Indemnified Party which, if awarded, would be reasonably expected to have a material and adverse impact on the business of the Indemnified Party (after giving effect to the Transaction) or (ii) involves the pursuit of claims on behalf of the Buyer Indemnified Parties against any customer under a Purchased Contract material to the Federal Business (as conducted by Buyer, after giving effect to the Transaction), which customer is material to the Federal Business (as conducted by Buyer, after giving effect to the Transaction), to the extent that the pursuit of such claims would be reasonably expected to materially jeopardize the continuation of the business relationship of Buyer with such customer.

(c)           If the Indemnifying Party assumes and controls the defense of a Third Party Claim in accordance with Section 9.3(b) and satisfies the applicable requirements for its control of such defense described in Section 9.3(b), the Indemnified Party (i) shall be permitted to participate in the defense thereof and to employ separate legal counsel of its choice for such purpose, at its own expense (except as otherwise provided for in the next sentence), and (ii) shall have the right to pay or settle such Third Party Claim at any time, in which event (except as otherwise set forth in this Section 9.3(c)), the Indemnified Party shall be deemed to have waived any right to indemnification therefor by the Indemnifying Party, provided that, the Indemnifying Party is released by the Indemnified Party from any liability or obligation in respect thereof pursuant to this Article IX and, to the extent such payment or settlement involves a Third Party Claim asserting any wrongdoing or liability on the part of the Indemnifying Party, by the Person asserting such Third Party Claim against the Indemnified Party.  The Indemnifying Party shall be liable for the reasonable fees and expenses of legal counsel employed by the Indemnified Party in the defense of such Third Party Claim (i) for any period during which the Indemnifying Party has failed to assume the defense thereof (other than during the period prior to the time the Indemnified Party shall have given notice of the Third Party Claim as provided above) and (ii) if, in the Indemnified Party’s good faith judgment, it is advisable, based on the advice of legal counsel, for the Indemnified Party to be represented by separate legal counsel because of an actual or potential conflict between the Indemnifying Party and the Indemnified Party; provided, further, that the Indemnifying Party shall not be so required to pay for more than one such legal counsel for the Indemnified Party.

(d)           If the Indemnifying Party assumes and controls the defense of a Third Party Claim in accordance with Section 9.3(b) and satisfies the applicable requirements for its control of such defense described in Section 9.3(b), the Indemnified Party shall reasonably cooperate with the Indemnifying Party in the defense or prosecution thereof. Such cooperation shall include (upon the Indemnifying Party’s written request) making available to the Indemnifying Party records and information, in each case to the extent reasonably relevant to such Third Party Claim, and making employees available (during normal business hours and upon reasonable prior notice) on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, provided that the reasonable out-of-pocket costs incurred by the Indemnified Party in connection therewith (but, for avoidance of doubt, excluding any allocable overhead costs) shall be at the sole cost and expense of, and promptly paid by, the Indemnifying Party.

(e)           If the Indemnifying Party does not assume and control the defense of a Third Party Claim in accordance with Section 9.3(b) or does not satisfy the applicable requirements for its control of such defense described in Section 9.3(b), (i) the Indemnified Party shall be entitled to participate in the defense thereof, and, if it so chooses, to assume and control the defense thereof, (ii) the Indemnifying Party shall reasonably cooperate with the Indemnified Party in the defense or prosecution thereof, (iii) the Indemnified Party will not consent to the entry of any judgment, or enter into any settlement, compromise or discharge, with respect to such Third Party Claim without the prior written consent of the Indemnifying Party, which consent shall not unreasonably be withheld or delayed, unless such judgment, settlement, compromise or discharge includes as an unconditional term thereof the giving by each claimant or plaintiff in such Third Party Claim to the Indemnifying Party of an unconditional release from all liability in respect of such Third Party Claim, in which case such consent shall not be required, and (iv) the Indemnifying Party shall not be liable under this Article IX for any judgment, settlement, compromise or discharge of such Third Party Claim made by the Indemnified Party not made in accordance with clause (i) above.

(f)            If the Indemnifying Party does assume and control the defense of a Third Party Claim in accordance with Section 9.3(b) and satisfies the applicable requirements for its control of such defense described in Section 9.3(b), the Indemnifying Party shall be entitled, in its sole discretion, to consent to the entry of any judgment, or enter into any settlement, compromise or discharge, with respect to such Third Party Claim; provided, however, that the Indemnifying Party shall obtain the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed, before approving any judgment with respect to such Third Party Claim, or entering into any settlement, compromise or discharge of such Third Party Claim, if (i) pursuant to, or as a result of, such judgment, settlement or compromise, injunctive or other equitable relief or non-monetary provisions will be imposed against the Indemnified Party or any of its Affiliates, (ii) such judgment, settlement or compromise does not include an unconditional release of the Indemnified Party from all liabilities with respect to such Third Party Claim (other than solely with respect to the Indemnifying Party’s Deductible (to the extent such liabilities would constitute Losses to which the Indemnifying Party’s Deductible would be applicable in accordance with the applicable provisions of Section 9.2) in which case the amount thereof shall be deemed applied to the satisfaction of such Deductible), (iii) such judgment, settlement, compromise or discharge contains or involves an admission or statement providing for or acknowledging any criminal wrongdoing or liability on behalf of the Indemnified Party or any of its Affiliates or the debarment or suspension of the Indemnified Party or any of its Affiliates from bidding on any Government Contract or similar determinations, or (iv) the Indemnifying Party does not have the financial ability to satisfy any liability arising under such judgment, settlement, compromise or discharge.

9.4           Limitations on Indemnification.

(a)           Any Indemnification Claim with respect to the breach of any representation, warranty, covenant or agreement set forth in this Agreement (or in any certificate delivered pursuant to this Agreement) required to be made by a Seller Indemnified Party or a Buyer Indemnified Party, as the case may be, on or prior to the expiration of the applicable survival period set forth in Section 9.1, and not made, shall, with respect to such breach of such representation, warranty, covenant or agreement, be irrevocably and unconditionally released and waived by such party.

(b)           The calculation of the amount of any Losses for which indemnification is payable under this Article IX (including for purposes of determining whether the Claims-Specific Threshold, the Deductible or the Cap has been met) shall be net of any amounts actually recovered by the Indemnified Party or any of such Indemnified Party’s Affiliates under or pursuant to any insurance policy, title insurance policy, indemnity, reimbursement arrangement or contract with a third party pursuant to which or under which such Indemnified Party or any of such Indemnified Party’s Affiliates is a party or has rights (collectively, “Alternative Arrangements”) with respect to such Losses. If, after an Indemnification Claim by a Buyer Indemnified Party is paid hereunder, (x) such Buyer Indemnified Party recovers amounts under such Alternative Arrangement with respect to the Losses previously paid in respect of such Indemnification Claim pursuant to this Article IX and (y) the amounts so recovered would have reduced the aggregate amount of the Losses for which such Buyer Indemnified Party would have been indemnified under this Article IX had such recovery occurred before such Indemnification

Claim was paid hereunder (after giving effect to the applicable provisions of this Article IX regarding the application of the Claims-Specific Threshold, the Deductible or the Cap), Buyer and Seller hereby agree that Buyer (on behalf of such Buyer Indemnified Party) shall refund to Seller an amount (net of collection costs for the amounts so recovered under such Alternative Arrangement) equal to the least of (i) the amount of such reduction that would have occurred, (ii) the amounts so recovered under such Alternative Arrangement, and (iii) the Losses previously paid in respect of such Indemnification Claim pursuant to this Article IX. After the Closing, the Indemnified Party shall, in good faith, make a claim under the applicable insurance policy (if any) in connection with any Indemnification Claim brought by it hereunder and shall use commercially reasonable efforts to pursue such claim, provided that no Indemnified Party shall be required to initiate or threaten to initiate any Action against any insurance carrier in connection herewith.

(c)           The calculation of the amount of any Losses for which indemnification is payable under this Article IX (including for purposes of determining whether the Claims-Specific Threshold, the Deductible or the Cap has been met) shall be net of the amount of any Tax benefit that has actually been realized (whether in cash, credits against Taxes, Tax deductions, or similar amounts which have actually reduced Taxes otherwise payable) by the party claiming such Losses or by its Affiliates claiming a Tax loss or Tax credit as a result of such Losses.  The amount of any such Tax benefit shall reflect the present value of such Tax benefit actually realized in or prior to the year in which the indemnification payment is made.

(d)           Notwithstanding anything to the contrary in this Agreement, (i) no party shall, in any event, be liable to any other Person for any consequential, incidental, indirect, special or punitive damages of such other Person, including loss of revenue, income or profits, diminution of value or loss of business reputation or opportunity relating to the breach or alleged breach hereof and (ii) in particular, no “multiple of profits” or “multiple of cash flow” or similar valuation methodology shall be used in calculating the amount of any Losses, except, in the case of each of clauses (i) and (ii) above, to the extent such amounts are paid or payable to a third party in respect of a Third Party Claim and an Indemnified Party seeks, following the Closing, indemnification in respect thereof under this Agreement.

(e)           Following the Closing, in the event of any breach giving rise to an indemnification obligation under this Article IX, an Indemnified Party shall take and shall use commercially reasonable efforts to cause its Affiliates to take, or shall use commercially reasonable efforts to cooperate with the applicable Indemnifying Party if such cooperation is reasonably requested by the Indemnifying Party in order to take, commercially reasonable measures to mitigate the consequences of the related breach.  In the event an Indemnified Party fails to so mitigate any indemnifiable Losses, the Indemnifying Party shall have no liability for any portion of such Losses that would have been avoided had the Indemnified Party made such efforts.

(f)            Notwithstanding anything in this Agreement, any amounts payable pursuant to the indemnification obligations under this Article IX shall be paid without duplication and in no event shall any party hereto be indemnified under different provisions of this Agreement for the same Losses.  Notwithstanding anything in this Agreement, in no event shall any amounts payable pursuant to the indemnification obligations under this Article IX by

Seller (other than pursuant to Section 9.2(a)(ii)(z) and Section 9.2(a)(iii)) exceed the Purchase Price paid to Seller, or at its direction, pursuant to the terms hereof.

(g)        Notwithstanding anything in this Agreement (i) Buyer may not set off any amounts due to Seller pursuant to Section 1.5 or Section 1.6 against any amounts then claimed to be owed by Seller to the Buyer Indemnified Parties in respect of any claim for indemnification under this Article IX, and (ii) Seller may not set off any amounts due to Buyer pursuant to Section 1.6 against any amounts then claimed to be owed by Buyer to the Seller Indemnified Parties in respect of any claim for indemnification under this Article IX.

9.5           No Other Representations or Warranties.  Except for the representations and warranties contained in Article III and Article IV (as modified by the Disclosure Schedules (as determined in accordance with Section 11.12)), or set forth in any certificate delivered pursuant to this Agreement) and in the Transaction Agreements, (i) neither Seller nor Buyer, nor any other Person, as applicable makes any other express or implied representation or warranty with respect to Seller, CIBER Federal International, Buyer, the Federal Business, the Purchased Assets or the Transaction, as applicable, (ii) each of Seller and Buyer disclaims any other representations or warranties, whether made by Seller or any of its Affiliates or Buyer or any of its Affiliates, as applicable, or any of their respective officers, directors, employees, agents or representatives and (iii) each of Seller and Buyer, as applicable, hereby disclaims all Liability and responsibility for any representation, warranty, projection, forecast, statement or information made, communicated or furnished (orally or in writing) to Buyer or Seller, as applicable, or their respective Affiliates or representatives (including any opinion, information, projection or advice that may have been or may be provided to Buyer or Seller, as applicable, by any director, officer, employee, agent, consultant or representative of Seller or Buyer, as applicable, or any of their Affiliates).  Seller makes no representations or warranties to Buyer regarding the probable success or profitability of the Federal Business (it being understood that this limitation shall not prevent or otherwise affect a claim for breach of representation or warranty, with respect to the underlying cause of any failure to achieve such success or profitability, contained in Article III and Article IV (as modified by the Disclosure Schedules (as determined in accordance with Section 11.12)), or set forth in any certificate delivered pursuant to this Agreement).

9.6           Exclusive Remedy; Nature of Representations and Warranties.  Following the Closing Date, except with respect to (i) any claim based on fraud, (ii) any claim asserted pursuant to Section 1.6 (which claims will be resolved pursuant to such Section 1.6), and (iii) claims based on breaches of representations, covenants or agreements contained in the Transaction Agreements (which claims will be resolved in accordance with the terms of the Transaction Agreements), (x) the sole and exclusive remedy for any inaccuracy or breach of any representation, warranty, covenant or other agreement contained in this Agreement or otherwise relating to the Transaction shall be indemnification in accordance with Article VII and this Article IX, and (y) no Person will have any other entitlement, remedy or recourse, whether in contract, tort or otherwise, with respect to any such inaccuracy or breach or otherwise relating to the Transaction, it being agreed that all of such other entitlements and remedies and other instances of recourse are expressly waived and released by the parties, to the fullest extent permitted by Law.  Notwithstanding the foregoing, this Section 9.6 shall not operate to limit the rights of the parties to seek equitable remedies (including specific performance or injunctive relief).

9.7           Tax Treatment of Indemnity Payment.  Buyer and Seller agree to treat any indemnity payment made pursuant to this Article IX as an adjustment to the Purchase Price, for all Tax purposes unless otherwise required by law.

9.8           Waiver of Subrogation Rights.  Each party hereby waives any subrogation rights that its insurer may have with respect to any Losses subject to indemnification under Article VII or this Article IX, to the extent necessary to preclude such insurer from asserting an indemnification claim for such Losses under Article VII or this Article IX, as applicable, against such party.

9.9           Satisfaction of Claims.  Any Losses for which any Indemnified Party shall be entitled to indemnification or payment pursuant to Article VII or this Article IX (in each case to the extent finally determined) shall be satisfied (subject, in each case, to the applicable limitations of this Agreement, including any applicable time and monetary limits set forth in this Agreement) by prompt payment of such amount by Seller or Buyer, as the case may be, by wire transfer of immediately available funds in accordance the written payment instructions provided by the Indemnified Party to the Seller or Buyer, as the case may be, in writing (and the Indemnified Party shall be entitled to exercise all of its rights and remedies at law or in equity in connection therewith).

ARTICLE X
TERMINATION

10.1         Termination.  This Agreement may be terminated prior to the Closing as follows:

(a)        by mutual written consent of Seller and Buyer;

(b)        at the election of Seller or Buyer after the Outside Date, if the Closing shall not have occurred by the close of business on such date, provided that the right to terminate this Agreement under this Section 10.1(b) shall not be available to a party if such party is in material breach of any of its covenants or agreements under this Agreement;

(c)        by Seller or Buyer, if there shall be in effect a final, nonappealable order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the Transaction; provided, however, that the right to terminate this Agreement under this Section 10.1(c) shall not be available to a party if such order, writ, judgment, injunction, decree, stipulation, determination or award was primarily due to the failure of such party to perform any of its covenants or agreements under this Agreement;

(d)        by Buyer, if Seller shall have breached any representation, warranty, covenant or other agreement contained in this Agreement that would give rise to the failure of a condition set forth in Section 8.2(a) or Section 8.2(b) hereof, which breach cannot be cured or has not been cured by the Outside Date; provided, however, that the right to terminate this Agreement under this Section 10.1(d) shall not be available to Buyer if Buyer is in material breach of any representation, warranty, covenant or other agreement contained in this Agreement; or

(e)        by Seller, if Buyer shall have breached any representation, warranty, covenant or other agreement contained in this Agreement that would give rise to the failure of a condition set forth in Section 8.3(a) or Section 8.3(b) hereof, which breach cannot be cured or has not been cured by the Outside Date, it being agreed that a failure by Buyer to pay the Purchase Price when due and payable hereunder shall not be a breach capable of being cured and Seller shall have a right to terminate this Agreement immediately upon such failure to pay the Purchase Price; provided that, the right to terminate this Agreement under this Section 10.1(e) shall not be available to Seller if Seller is in material breach of any representation, warranty, covenant or other agreement contained in this Agreement.

10.2         Termination Procedure.  In the event of the termination of this Agreement by Seller, Buyer, or Seller and Buyer pursuant to Section 10.1 hereof, written notice thereof shall forthwith be given to the other party.

10.3         Effect of Termination.

(a)        If this Agreement is validly terminated pursuant to Section 10.1 hereof, this Agreement shall immediately become void and of no further force and effect, and all further obligations of the parties under this Agreement shall terminate and such termination shall be without liability or obligation to any party hereunder, except (i) that the obligations of the parties under the Confidentiality Agreements and under Section 6.1 (Publicity), this Article X, and Article XI (Miscellaneous) of this Agreement shall survive such termination and not be affected thereby, (ii) that no such termination shall relieve Seller from liability for any intentional and material breach of any representation, warranty or covenant contained in this Agreement, and (iii) no such termination shall relieve Buyer with respect to the obligations expressly provided in Section 10.3(b) below.

(b)        Notwithstanding anything contained in this Agreement to the contrary, if this Agreement shall be terminated by Seller in accordance with Section 10.1(e), and at the time of such termination, (i) Seller is willing and able to consummate the Closing, (ii) the conditions set forth in Sections 8.1 and 8.2 have been and remain satisfied (including if the Closing were assumed to have occurred at such time), or are able to be satisfied with deliveries by Seller at the Closing (including if the Closing were assumed to have occurred at such time), and (iii) Buyer shall have failed to consummate the Closing, then Buyer shall pay, or cause to be paid, the sum of Four Million Five Hundred Thousand Dollars ($4,500,000) (the “Buyer Termination Fee”) in immediately available funds to Seller in accordance with written payment instructions executed and provided to Buyer by Seller no later than the third (3rd) Business Day after Buyer’s receipt of such written instructions, and such payment shall be the sole and exclusive remedy of Seller against Buyer and its former, current and future direct or indirect equity holders, controlling Persons, stockholders, directors, officers, employees, agents, Affiliates, members, managers, general or limited partners or assignees (collectively, the “Buyer Parties”) with respect to the termination of this Agreement, the Transaction Agreements or the Transaction except to the extent provided for in Section 10.3(a)(i).  The parties hereto expressly acknowledge and agree that (i) in light of the difficulty of accurately determining actual damages upon the termination of this Agreement in accordance with Section 10.1(e), the amount of the Buyer Termination Fee under this Section 10.3(b) constitutes a reasonable estimate of the damages that will be suffered by reason of any such termination and (ii) the agreements contained in this Section 10.3(b) are an integral part of the Transaction, and that, without these agreements, the parties hereto would not enter into this Agreement.  Upon payment of the Buyer Termination Fee following termination of this Agreement, (i) no Person shall have any rights or claims against any of the Buyer Parties under this Agreement (including this Section 10.3(b)), whether at law or equity, in contract, in tort or otherwise, and (ii) none of the Buyer Parties shall have any further liability or obligation relating to or arising out of this Agreement, the Transaction Agreements, or the Transaction except to the extent provided for in Section 10.3(a)(i).

(c)        Notwithstanding anything to the contrary herein, except as may be expressly set forth in the Debt Commitment Letters or the definitive agreements entered into in connection with the Debt Financing or with respect to confidentiality obligations, the parties hereto agree that none of the Lender Agents, the Lenders nor any of their respective former, current and future direct or indirect equity holders, controlling Persons, stockholders, directors, officers, employees, agents, Affiliates, members, managers, general or limited partners or assignees will have any liability to any Person, including, Seller, Buyer, CIBER Federal International, the Federal Business or any of their respective former, current and future direct or indirect equity holders, controlling Persons, stockholders, directors, officers, employees, agents, Affiliates, members, managers, general or limited partners or assignees, relating to or arising out of this Agreement, the Debt Commitment Letters, the Debt Financing, the Transaction Agreements, the Transaction (whether or not consummated, in whole or in part) or in respect of any other document with respect to the Transaction or theory of law or equity or in respect of any oral representations made or alleged to be made in connection herewith or therewith, whether at law or equity in contract, in tort or otherwise.

ARTICLE XI
MISCELLANEOUS

11.1         Expenses.  Except as otherwise specifically provided in this Agreement or the Transaction Agreements, each party shall pay all transaction costs and expenses (including legal, accounting and other professional fees and expenses) incurred by it in connection with the negotiation, execution and performance of this Agreement and the Transaction Agreements and the consummation of the Transaction.

11.2         Notices.  All notices, requests, demands, claims and other communications that are required or may be given by a party pursuant to this Agreement must be in writing and delivered in accordance with the terms below to the other party at the following address (or to the attention of such other Person or such other address as such other party may provide by notice in accordance with this Section 11.2):

if to Buyer, to:

CRGT Inc.

c/o Veritas Capital Fund Management, L.L.C.

590 Madison Avenue, 41st Floor

New York, New York 10022

Attention:  Robert B. McKeon

Facsimile:  (212) 688-0020

with copies (which shall not constitute notice) to:

CRGT Inc.

11921 Freedom Drive, Suite 1000

Reston, Virginia 20190

Attention:  Thomas Ferrando

Facsimile:  (703) 883-2526

and

Schulte Roth & Zabel LLP

919 Third Avenue

New York, New York 10022

Attention: Marc Weingarten

Facsimile: (212) 593-5955

if to Seller, to:

CIBER, Inc.

6363 South Fiddlers Green Circle, Suite 1400

Greenwood Village, CO 80111

Attention: General Counsel

Facsimile: (303) 224-4125

with a copy (which shall not constitute notice) to:

Hogan Lovells US LLP

7930 Jones Branch Drive

Ninth Floor

McLean, VA 22102

Attention:  Richard T. Horan, Jr.

Facsimile:  (703) 610-6200

and

Hogan Lovells US LLP

1200 Seventeenth Street, Suite 1500

Denver, CO 80202

Attention: Paul Hilton

Facsimile: (303) 899-7333

Any such notice or other communication will be deemed to have been given (i) if personally delivered, when so delivered, against written receipt, (ii) if sent by a nationally recognized overnight delivery service which guarantees next day delivery, one (1) Business Day after being so sent, (iii) if delivered by certified mail, three (3) Business Days following deposit in the United States mail, postage prepaid, (iv) if delivered by telecopier, once such notice or other communication is transmitted to the facsimile number specified above and the appropriate answer back or telephonic confirmation is received, provided that such notice or other communication is promptly thereafter delivered in accordance with the provisions of clauses (i), (ii) or (iii) hereof.  Any notice, request, demand, claim or other communication given hereunder using any other means (including ordinary mail or electronic mail) shall not be deemed to have been duly given unless and until such notice, request, demand, claim or other communication actually is received by the individual for whom it is intended.

11.3         Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by any party hereto without the prior written consent of the other parties and any purported assignment or delegation in violation hereof shall be null and void except for assignments and transfers by operation of Law.  Notwithstanding the foregoing, Buyer shall have the right to assign all or certain provisions of this Agreement, or any right or interest herein, and may delegate any obligation hereunder, without the consent of Seller, (i) to any Affiliate of Buyer, or (ii) to any of Buyer’s or its Affiliates’ financing sources as collateral; provided that, in the case of each of clauses (i) and (ii) above, no such assignment or delegation shall relieve Buyer of any of its obligations hereunder.

11.4         Bulk Sale and Bulk Transfer Compliance.  Buyer hereby waives compliance by Seller with any applicable bulk sale or bulk transfer Laws of any jurisdiction in connection with the Transaction.

11.5         Amendments and Waiver.  This Agreement may not be modified or amended except in writing signed by the parties hereto (subject to the provisions of Section 11.8), and, subject to Section 11.8, the terms of this Agreement may be waived only by a written instrument signed by the party or parties waiving compliance.  No waiver of any provision of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise provided.  No delay on the part of any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

11.6         Entire Agreement.  This Agreement (including the Transaction Agreements and the other documents and instruments contained as Annexes, Exhibits and Schedules hereto or thereto expressly contemplated hereby or thereby) contain the entire understanding of the parties relating to the subject matter hereof and thereof supersede all prior written or oral and all contemporaneous oral agreements and understandings relating to the subject matter hereof and thereof.  The Annexes, Exhibits and Schedules to this Agreement are hereby incorporated by reference into and made a part of this Agreement as if fully set forth in the text hereof.

11.7         Specific Performance.  Each party hereto acknowledges and agrees that money damages would not be a sufficient remedy for any breach of this Agreement by the other party, that the non-breaching party hereto would suffer irreparable harm as a result of any such breach, and that, in addition to all other remedies available under this Agreement or at law or in equity, the non-breaching party hereto shall be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach or threatened breach, without posting any bond, security or other undertaking and without providing that monetary damages would be inadequate.

In the event of any action by any party to enforce this Agreement, the other party hereto hereby waives the defense that there is an adequate remedy at law.  Notwithstanding the foregoing provisions of this Section 11.7, prior to the Closing, Seller acknowledges and agrees that it shall not be entitled to enforce specifically the terms and provisions of this Agreement (other than solely with respect to Section 6.1) or seek any other equitable remedy in connection with this Agreement (other than solely with respect to Section 6.1 and Section 10.3(b) and the terms and provisions of the Confidentiality Agreements).

11.8         No Third Party Beneficiaries.  This Agreement is made for the sole benefit of the parties hereto, and their respective successors and permitted assigns, and for the benefit of the Persons provided for in Article IX (to the extent specified therein), and, except for the provisions of Article IX (which are intended to be for the benefit of the Persons provided for therein), nothing contained herein, express or implied, is intended to or shall confer upon any other Person or other any third party any legal or equitable rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement; provided, however, that the Lender Agents, the Lenders and their respective representatives, successors and assigns are express third party beneficiaries of Sections 5.6(c), 5.6(e), 10.3, 11.5, 11.9, 11.13, and 11.14 and this Section 11.8 and shall be entitled to rely on and enforce such Sections in accordance with Section 11.13 as applied to Buyer (and such Sections, as they apply to the Lender Agents, may not be amended, modified or waived without the prior written consent of the Lender Agents, and as they apply to the Lenders, may not be modified without the prior written consent of the Lenders).

11.9         Governing Law.  This Agreement will be governed by and construed and interpreted in accordance with the substantive Laws of the State of Delaware, without giving effect to any conflicts of Law, rule or principle that might require the application of the Laws of another jurisdiction.

11.10       Neutral Construction.  The parties to this Agreement agree that this Agreement was negotiated fairly between them at arm’s length and that the final terms of this Agreement are the product of the parties’ negotiations.  Each party acknowledges and agrees that it has sought and received legal counsel of its own choosing with regard to the contents of this Agreement and the rights and obligations affected hereby.  The parties agree that this Agreement shall be deemed to have been jointly and equally drafted by them, and that the provisions of this Agreement therefore should not be construed against a party or parties on the grounds that the party or parties drafted or was more responsible for drafting the provision(s).

11.11       Severability.  In the event that any one or more of the provisions or parts of a provision contained in this Agreement shall for any reason be held by a court of competent jurisdiction or other Governmental Authority to be invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Agreement in any other jurisdiction, but this Agreement shall be reformed and construed in such jurisdiction as if such invalid or illegal or unenforceable provision or part of a provision had never been contained herein and such provision or part shall be reformed so that it would be valid, legal and enforceable to the maximum extent permitted in such jurisdiction, provided that any such reform or construction does not affect the economic or legal substance of the Transaction in a manner adverse to any party.

11.12       Heading; Interpretation; Schedules and Exhibits.  The descriptive headings of the several Articles and Sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.  References to Sections or Articles, unless otherwise indicated, are references to Sections and Articles of this Agreement.  The words “include,” “includes,” and “including” when used herein are deemed in each case to be followed by the words “without limitation.”  Words (including defined terms) in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires.  The terms “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Schedules and Exhibits hereto) and not to any particular provision of this Agreement unless otherwise specified.  It is understood and agreed that neither the specifications of any dollar amount nor the inclusion of any specific item in this Agreement, the Schedules or Exhibits is intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material, and no party shall use the fact of setting of such amounts or the fact of the inclusion of such item in the Schedules or Exhibits in any dispute or controversy between the parties as to whether any obligation, item or matter is or is not material for purposes hereof.  Disclosure of information included on any Disclosure Schedule (or portion of any Schedule) shall be considered disclosure for all other Disclosure Schedules (or other portions of other Disclosure Schedules) (other than the Disclosure Schedule corresponding to Section 3.7 (or any portions of such Schedule)) to the extent that it is reasonably apparent from the face of such disclosure that such disclosure is applicable to such other Disclosure Schedules (or such other portions of other Disclosure Schedules).  In addition, the fact that any disclosure on any Schedule is not required to be disclosed in order to render the applicable representation or warranty to which it relates true, or the fact that the absence of disclosure on any Schedule would not constitute a breach of the applicable representation or warranty, shall not be deemed or construed to expand the scope of any representation or warranty hereunder or to establish a standard of disclosure in respect of any representation or warranty.  For avoidance of doubt, Buyer and Seller expressly agree to be bound by all of the provisions of Schedule 1.3(f) and Schedule 1.4(g).

11.13       Consent to Jurisdiction and Service of Process.  EXCEPT TO THE EXTENT EXPRESSLY SET FORTH IN SECTION 1.6, EACH PARTY HERETO IRREVOCABLY AGREES THAT (I) ALL ACTIONS OR PROCEEDINGS OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR IN EQUITY, IN CONTRACT OR IN TORT OR OTHERWISE, RELATING TO THIS AGREEMENT, THE TRANSACTION AGREEMENTS, THE RIGHTS AND OBLIGATIONS OF THE PARTIES ARISING HEREUNDER OR THEREUNDER OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BROUGHT AGAINST A PARTY HERETO OR ANY OF ITS AFFILIATES OR REPRESENTATIVES (EXCLUDING BUYER’S FINANCING SOURCES (INCLUDING ANY LENDER AGENTS AND LENDERS) AND THEIR RESPECTIVE AFFILIATES AND REPRESENTATIVES), WHICH ARE ADDRESSED IN CLAUSE (II) BELOW) SHALL BE BROUGHT AND DETERMINED EXCLUSIVELY IN THE DELAWARE COURT OF CHANCERY AND ANY STATE APPELLATE COURT THEREFROM WITHIN THE STATE OF DELAWARE (OR, IF THE DELAWARE COURT OF CHANCERY DECLINES TO ACCEPT JURISDICTION OVER A PARTICULAR MATTER, ANY STATE OR FEDERAL COURT WITHIN THE STATE OF DELAWARE) AND (II) ALL ACTIONS OR PROCEEDINGS OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR IN EQUITY,

IN CONTRACT OR IN TORT OR OTHERWISE, RELATING TO THIS AGREEMENT, THE TRANSACTION AGREEMENTS, THE RIGHTS AND OBLIGATIONS OF THE PARTIES ARISING HEREUNDER OR THEREUNDER OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, TO THE EXTENT BROUGHT AGAINST BUYER’S FINANCING SOURCES (INCLUDING ANY LENDER AGENTS OR LENDERS) OR THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES, SHALL BE BROUGHT AND DETERMINED EXCLUSIVELY IN THE SUPREME COURT OF THE STATE OF NEW YORK, AND ANY STATE APPELLATE COURT THEREFROM WITHIN THE STATE OF NEW YORK (OR, IF UNDER APPLICABLE LAW JURISDICTION IS VESTED IN THE FEDERAL COURTS, THE SUPREME COURT OF THE STATE OF NEW YORK DECLINES TO ACCEPT JURISDICTION OVER A PARTICULAR MATTER, THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK (AND APPELLATE COURTS THEREOF), OR OTHERWISE, ANY OTHER STATE COURT WITHIN THE STATE OF NEW YORK).  SUBJECT TO THE PROVISIONS OF SECTION 1.6 (WHICH SHALL GOVERN ANY DISPUTE ARISING THEREUNDER), EACH PARTY HERETO (I) ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS RESPECTIVE PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE PERSONAL JURISDICTION OF THE AFORESAID COURTS WITH RESPECT TO ANY SUCH ACTION OR PROCEEDING SPECIFIED IN THE FOREGOING SENTENCE TO BE BROUGHT AND DETERMINED EXCLUSIVELY IN SUCH COURTS (SUCH COURTS, WITH RESPECT TO SUCH ACTION OR PROCEEDING, THE “APPLICABLE COURTS”), (II) IRREVOCABLY AGREES THAT, EXCEPT FOR THE ENFORCEMENT OF ANY JUDGMENT ENTERED BY ANY APPLICABLE COURTS ARISING FROM ANY SUCH ACTION OR PROCEEDING, IT WILL NOT BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT, THE TRANSACTION DOCUMENTS, THE RIGHTS AND OBLIGATIONS OF THE PARTIES ARISING HEREUNDER OR THEREUNDER OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY IN ANY COURT OTHER THAN THE APPLICABLE COURTS, (III) IRREVOCABLY WAIVES ANY DEFENSE OF FORUM NON CONVENIENS WITH RESPECT TO ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY OF THE APPLICABLE COURTS, AND (IV) IRREVOCABLY AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY OF THE APPLICABLE COURTS AFTER THE EXPIRATION OF ANY PERIOD PERMITTED FOR APPEAL AND SUBJECT TO ANY STAY DURING APPEAL SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  EACH PARTY HERETO IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFORESAID COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY CERTIFIED MAIL, POSTAGE PREPAID, TO SUCH PARTY IN THE MANNER PROVIDED IN SECTION 11.2. NOTHING HEREIN SHALL IN ANY WAY BE DEEMED TO LIMIT THE ABILITY OF ANY PARTY HERETO TO SERVE ANY SUCH LEGAL PROCESS, SUMMONS, NOTICES AND DOCUMENTS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

11.14       Waiver of Jury Trial.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY

HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTION AGREEMENTS, THE RIGHTS AND OBLIGATIONS OF THE PARTIES ARISING HEREUNDER OR THEREUNDER OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE SUCH WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (III) IT MAKES SUCH WAIVER VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.14. IN THE EVENT OF ANY SUCH LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

11.15       Counterparts.  This Agreement may be executed in one or more counterparts for the convenience of the parties hereto, each of which shall be deemed an original and all of which together will constitute one and the same instrument.  Facsimile and pdf signatures shall be treated as original signatures for all purposes hereunder.  This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the parties hereto. Until and unless each party has received a counterpart hereof signed by all parties hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

11.16       Non-Recourse.  Except for fraud, no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney or representative of the Company or Seller or their respective Affiliates shall have any personal Liability for any obligations or liabilities of Seller under this Agreement, any other Transaction Agreement or any claim based on, in respect of, or by reason of, the Transaction.

11.17       Inconsistencies with Other Agreements.  In the event of any inconsistency between the provisions in the body of this Agreement and those in the Transaction Agreements referred to herein, the provisions in the body of this Agreement will prevail and govern.

11.18       Lender Arrangements.  Notwithstanding anything to the contrary in this Agreement, Seller and its Affiliates shall not have any rights or claims, and shall not seek any loss or damage or any other recovery, judgment or damages of any kind, including any direct, consequential, incidental, indirect, special or punitive damages, against any Lender Agent or Lender, in any way relating to this Agreement, any Transaction Agreement or the Transaction, including any dispute arising out of or relating in any way to any Debt Commitment Letter or the performance thereof, whether at law or equity, in contract, in tort or otherwise.

11.19       Obligations of Seller and Buyer.  Whenever this Agreement requires a Subsidiary of Seller to take any action, that requirement shall be deemed to include an undertaking on the part of Seller to cause that Subsidiary of Seller to take that action. Whenever this Agreement requires a Subsidiary of Buyer to take any action, that requirement shall be deemed to include an undertaking on the part of Buyer to cause that Subsidiary of Buyer to take that action.

11.20       Confidentiality Agreements. Buyer acknowledges that all information provided to it or its Affiliates or its or their respective Representatives by or on behalf of Seller is subject to the terms of the applicable provisions of the Confidentiality Agreements, provided, that (a) the limitations on disclosure specified therein shall not be applicable to any disclosures by Buyer or its Affiliates or any of their respective Representatives to the extent that such disclosures are express exceptions in this Agreement to the limitations on disclosure set forth in this Agreement and (b) in the event of a conflict between provisions of the Confidentiality Agreements and provisions of this Agreement, the provisions of this Agreement shall govern.  Notwithstanding anything to the contrary contained in this Agreement, Seller and Buyer agree that each Confidentiality Agreement shall, upon the occurrence of the Closing, cease to apply to any Evaluation Material (within the meaning of such Confidentiality Agreement) that at any time constitutes “Confidential Information” under the Seller Confidentiality Agreement and no party thereto shall have any further liability or obligation thereunder with respect to the use or disclosure of such Evaluation Material.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Asset Purchase Agreement to be executed by a duly authorized officer as of the date first above written.

CIBER, INC.

By:	/s/ Claude Pumilia
Name:	Claude Pumilia
Title:	Executive Vice President and Chief Financial Officer

CRGT INC.

By:	/s/ Thomas Ferrando
Name:	Thomas Ferrando
Title:	President and CEO

ANNEX I

DEFINITIONS

1.             Certain Definitions.  For all purposes of and under this Agreement, the following terms shall have the respective meanings set forth below:

“Action” means any claim, action, suit or proceeding, arbitral action, governmental inquiry, criminal prosecution or other investigation.

“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by or under common control with, that Person.  For the purposes of this definition, “control” (including with correlative meanings, the terms “controlling,” “controlled by,” and “under common control with”) as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through ownership of voting securities, by contract or otherwise.

“Applicable Debt Commitment Letters” means the Debt Commitment Letters with respect to the Applicable Financing, as entered into from time to time in accordance with Section 5.6(b) or Section 5.6(e), and as amended, supplemented, replaced or otherwise modified from time to time in accordance with Section 5.6(e).  As of the date hereof, the Applicable Debt Commitment Letters with respect to the Applicable Financing are the Initial Debt Commitment Letters.

“Applicable Fee and Sponsor Letters” means the Fee and Sponsor Letters with respect to the Applicable Financing, as entered into from time to time in accordance with Section 5.6(b) or Section 5.6(e), and as amended, supplemented, replaced or otherwise modified from time to time in accordance with Section 5.6(e).  As of the date hereof, the Applicable Fee and Sponsor Letters with respect to the Applicable Financing are the Initial Fee and Sponsor Letters.

“Applicable Financing” means the Initial Debt Financing, as the same may be superseded or replaced from time to time by the Debt Financing specified in the Alternative Debt Commitment Letters and/or the Replacement Debt Commitment Letters, as applicable.  As of the date hereof, the Applicable Financing is the Initial Debt Financing.

“Bid” means any quotation, bid or proposal, solicited or unsolicited, made by Seller that if accepted or awarded to Seller would lead to a Contract with any Person for the sale of products or services by the Federal Business.

“Bill of Sale and Assignment and Assumption Agreement” means that certain Bill of Sale and Assignment and Assumption Agreement, dated as of the Closing Date, between Buyer and Seller, in substantially the form of Exhibit A hereto.

“Business Day” means any weekday (Monday through Friday) on which commercial banks in New York, New York are open for business.

“CIBER Federal International” means CIBER Federal International LLC, a Colorado limited liability company.

“CIBER Federal International Intellectual Property” means CIBER Federal International Licensed Intellectual Property and CIBER Federal International Owned Intellectual Property.

“CIBER Federal International Licensed Intellectual Property” means Intellectual Property that is licensed to CIBER Federal International by any Person.

“CIBER Federal International Owned Intellectual Property” means Intellectual Property that is owned by CIBER Federal International.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Confidentiality Agreements” means (i) the non-disclosure and confidentiality agreement dated October 11, 2011, between Buyer and Seller and (ii) the confidentiality agreement dated August     , 2011, between Seller and Veritas Capital Fund Management, L.L.C., as amended October 11, 2011.

“Continuing Employee Liabilities” means all obligations, liabilities and commitments with respect to Continuing Employees that Buyer is obligated to assume or honor pursuant to Section 6.4, in addition to all accrued base salary and/or wages through the Closing Date (excluding any payroll taxes related thereto (including FICA, Medicare and unemployment taxes)) with respect to Continuing Employees.

“Controlled Group” means any organization which is a member of a controlled group of organizations within the meaning of Sections 414(b), (c), (m) or (o) of the Code.

“Contract” means any contract, agreement, non-governmental license, sales and purchase orders, indenture, note, bond, instrument, lease, conditional sales contract, mortgage, license, franchise agreement, concession agreement, guaranty, binding commitment or other agreement.

“DCAA Audit” means any audit, inquiry or investigation relating to work performed or services rendered under Government Contracts conducted by the Defense Contract Audit Agency or other similar auditing agency or Governmental Authority.

“Debt Commitment Letters” means the debt financing commitment letters (and related term sheets) to which Buyer and/or one or more of its Affiliates are parties pursuant to which certain lenders party thereto have committed, subject to the terms and conditions thereof, to provide (or cause to be provided) to Buyer and/or such Affiliates the loans or other indebtedness in the amounts set forth therein.

“Debt Financing” means, with respect to any Debt Commitment Letters, the loans or other indebtedness in the amounts set forth therein committed by the lenders party thereto to be provided by them (or caused by them to be provided) to Buyer and/or one or more of its Affiliates subject to the terms and conditions of such Debt Commitment Letters.

“Encumbrance” means any security interest, pledge, mortgage, lien, charge, adverse claim of ownership or use, restriction on transfer (such as a right of first refusal or other similar right), defect of title, or other encumbrance of any kind or character.

“Environmental Law” means any applicable law, order, regulation, decree, permit, license, ordinance, or other federal, state, county, provincial, local or foreign governmental requirements in effect prior to and as of the Closing Date relating to pollution, the protection of human health and the environment, or the Release of any Hazardous Substance into the environment, including the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), 42 U.S.C. 9601 et seq., as amended; the Resource Conservation and Recovery Act (“RCRA), 42 U.S.C. 6901 et seq., as amended; the Clean Air Act (“CAA”), 42 U.S.C. 7401 et seq., as amended; the Clean Water Act (“CWA”), 33 U.S.C. 1251 et seq., as amended; the Occupational Safety and Health Act (“OSHA”), 29 U.S.C. 655 et seq.

“Environmental Liability” means all liabilities, monetary obligations, Remedial Actions, losses, damages, punitive damages, consequential damages, treble damages, natural resource damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants and costs of investigations and feasibility studies), fines, penalties, sanctions an d interest incurred as a result of any claim or demand by any governmental authority or any third party, and which relate to any environmental condition, violation or alleged violation of Environmental Laws or Releases of Hazardous Substances at, onto, from, beneath or otherwise relating to (i) any of the Real Property or any other properties or facilities currently or formerly owned, leased, operated or otherwise used by the Federal Business or a predecessor in interest; (ii) adjoining properties or businesses; or (iii) any facilities which received Hazardous Substances generated by the Federal Business or a predecessor in interest.

“Environmental Encumbrance” means any Encumbrance in favor of any Governmental Authority for Environmental Liabilities.

“Equity Interest” means 100% of the issued and outstanding limited liability company interest of CIBER Federal International.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, any successor statute thereto, and the rules and regulations promulgated thereunder.

“Federal Business Excluded Intellectual Property” means the Intellectual Property set forth on Schedule 1.9, which Intellectual Property is used with the Federal Business, but, except as expressly provided otherwise, is excluded from the applicability of this Agreement.

“Fee and Sponsor Letters” means fee and sponsor or similar letters entered into by Buyer and/or one or more of its Affiliates in connection with Debt Commitment Letters.

“FIRPTA Certificate” means an affidavit of Seller dated as of the Closing Date, sworn under penalty of perjury and in form and substance as required under the Treasury Regulations issued pursuant to Sections 897 and 1445 of the Code stating that at no time during the five years preceding the Closing Date were any of the Purchased Assets “United States real property interests” as defined in Section 897 of the Code or that Seller is not a “foreign person” as defined in Section 1445 of the Code.

“Fundamental Buyer Representations” means the representations and warranties of Buyer set forth in Sections 4.1 (Organization), 4.2 (Authority) and 4.6 (Brokers).

“Fundamental Seller Representations” means the representations and warranties of Seller set forth in Sections 3.1 (Organization), 3.2 (Authority), 3.5 (Capitalization of CIBER Federal International), 3.11 (Labor Matters), 3.13 (Taxes), and 3.20 (Brokers).

“GAAP” means generally accepted accounting principles in the United States of America in effect from time to time and consistently applied.

“Government Contract” means any prime contract, subcontract, basic ordering agreement, letter contract, purchase order, delivery order, task order, teaming agreement, or a legally binding commitment thereunder or relating thereto, relating to the Federal Business and to which Seller or CIBER Federal International is a party or by which it is bound or otherwise is subject, the ultimate contracting party of which is a Governmental Authority.

“Government Contract Bid” means a Bid submitted by Seller or CIBER Federal International to (i) a Governmental Authority, including a prime contractor or a higher tier subcontractor to the U.S. Government, or (ii) any foreign government for sale of products or the provisions of services by the Federal Business.

“Governmental Authority” means any federal, state, municipal, local or foreign government and any court, tribunal, arbitral body, administrative agency, department, subdivision, entity, commission or other governmental, government appointed, quasi-governmental or regulatory authority, reporting entity or agency, domestic, foreign or supranational.

“Governmental Order” means any Law, order, judgment, injunction, decree, stipulation or determination issued, promulgated or entered by or with any Governmental Authority of competent jurisdiction.

“Hardware” means any computer hardware, equipment and peripherals of any kind and of any platform, including desktop and laptop personal computers, handheld computerized devices, servers, mid-range and mainframe computers, process control and distributed control systems, and all network and other communications and telecommunications equipment.

“Hazardous Substance” means petroleum, friable or damaged asbestos containing materials, petroleum by-products, polychlorinated biphenyls and any other chemicals, materials, substances or wastes which are currently defined or regulated as toxic or hazardous to human health or the environment under any Environmental Law, including those defined or regulated as “hazardous substances,” “hazardous materials,” “hazardous wastes,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” “toxic air pollutants,” “hazardous air pollutants,” “pollutants,” or “contaminants”.

“Indebtedness” with respect to any Person, means, at any time without duplication, (i) all indebtedness of such Person for borrowed money (whether current or funded, or secured or unsecured); (ii) all obligations of such Person for the deferred purchase price of property or services including as an “earn-out” or other consideration for the acquisition of a business or assets and whether contingent or otherwise (other than trade payables incurred in the ordinary course of such Person’s business); (iii) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments; (iv) all obligations of such Person as lessee (or in respect of synthetic leases) which are required to be capitalized in accordance with GAAP; (v) all obligations in respect of letters of credit, to the extent drawn, surety bonds, to the extent drawn, and bankers’ acceptances issued for the account of such Person; (vi) all obligations secured by an Encumbrance on the assets or properties of such Person; (vii) all obligations of such Person for interest, fees and other expenses, prepayment penalties, and breakage costs, or any of them, owed with respect to any indebtedness or obligations referred to above; and (viii) all indebtedness or obligations referred to above which are directly or indirectly guaranteed by any such Person or which any such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it is liable (contingently or otherwise) or has otherwise assured a creditor against loss; provided, however, that Indebtedness does not include any deferred taxes shown on the Financial Statements.

“Indemnification Claim” means any claim in respect of which payment may be sought under Article IX of this Agreement.

“Insurance Cooperation Agreement” means that certain Restricted Covenant Agreement, dated as of the Closing Date, between Buyer and Seller, in substantially the form of Exhibit B hereto.

“Intellectual Property” means all foreign and domestic (i) registered and unregistered trademarks, service marks, trade names, logos, brand names, certification marks, collective marks, d/b/a’s, Internet domain names, symbols, trade dress, assumed names, fictitious names, and other indicia of origin, and all goodwill associated therewith and symbolized thereby; (ii) inventions, discoveries and ideas, whether patentable or not, and all patents and patent applications therefor (collectively, “Patents”); (iii)  trade secrets and confidential or proprietary business or technical information and know-how, including processes, schematics, databases, data, formulae, drawings, prototypes, models, designs and customer lists; (iv) published and unpublished works of authorship, registered and unregistered copyrights in all works, including Software, “moral” rights and mask work rights and applications for copyright registrations; (v) electronic data processing, information, recordkeeping, communications, telecommunications, account management, inventory management and other such Hardware and Software (including all databases, firmware, hardware and related documentation) and web sites (including the content and underlying architecture) (collectively, “IT Systems”); (vi) applications, divisions, continuations, continuations-in-part, renewals, reissuances, extensions, restorations, reversions, and modifications of the foregoing (as applicable); and (vii) all other intellectual property or proprietary rights and claims or causes of action arising out of or related to any infringement, misappropriation or other violation of any of the foregoing, including rights to recover for past, present and future violations thereof.

“IP Transfer Documents” shall mean transfer documents in appropriate form for recordation with the applicable Governmental Authorities, in order to effectuate the Intellectual Property related transactions contemplated by Article I, which shall be drafted and proposed by Buyer to Seller on or after the date of this Agreement and which shall be reasonably satisfactory to the Seller in form and substance.

“Knowledge of Buyer,” “Buyer’s Knowledge,” and phrases of similar import mean, with respect to any matter in question relating to Buyer, the actual knowledge of such matter by any of Thomas Ferrando and Rafael J. Dominguez, in each case after (and assuming) reasonable inquiry.

“Knowledge of Seller,” “Seller’s Knowledge,” and phrases of similar import mean, with respect to any matter in question relating to Seller, CIBER Federal International or the Federal Business, the actual knowledge of such matter by any of Ron Smith, Kirk Robbins, Tom Carter, Gerald Tywoniuk, Walter Claxton, Daniel Ingham, Jim Naylor, Jack Bruckner and Frank Zemrose, in each case after (and assuming) reasonable inquiry it being understood that, for purposes of Section 3.17, “reasonable inquiry” does not require environmental testing or sampling of any kind.

“Law” means any federal, state, country, provincial, local or foreign statute, law, ordinance, regulation, rule, code or rule of common law.

“Lender Agents” means the administrative agents for the Lenders.

“Lenders” means the one or more lenders or other financing sources of Buyer or its Affiliates in connection with the Debt Financing.

“Liability” means any indebtedness, obligation and other liability (whether absolute, accrued, matured, contingent (or based upon any contingency), known or unknown, fixed or otherwise, or whether due or to become due), including, any fine, penalty, judgment, award or settlement respecting any judicial, administrative or arbitration proceeding, damage, loss, claim or demand with respect to any Law.

“License” means any franchise, approval, permit, order, authorization, consent, license, registration or filing, certificate, variance and any other similar right obtained from or filed with any Governmental Authority.

“Losses” (and “Loss” in the singular) means all damages, losses, claims, liabilities, demands, charges, suits, penalties, costs and expenses (including reasonable attorneys’ fees and expenses and reasonable out-of-pocket costs of investigating, preparing or defending any such claim).

“Material Adverse Effect” means any event, change, effect or development that, either individually or in the aggregate with all other events, changes, effects or developments, (x) has had, or would be reasonably expected to have, a material adverse effect on the financial condition, assets, or results of operations of the Federal Business, taken as a whole or (y) has, or would be reasonably expected to, materially impair the ability of Seller to consummate the Transaction; provided, however, that, for purposes of clause (x) above, no events, changes, effects or developments directly or indirectly resulting from or arising out of the following shall be considered in determining whether a Material Adverse Effect has occurred or would be reasonably expected to occur: (i) conditions in the United States or foreign economies or securities or financial markets in general (so long as the foregoing do not adversely affect the Federal Business in a materially disproportionate manner relative to the other participants in the industry in which the Federal Business participates); (ii) conditions affecting the industry in which the Federal Business participates (so long as the foregoing do not adversely affect the Federal Business in a materially disproportionate manner relative to the other participants in the industry in which the Federal Business participates); (iii) earthquakes or other natural disasters, hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such hostilities, acts of war, sabotage or terrorism or military actions (so long as the foregoing do not adversely affect the Federal Business in a materially disproportionate manner relative to the other participants in the industry in which the Federal Business participates); (iv) the announcement or performance of this Agreement, except, in each case, to the extent such events, changes, effects or developments arise out of (x) material breaches by Seller of its contractual obligations hereunder or (y) material breaches by Seller or CIBER Federal International of its contractual obligations under other Contracts to which it is a party which arise out of the performance by Seller of this Agreement; (v) any action taken or not taken by Seller either required or contemplated to be taken or not taken, as applicable, by (A) the terms of this Agreement or (B) with the prior written consent of Buyer, except, in the case of clause (v)(A) above, to the extent such events, changes, effects or developments arise out of (x) material breaches by Seller of its contractual obligations hereunder or (y) material breaches by Seller or CIBER Federal International of its contractual obligations under other Contracts to which it is a party which arise out of the performance by Seller of this Agreement; (vi) changes in applicable Laws (so long as the foregoing do not materially disproportionately affect the Federal Business relative to the other participants in the industry in which the Federal Business participates); or (vii) any failure, in and of itself, by Seller to meet internal projections or forecasts or revenue or earnings predictions with respect to the Federal Business for any period ending on or after the date of this Agreement (it being understood that the exception set forth in this clause (vii) shall not prevent or otherwise affect a determination that the underlying cause of any failure referred to in this clause (vii) (if not otherwise falling within any of the exceptions set forth in this proviso) is a Material Adverse Effect).

“Material Contract” means any Purchased Contract (or any Contract to which CIBER Federal International is a party or by which it is bound) that is (i) a Real Property Lease; (ii) a Contract that restricts the ability of Seller, the Federal Business or CIBER Federal International (or purports to restrict any Affiliate of any of the foregoing) from transacting any line of business, conducting business in any geographic area or soliciting any clients or potential clients of any Person; (iii) a Contract pursuant to which Seller, the Federal Business or CIBER Federal International will receive, or is required to receive, or is reasonably likely to receive, an amount in excess of (x) $250,000 over the course of any one fiscal year or (y) $1,000,000 over the remaining term thereof; (iv) a Contract pursuant to which Seller, the Federal Business or CIBER Federal International will expend, or is required to expend, or is reasonably likely to expend, an amount in excess of (x) $100,000 over the course of any one year or (y) $500,000 over the remaining term thereof; (v) a Contract pursuant to which Seller, the Federal Business or CIBER Federal International will make, or is required to make, or is reasonably like to make, aggregate future capital expenditures in excess of (x) $25,000 over the course of any one year or (y) $100,000 in the aggregate; (vi) any severance, change of control or deferred compensation Contract (or Contract containing severance, change of control, retention or deferred compensation obligations on the part of Seller or CIBER Federal International or any of their successors in interest), or any other employment agreement with a current employee of Seller or CIBER Federal International whose employment may not be terminated at will by Seller, CIBER Federal International or their successors in interest without cost or penalty; (vii) a Contract with any labor union or association representing any Continuing Employee; (viii) a Contract (whether a note, debenture, other evidence of indebtedness, loan or credit agreement or otherwise) relating to the incurrence, assumption, or guarantee of any Indebtedness, or relating to the providing of security for any Indebtedness, or providing for any reimbursement obligations in connection with a letter of credit, guarantee or surety, bonding or similar arrangement related to the Federal Business; (ix) a Contract (including an option or otherwise) for the sale or other disposition of any assets of the Federal Business, other than purchases or sales of inventory, products or services in the Ordinary Course of Business; (x) a Contract providing for indemnification by Seller or CIBER Federal International (to the extent not in respect of the performance of its obligations under Contracts to which it is a party for goods or services furnished by or to it), where the aggregate liability of Seller or CIBER Federal International for their indemnification obligations thereunder is reasonably likely to exceed $25,000; (xi) a Contract under which Seller or CIBER Federal International has made an advance or loan to any Person related to the Federal Business (other than loans made to employees for relocation, travel or other employment-related purposes in each case in the Ordinary Course of Business); (xii) a Contract for the issuance of shares of capital stock or other equity securities of CIBER Federal International for which the applicable issuance has not been made and may still occur thereunder; (xiii) a Contract constituting a profit sharing, stock option, stock option, stock purchase, stock appreciation or other similar Contract with respect to the Federal Business, except where neither Seller nor CIBER Federal International has any further liability or obligation thereunder; (xiv) a Contract concerning the provision, receipt, use, access, support, development or modification of any Intellectual Property that is material to the Federal Business (other than to the extent such Contract is a Government Contract providing for customary government purpose license rights to U.S. government agencies for government purposes only (excluding the release by such agencies of such Intellectual Property for commercial purposes)); (xv) a Contract constituting (I) a joint venture agreement, partnership agreement or limited liability company operating agreement, or (II) an agreement involving a sharing with any Person of profits, losses, costs or liabilities of business activities of the Federal Business and/or such Person; or (xvi) set forth on Schedule 3.9.

“Ordinary Course of Business” means the ordinary course of business of the Federal Business consistent with its past practice.

“Organizational Documents” means, with respect to any Person (other than an individual), the articles or certificate of incorporation, bylaws, certificate of formation, limited liability company operating agreement, or other similar organizational documents of such Person.

“Other Federal Business Intellectual Property” means the Other Federal Business Licensed Intellectual Property and the Other Federal Business Owned Intellectual Property.

“Other Federal Business Licensed Intellectual Property” means Intellectual Property used in connection with the Federal Business that is licensed to Seller or any of its Affiliates by any Person and that is not Purchased Licensed Intellectual Property, Federal Business Excluded Intellectual Property or CIBER Federal International Licensed Intellectual Property.

“Other Federal Business Owned Intellectual Property” means Intellectual Property that is owned by Seller or any of its Affiliates and used in connection with the Federal Business and that is not Purchased Federal Business Owned Intellectual Property, Federal Business Excluded Intellectual Property or CIBER Federal International Owned Intellectual Property.

“Other Monthly Financial Statements” means the unaudited balance sheets of the Federal Business as of October 31, 2011 and November 30, 2011, and the related unaudited statements of operations and statements of cash flows of the Federal Business for the one-month periods ended on such dates, delivered by Seller to Buyer prior to the date of this Agreement.

“Other Quarterly Financial Statements” means the unaudited balance sheet of the Federal Business as of December 31, 2011, and the related unaudited statement of operations and statement cash flows of the Federal Business for the three-month period ended on such date, delivered by Seller to Buyer prior to the date of this Agreement.

“Outside Date” means March 11, 2012; provided, however, if, as of any date not more than five (5) Business Days immediately prior to such date, all of the conditions set forth in Section 8.1 and Section 8.2 (other than Section 8.2(f)) have been and remain satisfied (including if the Closing were assumed to have occurred at such time), or are able to be satisfied with deliveries by Seller at the Closing (including if the Closing were assumed to have occurred at such time), then Buyer or Seller may, in its sole discretion, by written notice to the other party, given prior to March 11, 2012, extend the Outside Date to the earlier of (x) the date that is five (5) Business Days after the satisfaction of the condition set forth in Section 8.2(f) and (y) March 31, 2012.

“Permitted Encumbrances” means (i) Encumbrances arising pursuant to any Indebtedness of Seller that will be released effective as of the Closing; (ii) statutory encumbrances incurred or deposits made in the Ordinary Course of Business in connection with workers compensation, employment insurance and other social security legislation (and for which there are adequate accruals or reserves specifically set forth on the Applicable Balance Sheet); (iii) Encumbrances for current Taxes not yet due and payable or which are being contested in good faith and, as a result thereof, are not currently payable (and, in either case, for which there are adequate accruals or reserves specifically set forth on the Applicable Balance Sheet); (iv) builder, mechanic, warehousemen, materialmen, contractor, workmen, repairmen, carrier or other similar Encumbrances arising and continuing in the Ordinary Course of Business for obligations that are not yet due and payable (and for which there are adequate accruals or reserves specifically set forth on the Applicable Balance Sheet); (v) Encumbrances securing rental payments under capital lease arrangements of Seller, provided that such Encumbrances will be released effective as of the Closing; (vi) Encumbrances (and the affected assets or properties) specifically disclosed in the notes to the Applicable Balance Sheet; (vii) as to any parcel of Real Property, (x) all matters of record prior to the date hereof (excluding, however, any mortgage, deed to secure debt, deed of trust, security agreement, judgment lien or statutory claim of lien or any other title exception or defect that is monetary in nature, other than those in favor of Buyer) and (y) any other easement, encroachment, encumbrance or other condition on such Real Property that does not adversely affect in any material respect, either individually or in the aggregate, the use or occupancy of such Real Property as currently used by Seller in the Ordinary Course of Business or render title thereto uninsurable; (viii) as to any Intellectual Property of Seller relating to the Federal Business, customary government purpose license rights to U.S. government agencies under Government Contracts for government purposes only (which exclude the release by such agencies of such Intellectual Property for commercial purposes); and (ix) Encumbrances as of the date hereof set forth on Schedule 1.5.

“Person” means any individual, general or limited partnership, firm, corporation, limited liability company, association, trust, joint venture, unincorporated organization or other entity or Governmental Authority, and including any successor, by merger or otherwise, of any of the foregoing.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing.

“Public Software” means software which creates, or purports to create, obligations for the user or grants, or purports to grant, to any third party any rights or immunities under the user’s intellectual property or proprietary rights in its software (including open source software and any other software that requires as a condition of use, modification and/or distribution of the software that other Software incorporated into, derived from or distributed with that software be (i) disclosed or distributed in source code form; (ii) licensed for the purpose of making derivative works; or (iii) redistributable at no charge), shareware, “copyleft” software, or similar software.

“Purchased Federal Business Intellectual Property” means the Purchased Federal Business Owned Intellectual Property and the Purchased Federal Business Licensed Intellectual Property.

“Purchased Federal Business Licensed Intellectual Property” means Intellectual Property used with the Federal Business that is licensed to Seller or any of its Affiliates by any Person, as set forth on Schedule 1.1(i).

“Purchased Federal Business Owned Intellectual Property” means Intellectual Property that is owned by Seller or any of its Affiliates and used with the Federal Business, as set forth on Schedule 1.1(i).

“Real Property Lease Transfer Documents” shall mean transfer documents in appropriate form for recordation with the applicable Governmental Authorities, in order to effectuate the Real Property Lease related transactions contemplated by Article I, which shall be drafted and proposed by Buyer to Seller on or after the date of this Agreement and which shall be reasonably satisfactory to the Seller in form and substance.

“Registered” means, with respect to Intellectual Property, issued, registered, renewed or the subject of a pending application.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing of a Hazardous Substance into the environment.

“Remedial Action” means all actions taken to (i) clean up, remove, remediate, contain, treat, monitor, assess, evaluate or in any other way address Hazardous Substances in the indoor or outdoor environment; (ii) prevent or minimize a Release of Hazardous Substances so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (iii) perform pre-remedial studies and investigations and post-remedial operation and maintenance activities; (iv) comply with or address violations of Environmental Laws; or (v) any other actions required by any Environmental Law or Governmental Authority.

“Representatives” means, with respect to a Person, such Person’s Affiliates, and such Person’s and such Person’s Affiliates respective officers, directors, employees, accountants, counsel, advisors, agents, and representatives, and, in the case of Buyer, Buyer’s and Buyer’s Affiliates’ respective actual and potential financing sources.

“Restricted Covenant Agreement” means that certain Restricted Covenant Agreement, dated as of the Closing Date, between Buyer and Seller, in substantially the form of Exhibit C hereto.

“Seller Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of the Closing Date, between Buyer and Seller, in substantially the form of Exhibit D hereto.

“Seller Names and Marks” means the names CIBER and CIBERSecure, together with all variations and acronyms thereof and all trade names, trademarks, service marks, brands, logos, emblems, identifying symbols, and Internet domain names related thereto or containing, incorporating, associated with, or comprising any of the foregoing, including any transliterations thereof or any name or mark confusingly similar thereto.

“Software” means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code; (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise; (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons; (iv) all documentation, including user manuals and other training documentation related to any of the foregoing; and (v) any of the foregoing that is installed on Hardware.

“Straddle Period” means any Tax period that begins before the Closing and ends after the Closing.

“Subcontract Pending Novation” means that certain Subcontract Pending Novation, dated as of the Closing Date, between Buyer and Seller, in substantially the form of Exhibit E hereto.

“Subsidiary” means, with respect to any Person, any entity of which (i) securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions or (ii) 50% or more of the equity interests are at the time directly or indirectly owned by such Person.

“Target Working Capital” means Sixteen Million Eight-Hundred Seventy Five Thousand Dollars ($16,875,000).

“Tax” means any federal, state, local or foreign income, gross receipts, sales, use, ad valorem, employment, severance, transfer, gains, profits, excise, franchise, property, capital stock, premium, minimum and alternative minimum or other taxes, fees, levies, duties, assessments or charges of any kind or nature whatsoever imposed by any Governmental

Authority (whether payable directly or by withholding), together with any interest, penalties (civil or criminal), additions to, or additional amounts imposed by, any Governmental Authority with respect thereto, and any expenses incurred in connection with the determination, settlement or litigation of any Liability therefore.

“Tax Accountant” means an accounting firm of international reputation mutually agreeable to Buyer and Seller

“Tax Return” means a report, return or other information required to be supplied to a Governmental Authority with respect to any Tax.

“Transaction” means the transactions contemplated hereby and by the Transaction Agreements.

“Transaction Agreements” means (i) the Insurance Cooperation Agreement, (ii) the IP Transfer Documents, (iii) the Real Property Lease Transfer Documents, (iv) the Restricted Covenant Agreement, (v) the Seller Confidentiality Agreement, (vi) the Subcontract Pending Novation, (vii) the Transition Services Agreement, and (viii) any other agreement, document, certificate or instrument executed and delivered by a party in connection with the transactions contemplated by this Agreement (including any certificates delivered by a party pursuant to Article II or Article VIII of this Agreement).

“Transition Services Agreement” means that Transition Services Agreement, dated as of the Closing Date, between Buyer and Seller, in substantially the form of Exhibit F hereto.

“Working Capital” means, as of the date and time of determination, an amount (which may be positive, negative or zero) equal to (i) the sum (without duplication) of the current assets of the Federal Business as of such date and time, but using only the categories of current assets specified in Annex II attached hereto to be included in the calculation referred to in this clause (i) and only to the extent constituting Purchased Assets or expressly specified in such Annex to be included in such calculation irrespective of whether constituting Purchased Assets, minus (ii) the sum (without duplication) of the current liabilities of the Federal Business, but using only the categories of current liabilities specified in Annex II attached hereto to be included in the calculation referred to in this clause (ii) and only to the extent constituting Assumed Liabilities or expressly specified in such Annex to be included in such calculation irrespective of whether constituting Assumed Liabilities, provided that, for purposes of each of clauses (i) and (ii) above, the items referred to in such clause shall be calculated on a basis consistent with the accounting methods, practices and procedures used to prepare the Closing Date Balance Sheet, subject to the further adjustments (if any) expressly specified in the example calculation of such items set forth in Annex II attached hereto.

2.             Certain Additional Definitions.  For all purposes of and under this Agreement, the following terms shall have the respective meanings ascribed thereto in the respective sections of this Agreement set forth opposite each such term below:

Term	Section

Active Government Contract	3.21(a)
Adjustment Amount	1.6(b)
Agreement	Preamble
Allocation Schedule	1.7
Alternative Arrangements	9.4(b)
Alternative Debt Commitment Letters	5.6(b)
Alternative Financing	5.6(b)
Alternative Financing Event	5.6(b)
Applicable Balance Sheet	3.6(a)
Applicable Courts	1.13
Applicable Financing Notice Event	5.6(b)
Assumed Liabilities	1.3
Balance Sheet Date	3.7
Base Purchase Price	1.5(b)
Books and Records	1.1(j)
Buyer	Preamble
Buyer Audited Financial Statements	4.11
Buyer Financial Statements	4.11
Buyer Indemnified Parties	9.2(a)
Buyer Parties	10.3(b)
Buyer-Related Financing Event	5.6(d)
Buyer Termination Fee	10.3(b)
Cap	9.2(c)(i)
Claim Notice	9.3(a)
Claims-Specific Threshold	9.2(c)(i)
Closing	2.1
Closing Date	2.1
Closing Date Balance Sheet	1.6(b)
Closing Date Statement	1.6(b)
Closing Working Capital	1.6(b)
CPARS	6.11
Continuing Employees	6.4(a)
Customer Information	3.10(j)
DDTC	8.2(f)
Deductible	9.2(c)(i)
Disclosure Schedules	Article III
Dispute Period	9.3(b)
Employee Pension Benefit Plan	3.12(a)
Employee Welfare Benefit Plan	3.12(a)
Excluded Assets	1.2
Excluded Contracts	1.2(b)
Excluded Liabilities	1.4
Export Control Laws	3.16(b)
Federal Business	Recitals

Federal Employee	3.11(d)
Financial Statements	3.6(a)
Indemnified Party	9.3(a)
Indemnifying Party	9.3(a)
Independent Accountant	1.6(c)
Initial Debt Commitment Letters	4.7(b)
Initial Debt Financing	4.7(b)
Initial Fee and Sponsor Letters	4.7(b)
Insurance Policies	3.18
IT Systems	Annex I
Material Concession	5.5(b)
Material Licenses	3.16(e)
Materials	6.6
NISPOM Operating Manual	3.21(f)
Novation Agreement	6.3(a)
Objection Notice	1.6(c)
Patents	Annex I
Physical Purchased Assets	1.8
Plans	3.12(a)
Post-Signing Financial Statements	5.7(b)
Privacy Policies	3.10(j)
Purchase Price	1.5(b)
Purchased Assets	1.1
Purchased Contracts	1.1(e)
Real Property	3.14(b)
Real Property Lease	3.14(b)
Replacement Debt Commitment Letters	5.6(d)
Schedule	Article III
Seller	Preamble
Seller Indemnified Parties	9.2(b)
Specified Contract	6.2(f)
Specified Laws	3.16(c)
Suit	3.10(c)
Surety Bonds	3.26
Tax Audit	7.3(a)
Tax Indemnified Person	7.3(a)
Tax Items	7.3(c)
Third Party Claim	9.3(a)
Transfer Taxes	7.4

ANNEX II

SAMPLE WORKING CAPITAL CALCULATION

[See Attached]